UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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KFORCE INC.
(Name of Registrant as Specified In Its Charter)
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2021	Proxy Statement

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
You are cordially invited to attend the 2022 Annual Meeting of Kforce Inc. Shareholders (the Annual Meeting) that will be held on Thursday, April 22, 2021 at 1001 East Palm Avenue, Tampa, Florida 33605, commencing at 8:00 a.m., eastern time.
We are holding this meeting to:
1.Elect three Class III directors to hold office for a three-year term expiring in 2024 and one Class II director to hold office for a two-year term expiring in 2023.
2.Ratify the appointment of Deloitte & Touche LLP as Kforce’s independent registered public accountants for 2022;
3.Conduct an advisory vote on executive compensation;
4.Approve the Kforce Inc. 2022 Stock Incentive Plan; and
5.Attend to other business properly presented at the meeting.
Kforce’s Board of Directors (the Board) has selected February 22, 2021 as the record date (the Record Date) for determining shareholders entitled to vote at the meeting.
The proxy statement, proxy card and Kforce’s 2020 Annual Report to Shareholders are being mailed on or about March 17, 2021. Regardless of whether or not you plan to attend the annual meeting, we encourage you to vote your shares by using the internet, phone, or by signing, dating and returning the enclosed proxy card.
If you need further assistance, please contact Kforce Investor Relations at (813) 552-5000. Thank you for your continuing support.

BY ORDER OF THE BOARD OF DIRECTORS

David M. Kelly
Corporate Secretary

Tampa, Florida
March 17, 2021

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 22, 2021.
This proxy statement and our 2020 Annual Report to Shareholders are available at
http://investor.kforce.com/investor-relations/financial-information/annual-reports-and-proxy.

1 Kforce 2021 Proxy Statement

LETTER TO OUR SHAREHOLDERS
At Kforce, our brand promise is to achieve great results through strategic partnerships and knowledge sharing with our clients, candidates and consultants. Our mission is to unite professionals to help them succeed in achieving their goals through lasting personal relationships. Given the devastating effects of COVID-19, the year 2020 will be remembered as one of the greatest health and economic crises in modern times. We began the year with great optimism for continued prosperity as a result of our strategic positioning as a domestic provider of technical and professional staffing services and solutions to world class companies. Against this incredibly challenging backdrop, we delivered extraordinary financial results and advanced many of our strategic objectives while adapting to the dramatic changes in our lives. Our largest business, Technology, only declined nearly 1% in 2020, per billing day, versus 2019 levels. Staffing Industry Analysts (SIA) expected the domestic technology staffing market to decline 9% in 2020, which suggests to us that we were successful again in 2020 in capturing additional market share. Our 2020 performance and expected future growth prospects, when coupled with our continued improvements in profitability levels, led to a total shareholder return of nearly 80% over the last three years, which was the best in our peer group. We believe that the dedication to our brand promise and mission and our strategic position will lead to above-market, long-term growth. We are committed to engaging with our clients, consultants and the community while driving long-term, sustainable performance, providing transparent corporate governance and regularly communicating with our shareholders.
BOARD REFRESHMENT
We believe our directors contribute a depth and variety of experiences and backgrounds that provide significant value to the Board, management and our shareholders. Over the past several years, we have been committed to engaging in board refreshment activities to promote a balance of tenure, diversity, experience and independence across the Board. As a result of our refreshment and diversity efforts, our Board has a significantly lower average tenure, a larger percentage of independent directors and greater diversity. We are committed to search for Board members with expertise we believe will align with and support the Firm’s strategic vision, operations and culture.
DIVERSITY, EQUITY & INCLUSION
Our mission is to establish and promote an authentic culture of diversity, equity and inclusion (DE&I) within Kforce. This past year, we intensified our DE&I efforts by appointing leadership responsible for overseeing the development of our strategies and objectives. We have also engaged independent third-party experts to assist Kforce in conducting a comprehensive review of our DE&I program including, but not limited to, building an increasingly robust pipeline of diverse candidates in our talent acquisition efforts (for both our associates and consultants), supplier diversity practices, training and mentorship programs as well as the focus of our stewardship activities. This review is intended as a means to strengthen and refine existing significant activities in these areas.
SOCIAL RESPONSIBILITY
Our Corporate Social Responsibility efforts reflect our desire to “Empower people through Knowledge Sharing®” with a focus on charitable organizations that provide education, human services and community development, our three CSR pillars. Despite our associates working remotely in 2020, they remained dedicated to improving their communities throughout the year. This commitment was seen in successful efforts to raise awareness and much needed funds for organizations such as American Heart Association, Best Buddies and Feeding America. Contactless school supply and food drives for those in need were also held throughout the pandemic, showcasing the Firm’s continued focus on our Core Value of Stewardship. We continued hosting our annual Kforce Kids' STEM Fairs virtually which advances our commitment to educating the next generation of innovators, creators and experts and focused events to celebrate our dynamic workforce and diverse culture.
SHAREHOLDER ENGAGEMENT
Our commitment to shareholder engagement is grounded in open, effective and transparent communication. The feedback and perspective we received from our shareholders has and will continue to inform our corporate governance and our executive compensation practices and strategies. We encourage you to learn more about our governance and compensation practices by reading this Proxy Statement and visiting the Investor Relations page on our website at www.kforce.com. We appreciate all of those who participated in our shareholder outreach efforts in 2020 and remain open to and invite your feedback in 2021.
We thank you for your ownership and support of Kforce and for allowing us the privilege of serving you.

David L. Dunkel Chairman and Chief Executive Officer	Ralph E. Struzziero Lead Independent Director

2 Kforce 2021 Proxy Statement

3 Kforce 2021 Proxy Statement

CORPORATE GOVERNANCE
OUR BOARD OF DIRECTORS
The Board currently consists of five continuing directors, and four nominees. The directors are divided into three classes serving staggered three-year terms. The following table sets forth the names, ages as of the Record Date (i.e. February 22, 2021), and certain other information for each of our directors (including those who are nominees for election at the Annual Meeting.

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term for Which Nominated	Independent	Audit Comm	Comp. Comm	Nomin. Comm	Corp. Gov. Comm
Directors with Terms Expiring at the Annual Meeting and/or Nominees
David L. Dunkel	III	67	Chairman, CEO Director	1994	2021	2024
Mark F. Furlong	III	63	Director	2001	2021	2024	✓
Catherine H. Cloudman	III	51	Director	2020	2021	2024	✓
Derrick D. Brooks	II	47	Director	2021	2021	2023	✓
Continuing Directors
Ann E. Dunwoody	II	68	Director	2016	2023	N/A	✓
Randall A. Mehl	I	53	Director	2017	2022	N/A	✓
Elaine D. Rosen	I	68	Director	2003	2022	N/A	✓
N. John Simmons	II	65	Director	2014	2023	N/A	✓
Ralph E. Struzziero	I	76	Director	2000	2022	N/A	☑

Legend:	☑	Lead Independent Director	Chair	Member	Financial Expert
The Class III nominees identified above have been nominated to serve as directors for a three-year term expiring at the 2024 annual meeting of shareholders. The Class II nominee identified above has been nominated to serve as a director for a two-year term expiring at the 2023 annual meeting of shareholders. All of the nominees are currently directors of Kforce and, with the exception of Mr. Brooks and Ms. Cloudman, were previously elected by our shareholders.

4 Kforce 2021 Proxy Statement

BIOGRAPHICAL INFORMATION FOR OUR DIRECTOR NOMINEES
The biographies for each of our director nominees are set forth below, along with a description of the experiences, qualifications, attributes or skills that caused the Nomination Committee and the Board to determine that they should serve as a director of Kforce.
NOMINEES FOR ELECTION, CLASS III DIRECTORS - TERMS EXPIRE IN 2024

David L. Dunkel
		Mr. Dunkel has served as Kforce’s Chairman, Chief Executive Officer and a director since the Firm’s incorporation in 1994 and possesses a deep and unique understanding of the Firm’s business and operations. The Board believes that this experience, coupled with his extensive knowledge of the staffing industry, provides strong, consistent leadership and allows him to serve as a highly effective bridge between the Board and management. In addition, in his capacity as CEO, Mr. Dunkel frequently meets with shareholders, clients and other Firm stakeholders to communicate our business and strategy and to understand their various perspectives and insights, which he is then able to relay to the full Board for consideration and assessment.
Director since 1994		Other Current Public Company Board(s): None
Age	67

Mark F. Furlong

Mr. Furlong has served as a director of Heska Corporation, a provider of advanced veterinary diagnostic and specialty products, since March 2019 and of Boston Private Financial Holdings, Inc., a provider of wealth management, trust and private banking services, since September 2016; he has also served as a director of Antares Capital, a provider of financing solutions for middle market, private equity-backed transactions, since December 2015. He served as the President and Chief Executive Officer of BMO Harris Bank, N.A. from July 2011 to June 2015. Mr. Furlong served as a director of BMO Harris Bank, N.A. and BMO Financial Corporation from July 2011 to June 2015. Prior to its acquisition by BMO Harris Bank, N.A. in 2011, he served as Chairman of Marshall & Ilsley Corporation from October 2010, Chief Executive Officer from April 2007 and as President from July 2004. He also served as Chief Financial Officer of Marshall & Ilsley Corporation from April 2001 to October 2004. Mr. Furlong’s prior experience also includes service as an audit partner with Deloitte & Touche LLP.
Mr. Furlong is an Audit Committee financial expert. Kforce believes his considerable expertise, including his experience as President and Chief Executive Officer of BMO Harris Bank, N.A., the former Chairman, President and Chief Executive Officer of Marshall & Ilsley Corporation and a former audit partner with Deloitte & Touche LLP, brings unique insight to the Board concerning capital allocation strategies and banking issues, in addition to his overall management and financial expertise.

Director since 2001		Other Current Public Company Board(s): Boston Private Financial Holdings, Inc. (Nasdaq: BPFH); Heska Corporation (Nasdaq: HSKA)	Kforce Board Committee(s): Audit (Chair); Compensation; and Corporate Governance
Age	63

5 Kforce 2021 Proxy Statement

Catherine H. Cloudman

Ms. Cloudman is a board member and chairs the Personnel and Compensation Committees of both Hussey Seating Company, a manufacturer of telescopic and stadium seating, and Systems Engineering, an ESOP owned IT managed services provider, since 2015. Additionally, she has been a board member since 2019 of Gorham Savings Bank, a 150-year-old community bank, where she chairs the Director’s Loan Committee and is a member of the Audit, Risk, and Technology committees. Ms. Cloudman also serves on the board of Waynflete School, an independent K-12 day school, where she is the Treasurer and incoming Board Chair. Ms. Cloudman was also a board member of private equity backed Village Fertility Pharmacy until 2020. Prior to becoming a board member, she was a founder and CFO at Apothecary by Design and its successor company Village Fertility Pharmacy, both of which are national specialty pharmacies.
In addition to being a CPA and management consultant, Ms. Cloudman brings significant financial and strategic management expertise, in-depth knowledge of various ownership structures and her entrepreneurial background to her board work.

Director since 2020		Other Current Public Company Board(s): None	Kforce Board Committee(s): Corporate Governance
Age	51

NOMINEE FOR ELECTION, CLASS II DIRECTOR - TERM EXPIRES IN 2023
Derrick D. Brooks

Mr. Brooks, is the Executive Vice President of Corporate and Community Development of Vinik Sports Group since 2019. Additionally he has previously served as the President of Tampa Bay Sports & Football Entertainment LLC, the owner of the Tampa Bay Storm Arena Football Team from 2011 to 2019. Mr. Brooks served as the Managing Member of Brooks 55 Labor Enterprises, L.L.C., a full-service temporary and direct hire staffing company that provided staffing, administrative solutions and on-time labor needs, from 2006 to 2012. He also served as an NFL analyst for ESPN from 2009 to 2011. From 1995 to 2009, Mr. Brooks played for the Tampa Bay Buccaneers, was a Super Bowl Champion and a nine time All-Pro. In 2014, Mr. Brooks was inducted into the Pro Football Hall of Fame and the Capitol One Academic All-America Hall of Fame, and was named the 2000 Walter Payton NFL Man of the Year Award Winner. Mr. Brooks also currently serves as an on field appeals officer for the National Football League.

Mr. Brooks has a long history of community leadership. Among his other activities and services, Mr. Brooks is the President and Founder of the Derrick Brooks Charities, Inc. since 2003. He currently serves on the boards of the Brooks-Debartolo Charities Inc. since 2006 and the Florida State Fair Authority since 2017. He served as a member of the board of trustees of Florida State University from 2003 to 2011. He has also served on the boards of the Florida Department of Education Foundation from 2004 to 2010, St. Leo's University from 2007 to 2010, the Florida Governor's Council on Physical Fitness from 2007 to 2010.

Mr. Brooks has significant experience as a business executive, a long history of community leadership, and experience in the staffing industry. Mr. Brooks will also provide a unique perspective to our business as the former owner of a minority-owned business enterprise in the staffing field, as partnerships between the Firm and such enterprises become increasingly significant. Mr. Brooks’ charitable activities focused on assisting underprivileged members of society will also provide important perspective in the Firm’s efforts to maintain a strong foundation of diversity.

Director since 2021		Other Current Public Company Board(s): None	Kforce Board Committee(s): Corporate Governance
Age	47

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PROPOSAL 1. ELECTION OF DIRECTORS
NOMINEES
The Nomination Committee has recommended, and our Board has approved, each of David L. Dunkel, Mark F. Furlong and Catherine H. Cloudman as nominees for election as Class III directors and Derrick D. Brooks as a nominee for election as a Class II director at the Annual Meeting. If elected, the Class III directors will serve until our 2024 annual meeting of shareholders and the Class II director will serve until our 2023 annual meeting of shareholders, and until their successors are duly elected and qualified. Each of the nominees is currently a director of the Firm and, with the exception of Derrick D. Brooks and Catherine H. Cloudman, were previously elected by our shareholders. For information concerning the nominees, please see the section titled “Biographical Information for our Director Nominees.” Each of the nominees is willing and able to stand for election at the Annual Meeting, and we do not know of any reason why any of the nominees would be unable to serve as a director. If any nominee becomes unable or unwilling to stand for election, the Board may reduce its size or designate a substitute. If a substitute is designated, proxies voting for the original nominee will be cast for the substituted nominee.
VOTE REQUIRED
We use a majority voting standard for uncontested elections. The election of directors at this year’s Annual Meeting is an uncontested election and thus the majority voting standard applies. To be elected, the votes for a director must exceed 50% of the votes actually cast with respect to the director’s election. Votes actually cast include votes where the authority to cast a vote for the director’s election is explicitly withheld and excludes abstentions and broker non-votes.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 1.

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BIOGRAPHICAL INFORMATION FOR OUR OTHER DIRECTORS
CLASS II DIRECTORS - TERMS EXPIRE IN 2023

Ann E. Dunwoody

General (Ret.) Dunwoody was the first woman in U.S. military history to achieve the rank of four-star general. From 2008 until her retirement in 2012, she led and ran the largest global logistics command in the Army comprising 69,000 military and civilian individuals, located in all 50 states and over 140 countries with a budget of $60 billion dollars. General (Ret.) Dunwoody served on the Board of Directors of Republic Services Inc., and L-3 Communications. She currently serves on the Board for Logistics Management Institute, Fidelity Fixed Income Asset Allocation (FIAA) Board of Trustees, and Automattic. She also serves on the Board of Trustees for the Florida Institute of Technology and she is the president of First 2 Four LLC, a leadership mentoring and strategic advisory services company. She authored “A Higher Standard: Leadership Strategies from the First Female Four Star General”, is a recipient of The Ellis Island Medal of Honor and was West Point’s US Military Academy 2019 recipient of the Thayer Award.
General (Ret.) Dunwoody brings to the Board extensive military and management experience, including managing a significant portion of the United States Army’s budget as Commanding General, U.S. Army Materiel Command. General (Ret.) Dunwoody is also certified as an NACD Governance Fellow. She has also served as a member of the Board of Directors on other publicly traded companies and is engaged in numerous charitable and civic activities, which the Board believes allows her to provide valuable and varied perspective.

Director since 2016		Other Current Public Company Board(s): None	Kforce Board Committee(s): Nomination (Chair); and Corporate Governance
Age	68

N. John Simmons

Mr. Simmons serves as the Chief Executive Officer of Growth Advisors, LLC, a provider of C-level advisory services to high-growth companies. He previously served as the Chief Operating Officer and Chief Financial Officer of DeMert Brands, Inc., a designer, manufacturer and distributor of haircare products. He has served on various boards of directors, including Bonds.com Group, Inc. from 2013 to 2014, Loyola University New Orleans Board of Trustees from 2009 to 2015, during which he was Chairman of the Audit Committee and an Executive Committee member; Lifestyle Family Fitness, Inc. from 2001 to 2012; Technology Research Corporation as Chairman of the Compensation Committee from 2010 to 2011 and as Lead Director and Chairman of the Governance and Nominating Committee from 2009 to 2010; Medquist, Inc. as Chairman of the Audit Committee from 2005 to 2007; and SRI Surgical Express, Inc. as Lead Director, then Chairman of the Board from 2001 to 2008. He served as the CEO and President of Lifestyle Family Fitness, Inc. from 2008 to 2012. Mr. Simmons’ prior experience also includes service as President of New Homes Realty, a Florida-based residential real estate company for two years, President of Quantum Capital Partners, a venture capital firm for 14 years, Vice President and Controller for Eckerd Corporation for three years, Chief Financial Officer of Checkers Drive-In Restaurants for two years and as an audit partner with KPMG Peat Marwick. Mr. Simmons is an Audit Committee financial expert; he has extensive financial, accounting, management and director experience in several different industries. As a result, the Board believes that he brings valuable insight due to his extensive and varied experiences as a chief executive officer, chief financial officer, audit partner and director.

Director since 2014		Other Current Public Company Board(s): None	Kforce Board Committee(s): Audit; and Corporate Governance
Age	65

8 Kforce 2021 Proxy Statement

CLASS I DIRECTORS - TERMS EXPIRE IN 2022

Randall A. Mehl

Mr. Mehl is President and Chief Investment Officer of Stewardship Capital Advisors, LLC, which manages an equity fund focused on making investments in business and technology services. He also currently serves on the Board of Directors of two public companies, Insperity, Inc. and ICF International, Inc., as well as Stowell Associates Inc., a privately held home care agency. He previously served as a Managing Director and a partner with Baird Capital, a middle market private equity group, leading a team focused on the business and technology services sector from 2005 to 2016. From 1996 to 2005, Mr. Mehl was a senior equity research analyst with Robert W. Baird & Company, covering various areas within the broader business and technology services sector, including staffing.
Mr. Mehl is an Audit Committee financial expert. Mr. Mehl has also previously served on various boards of directors, including Workforce Insight LLC, Myelin Communications, Vitalyst LLC, MedData, LLC, now a subsidiary of MEDNAX, American Auto Auction, LLC, Accume Partners, Inc, and Harris Research Inc. Mr. Mehl has previously served on the investment committee for several funds, and has expertise analyzing, acquiring and selling businesses.

Director since 2017		Other Current Public Company Board(s): ICF International, Inc. (Nasdaq: ICFI); Insperity, Inc. (NYSE: NSP)	Kforce Board Committee(s): Audit; Nomination; and Corporate Governance
Age	53

Elaine D. Rosen

Ms. Rosen has served as a director of Assurant, Inc., a provider of specialized insurance and insurance-related products and services since March 2009 and became the non-executive Chair of the Board in November 2010. Ms. Rosen has also served as the Chair of the Board of The Kresge Foundation since January 2007. Ms. Rosen serves as trustee or director of several non-profit organizations, is a past Chair of the Board of Preble Street, a homeless collaborative in Portland, Maine, and has served as a trustee of the Foundation for Maine’s Community Colleges since 2008. Ms. Rosen was a director of the Elmina B. Sewall Foundation from 2008 to 2012 and Downeast Energy Corp., a privately-held company that provides heating products and building supplies, from 2003 until its sale in April 2012. From 1975 to March 2001, Ms. Rosen held a number of positions with Unum Life Insurance Company of America, including President.
Ms. Rosen has extensive experience as a senior executive in the insurance industry and as a director of several companies, as well as substantial experience with charitable organizations, particularly as the Chair of one of the largest private foundations in the country. With her background and experience as Chair of the Compensation Committee of Kforce; on the Board of Assurant, Inc., where she currently serves as the non-executive Chair and serves on the compensation committee, she has considerable expertise in, among other things, executive compensation, which is a subject matter that is undergoing dynamic change.

Director since 2003		Other Current Public Company Board(s): Assurant, Inc. (NYSE: AIZ)	Kforce Board Committee(s): Compensation (Chair); Nomination; and Corporate Governance
Age	68

Ralph E. Struzziero

Since 1995, Mr. Struzziero has operated an independent business consulting practice, providing interim executive-level advisory and professional services to a variety of organizations. In addition, he served as an adjunct professor at the University of Southern Maine from 1997 to 2006. Mr. Struzziero previously served as Chairman (1990-1994) and President (1980-1994) of Romac & Associates, Inc., one of Kforce’s predecessors. Mr. Struzziero is also currently a director of Automobile Club of Southern California, a travel club and property and casualty insurer in California, AAA of Northern New England, a travel club serving Maine, New Hampshire and Vermont, and Auto Club Enterprise, a holding company of these two companies. Mr. Struzziero previously served on the Board of Directors of Prism Medical Ltd., a publicly traded corporation on the TSX Venture Exchange in Canada and manufacturer and distributor of moving and handling equipment for the mobility challenged, from July 2011 until its sale in August 2016, and Downeast Energy Corp., a privately-held company that provides heating products and building supplies, from January 2001until its sale in April 2012.
Mr. Struzziero has extensive experience in the staffing industry. The Board believes this gives Mr. Struzziero, in his capacity as Lead Independent Director, a unique insight among the non-employee directors relating to Kforce’s business and operations.

Director since 2000		Other Current Public Company Board(s): None	Kforce Board Committee(s): Compensation; and Corporate Governance (Chair)
Age	76

9 Kforce 2021 Proxy Statement

ROLE OF THE BOARD
The Board’s primary functions are to:
•oversee management performance on behalf of our shareholders;
•advocate on behalf of the long-term interests of our shareholders;
•discuss and consider the Firm’s strategic planning and executive succession activities;
•review and approve the Firm’s long-term strategic plan developed by management;
•be actively involved in the oversight of risk that could affect Kforce;
•promote sound corporate governance policies and practices; and
•carry out other duties and responsibilities as may be required by state and federal laws, as well as the Nasdaq rules.
Sound corporate governance is fundamental to the overall success of Kforce. Our key governance documents, including our Corporate Governance Guidelines, are available at http://investor.kforce.com/investor-relations/corporate-governance.
At each regular Board meeting, various operational, strategic, financial and legal compliance areas, business and sector trends, progress against established objectives and risks are reviewed by the Board, in conjunction with management, through management reports and dialogue with executive leadership.
At each Board meeting, our Board receives:
•an executive summary that includes, among other items, a risk factors section;
•Kforce’s financial and operational performance, including progress against its objectives;
•an update on our continued innovation (both technological and process) efforts;
•management’s assessment of the current state of the capital markets and macro-economic environment;
•management’s analysis on the current state of the staffing industry and corporate development activities;
•insights on human capital trends and productivity metrics;
•a claims, litigation and ethics hotline summary;
•a report on the Firm’s Enterprise Risk Management (ERM) program;
•updates on relevant matters arising from each of the committees of the Board; and
•reports on other matters that may arise from time to time, that require reporting to the Board.
On a monthly basis, our Board receives:
•a description of certain significant events and risk factors, if any, that have occurred in each period;
•a financial update from management, including operating trends against expectations; and
•any other necessary items requiring the attention of the Board.
During 2020, given the potential impact and significant uncertainty in the macro-economic environment stemming from the COVID-19 pandemic, management provided the Board certain financial and operating trends on a weekly basis for a period of time.
On an annual basis, our Board receives an update from management on our progress towards achieving our strategic initiatives and any changes to our longer-term strategic objectives.
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COMPOSITION AND DIVERSITY
The following charts depict certain composition metrics for our Board.

Our Board exhibits a wide range of backgrounds, skills, attributes and experiences. Our directors have served in leadership and management positions across fields such as banking, executive compensation, investment management, strategic advisory, insurance, government, military, professional sports and staffing. These fields enable valuable oversight of our business and promote a broad understanding of the markets, products and industries of our client base. Four of our continuing directors qualify as audit committee financial experts, bringing important points of view and skills to the Board. The Nomination Committee periodically reviews the composition of the Board and its committees to ensure a well-functioning mix of diverse backgrounds and expertise.
The Nomination Committee strives to identify directors who will: (1) bring to the Board diversity in thought and insights by leveraging their different skills and backgrounds; (2) bring substantial senior management experience, financial expertise and other skills that would enhance the Board’s effectiveness; and (3) represent the balanced, best interests of our shareholders and stakeholders, as a whole. In selecting individual nominees, the Nomination Committee assesses each nominee’s independence, character and integrity, potential conflicts of interest, experience, diversity and the willingness to devote sufficient time to carrying out the responsibilities of a director. While the Board has not adopted a formal policy on diversity, the Nomination Committee is committed to achieving diversity, including but not limited to diversity of thought, gender, race or ethnic background, during the director nomination process with the goal of creating a Board that best serves the Company and the interests of its shareholders.
The Nomination Committee has established a detailed director recruitment process by which the Firm’s independent directors and key management play a role in the identification, review, screening and interviewing of director candidates and, as necessary, would consider engaging an independent qualified director search firm. The Nomination Committee’s process for identifying and selecting director candidates is designed to ensure each candidate is evaluated for qualifications, independence, potential conflicts and other issues of importance to the Firm and composition of the Board. When identifying candidates, the Nomination Committee takes into account overall board composition. The priorities for recruiting new directors are based on the overall Board’s composition, Firm’s strategic needs, diversity and desired skills at the time of recruitment.
The Nomination Committee also understands the importance of Board refreshment for the generation of new ideas and strategies and is committed to the process in a manner that promotes a balance of perspective, experience and continuity. We have been committed to engaging in Board refreshment activities to promote a balance of tenure, experience and independence across our Board. Consistent with that commitment, we have advanced the refreshment and diversity of our Board through the addition of two female and one African American male Board member over the last four years. As a result of these efforts, the Board has a significantly lower average tenure, a larger percentage of independent directors and greater diversity. The Board and the Nomination Committee recognizes the importance of continuing its refreshment efforts. The Nomination Committee continues to target nominees with expertise who it believes will align with and support the Firm’s strategic vision, operations and culture.
LEADERSHIP STRUCTURE
Our current leadership structure includes Mr. Dunkel’s service as both Chairman and Chief Executive Officer of the Firm. This role is coupled with, and balanced by, a lead independent director as well as independent Audit, Compensation, Nomination, and Corporate Governance committees. All continuing directors are independent, with the exception of Mr. Dunkel. The Board believes that this structure has served our shareholders well historically and continues to provide the most effective, efficient and appropriate framework for board oversight and governance.
Mr. Dunkel has served as Kforce’s Chairman, CEO and a director since the Firm’s incorporation in 1994 and as a result he possesses a deep and unique understanding of the Firm’s business and operations. The Board believes that this experience, coupled with his extensive knowledge of the staffing industry, provides strong, consistent leadership and allows him to serve as a highly effective bridge between the Board and management. In addition, in his capacity as CEO, Mr. Dunkel meets with shareholders, clients and other Firm stakeholders to communicate our business and strategy and understands their various perspectives and insights, which he is then able to relay to the full Board for consideration and assessment. Mr. Dunkel’s beneficial ownership of approximately 4.2% of Kforce’s outstanding common stock further aligns his interests with those of our shareholders and the Board continues to believe that his in-depth knowledge and experience places him in the best position to both guide and implement the Board’s direction.
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Our Corporate Governance Guidelines recognize the importance of a lead independent director in the absence of an independent Chairman and sets forth specific roles and responsibilities of the lead independent director, including: presiding at executive sessions of the independent directors; serving as a liaison between the independent directors and the Chairman and CEO; and having oversight of CEO hiring, succession and performance. In addition, the chairs and all members of the Board’s Audit, Compensation, Nomination, and Corporate Governance Committees are independent directors. As a result, the oversight of the critical issues within the purview of these committees is entrusted to the independent directors and serves to further uphold effective governance standards.
The Board remains open to, and regularly seeks, shareholder feedback with regard to governance topics such as its leadership structure and considers the feedback provided as part of its assessment process.
COMMITTEES AND MEETINGS
Our Board has established four standing committees consisting of an Audit Committee, Compensation Committee, Nomination Committee and Corporate Governance Committee. These committees facilitate a more in-depth assessment of certain important areas than can be addressed during a full Board meeting. The Board has determined that the chair and each of the committee members of its Audit, Compensation, Nomination, and Corporate Governance Committees are independent within the meaning of the Nasdaq and SEC Rules. The committee members and independent directors meet regularly in executive session without management. Each Committee has the authority to retain or obtain the advice of legal counsel, accountants, and other advisors. Written charters of each committee are available at http://investor.kforce.com/investor-relations/corporate-governance. Additional information regarding the composition and responsibilities of each committee is described below.

Audit Committee
Members:	Roles and Responsibilities of the Committee:
Mark F. Furlong (Chair)	The Audit Committee oversees the accounting and financial reporting processes of the Firm as well as the Firm’s ERM program. In discharging this oversight role, the Audit Committee is empowered to investigate any matter brought to its attention, with full access to all books, records, facilities and personnel of Kforce, and the power to retain outside counsel or other experts. This committee also has the responsibility for selecting, evaluating, compensating, and monitoring the independence and performance of the Firm’s independent auditors in conducting its audits and reviews, reviewing and approving related party transactions and overseeing the Firm’s internal audit function and ERM program, including cybersecurity maturity and risk assessments. At each quarterly meeting, or more frequently as needed, the members of the Audit Committee meet in executive session and meet regularly in separate executive sessions with the Firm’s Vice President of Internal Audit, General Counsel, and Deloitte & Touche LLP, our independent registered public accountants.
The Board has determined that Messrs. Furlong, Mehl and Simmons are considered an audit committee financial expert, as defined by SEC Rules.
Randall A. Mehl
N. John Simmons
Number of Meetings:
5

Compensation Committee
Members:	Roles and Responsibilities of the Committee:
Elaine D. Rosen (Chair)	The Compensation Committee is responsible for the development of the compensation principles that guide the design of the Firm’s executive officer compensation program, reviewing and approving the executive compensation plans, approving any new or amended employment agreements for the Firm’s executive officers, grants or awards to the Firm’s executive officers under its long-term incentive program and preparing an annual report on the Firm’s executive compensation policies and practices as required by SEC Rules. In the discharge of its duties, the Compensation Committee also has the authority to select and utilize a compensation consultant to assist in the evaluation of director and executive officer compensation.
Mark F. Furlong
Ralph E. Struzziero
Number of Meetings:
5

Nomination Committee
Members:	Roles and Responsibilities of the Committee:
Ann E. Dunwoody (Chair)	The Nomination Committee is responsible for providing assistance to the Board in the selection of director candidates for election. In addition to identifying and recommending candidates for election to the Board, this committee also makes recommendations to the Board regarding the size and composition of the Board, establishes procedures for the nomination process and recommends candidates for election to our Board. The Nomination Committee has the authority to retain a search firm to be used to identify director candidates and to approve the search firm’s fees and other retention terms.
The Nomination Committee has not established minimum qualifications for director nominees because it is the view of this committee that the establishment of rigid minimum qualifications might preclude the consideration of otherwise desirable candidates for election to the Board. The Nomination Committee will consider director candidates recommended by shareholders. Refer to the section titled “Shareholder Communications, Proposals and Other Matters” below.
Randall A. Mehl
Elaine D. Rosen
Number of Meetings:
4

12 Kforce 2021 Proxy Statement

Corporate Governance Committee
Members:	Roles and Responsibilities of the Committee:
Ralph E. Struzziero (Chair)	The functions of the Corporate Governance Committee are to: encourage and enhance communication among independent directors; provide a forum for independent directors to meet separately from management; provide leadership and oversight related to ethical standards; and provide a channel for communication with the CEO. The Corporate Governance Committee also coordinates a formal, written annual evaluation of the performance of the Board, each of its committees and the CEO.
Each member of the Board who is independent, within the meaning of these rules, serves on the Corporate Governance Committee. This committee is designed to fulfill the requirements of Nasdaq Rule 5605(b)(2) (i.e., through the meetings of this committee, our independent directors (as determined under the Nasdaq Rules) meet at least once annually in executive session without any of our management present). The Firm’s Lead Independent Director serves as the Chair of the Corporate Governance Committee.

Derrick D. Brooks
Catherine H. Cloudman
Ann E. Dunwoody
Mark F. Furlong
Randall A. Mehl
Elaine D. Rosen
N. John Simmons
Number of Meetings:
4

During 2020, the Board held seven meetings and the four committees of the Board held a total of 18 meetings. Each director attended 100% of the Board meetings and 100% of the committee meetings on which he or she served. Our Corporate Governance Guidelines invite, but do not require, our directors to attend our annual meeting of shareholders.
RISK OVERSIGHT
The Board, as a whole and at the committee level, has an active role in overseeing the management of the Firm’s risks. The Board’s primary mechanism for assessing overall risk to the Firm as well as management’s actions to address and mitigate those risks is a comprehensive, integrated ERM program. The Firm’s ERM program divides risk into four categories: financial risk, operational risk, client risk and legal/human resources risk. The ERM risk assessment process is led by Kforce’s Vice President of Internal Audit, who delivers quarterly risk assessment reports to the Audit Committee. The Audit Committee reviews these reports with members of management and dedicates a portion of its meetings to reviewing and discussing specific areas of risk, focusing on higher risk, greater impact topics in detail. In particular, the Audit Committee engages in conversations and periodic reviews of the Firm’s cybersecurity maturity, roadmap and overall cybersecurity risk and steps management is taking to address or mitigate those risks. These reviews include discussions with third party experts that have been engaged by management to perform periodic assessments of the maturity of the Firm’s cybersecurity program, penetration tests and other tests and assessments. The Audit Committee also receives updates on the Firm’s data privacy practices and initiatives to ensure compliance with any rules and regulations. In addition, in 2020, management provided the Audit Committee with an overview of Kforce’s various lines of insurance that it maintains, including our cybersecurity insurance policy. The Audit Committee provides the Board with periodic reports on the Firm’s risks and ERM program findings, including cybersecurity risk and data privacy practices.
In addition, the Firm’s internal audit function, which reports directly to the Audit Committee, sets forth a comprehensive internal audit plan that is approved by the Audit Committee on an annual basis. This plan is formulated based on internal audit’s assessment of risks within Kforce, which is primarily based on financial asset protection and reporting, data security, and other ERM program findings. The Board also receives monthly updates from management on any changes in significant risk factors.

13 Kforce 2021 Proxy Statement

The individual committees also consider risk within their areas of responsibility as summarized below. The committee chairs provide reports of their activities to the Board at each regular Board meeting including apprising the Board of any significant risks within their areas of responsibility and management’s response to those risks.

Audit		Compensation		Nomination		Corporate Governance
●	Oversight of the Firm’s risk assessment activities, ERM program and annual internal audit plan	●	Oversees executive compensation plan design in light of evolving trends and best practices	●	Oversees Board refreshment activities including director succession risk	●	Leadership and oversight of ethical standards
●	Monitors and receives reports on the Firm’s cybersecurity risks and incidents and ensures data privacy practices are appropriately followed and in compliance with rules and regulations.	●	Responsible for preparation and required disclosures regarding executive compensation practices	●	Establishes procedures for the Board’s nomination process	●	Provides a forum for the Board’s independent directors to meet separately from management
●	Monitors risk relating to the Firm’s financial statements, systems, reporting process and compliance	●	Responsible for review of the executive compensation and benefits policies and practices of the Firm, including determining whether such policies and practices are reasonably likely to have a material adverse effect on the Firm	●	Recommends candidates for election to the Board	●	Reviews and recommends to the Board any changes to the corporate governance guidelines
●	Reviews and approves related party transactions and relationships involving directors and executive officers					●	Oversees the evaluation of the Board’s performance and sufficiency of its activities

ENVIRONMENTAL, SOCIAL AND GOVERNANCE OVERSIGHT AND ACTIVITIES (ESG)

As the Company seeks to meet the evolving needs of our clients, our people, our stakeholders and our community, our Board views ESG issues as increasingly essential to the Board’s responsibilities.
Environmental
Kforce understands the importance of environmental sustainability and seeks to mitigate the impact it has on the environment. During 2020, we decreased our overall real estate footprint from 60 offices to 38 by consolidating certain offices that were in close proximity and eliminating offices where associates could work virtually. Going forward, we expect to continue to reduce the square footage of our offices by introducing a more flexible work environment. These real estate strategies have and will continue to reduce Kforce’s carbon impact through less daily commuting by our associates.
Our corporate headquarters is Energy Star certified which means our office performs in the top 25% of buildings nationwide. We’ve consistently made changes to our sourcing practices and operations initiatives to responsibly manage the impact our Firm has on the environment and an overall reduction of consumption for all aspects associated with standard operations within our office footprint.

Social

Culture and Purpose
At the heart of Kforce, as an organization, is a deep understanding and unwavering commitment to our core values, which are mutual respect for one another, integrity, trust in each other, providing exceptional service, commitment to individual and firm success, a culture of fun and stewardship and community. Together, our purpose and values drive our culture, which is built on our commitment to diversity and inclusion, leadership and development, employee engagement, well-being and community impact. These values and our actions in various areas have led to a world-class Net Promoter Score as measured by our clients and consultants, and the highest Glassdoor rating in our industry both overall and specific to our Diversity & Inclusion efforts.
Diversity and Inclusion
Kforce’s diversity, equity and inclusion (DE&I) program is overseen by Andrew Thomas, Chief Marketing Officer, and led by Donald Harvey, Senior Vice President of Diversity and Inclusion, with the mission of promoting an authentic culture of diversity, equity and inclusion at Kforce. Success in achieving our mission starts at the highest level at the Firm with our Board of Directors. Four years ago, we began, in earnest, a mission to refresh our Board with individuals of varied backgrounds and skill sets to lead our Firm into the future. As a result, our Board is now more diverse in age, background, gender and race.
14 Kforce 2021 Proxy Statement

With the assistance of independent third party specialists, Kforce is conducting a comprehensive review of our DE&I program including, but not limited to, building an increasingly robust pipeline of diverse candidates in our talent acquisition efforts (for both associates and consultants), supplier diversity practices, training and mentorship programs as well as the focus of our stewardship activities to meet the mission and objectives of our DE&I program.
Leadership and Development
Our people are instrumental to helping us meet our client’s needs and supporting our people is a foundational value for Kforce. The success we have achieved would not be possible without the leadership, motivation, knowledge and skills that our people bring to work every day. We believe it is essential to provide tools that allow our people to grow in their current roles and build new skills. During 2020, we continued to look for opportunities to train and develop talent within the Firm and provided programs such as Leadership Development, Leadership Accelerator and Career Progression. This approach has yielded a deep understanding among our employee base, of our business, our products, and our customers.
Employee Engagement
During 2020, as we continued to navigate COVID-19 and the work from home environment, the Firm conducted multiple surveys to improve our outreach efforts and to detect and try to address any challenges or needs that our people were experiencing. In addition, we administered a DE&I survey to help understand employee sentiment around belonging, discrimination and our workplace culture. This feedback helped to shape and prioritize our efforts to care for our people through the pandemic and is important as we continue to develop our DE&I strategy. Kforce has earned OpenCompany distinction from Glassdoor based on transparency in the areas of company information, photos, reviews, responses and promotions.
Health and Safety
Central to our overall operating philosophy is our belief that our employees are key to achieving our business objectives; therefore, their safety is our highest priority. In response to the COVID-19 pandemic, we implemented significant changes that we determined were in the best interest of our people and communities. In March 2020, we transitioned virtually 100% of our workforce to working remotely in a 24 hour period of time and we implemented additional safety measures such as any travel requiring President approval, requiring mask-wearing, practicing social-distancing, limiting outside visitation, and heightening facility sanitation, entry temperature checking equipment and cubical plexiglass guards for employees continuing on-site work. We continue to enhance our health and wellness offerings to include a digital self-care platform to help our associates with any mental health concerns, the rollout of the ‘Virtual Playbook’ to highlight programs, tools and resources for employee support as they continue to work remotely along with a five hundred dollar stipend to assist employees in setting up their home office.
Stewardship and Community
We are passionate about making a difference in our communities and use our time, talent, and resources to give back. This commitment was seen in successful efforts to raise awareness and much needed funds for organizations at an enterprise sponsorship level such as American Heart Association, Best Buddies, Junior Achievement and Feeding America. In addition to our enterprise sponsored organizations each of our local offices supports and sponsors organizations in their local market. Contactless school supply and food drives for those in need were also held throughout the pandemic, showcasing the Firm’s continued focus on our Core Value of Stewardship. We continued hosting our annual Kforce Kids' STEM Fairs virtually which advances our commitment to educating the next generation of innovators, creators and experts and focused events to celebrate our dynamic workforce and diverse culture.

Governance
The Board has adopted a Commitment to Integrity, which is applicable to all directors, officers and employees of Kforce, including the Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. It is intended to help Firm personnel recognize and deal with ethical issues, deter wrongdoing and provide mechanisms to report potential dishonest or unethical conduct. We require all of our officers and employees to read and acknowledge the Commitment to Integrity. We also provide compliance training for the Commitment to Integrity and require certification of compliance on an annual basis. Our directors, officers and employees are also encouraged to report suspected violations of the Commitment to Integrity through various means, including a toll-free hotline administered by a third party, and they may do so anonymously.
The Firm also has a set of Corporate Governance Guidelines that sets forth the Firm’s corporate governance policies and practices and serves to guide the operation and direction of the Board. These guidelines, together with the charters for the standing committees of the Board and the Commitment to Integrity, are available at http://investor.kforce.com/investor-relations/corporate-governance.

15 Kforce 2021 Proxy Statement

RELATED PARTY TRANSACTIONS, COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The Audit Committee is responsible for reviewing and approving all related party transactions that Kforce is required to disclose in accordance with Item 404 of Regulation S-K. While the Board has not adopted a written policy, the Board believes that the Audit Committee’s practices and processes around the review, approval and ratification of transactions with related persons provides adequate evaluations of all potential related party transactions, including considerations on whether the transaction is on terms that are in the best interests of Kforce and our shareholders. The following related party transaction has been reviewed and approved by the Audit Committee.
During 2020, Kevin Oskison, the brother of our Chief Operations Officer, Kye Mitchell, was employed by Kforce as a Tech Strategic Delivery Director and received compensation of approximately $140,000 for employment services provided in 2020. Mr. Oskison has served in this role since January 2016 and has been employed with the Firm since 2009. Ms. Mitchell does not directly supervise or evaluate Mr. Oskison’s performance, nor does she have any input into his compensation.
In 2020, the Firm’s Compensation Committee consisted of Elaine D. Rosen (Chair), Mark F. Furlong and Ralph E. Struzziero. Mr. Struzziero served as the Chairman (1990-1994) and President (1980-1994) of Romac & Associates, Inc., a company acquired by Kforce in 1994. None of the other members of the Compensation Committee is currently or was formerly an officer or an employee of Kforce or its subsidiaries or had any relationship with Kforce requiring disclosure under Item 404 of Regulation S-K. During 2020, none of the Firm’s executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee.
16 Kforce 2021 Proxy Statement

DIRECTOR COMPENSATION
The following table shows the annual compensation components for the year ended December 31, 2020 and the aggregate outstanding stock awards as of December 31, 2020 for our directors who served on the Board during 2020, except Mr. Dunkel:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)	Unvested Restricted Stock (4)	Deferred Restricted Stock Units (4)
Derrick D. Brooks (5)	$—	$—	$—	$—	—	—
Catherine H. Cloudman	$32,500	$—	$—	$32,500	—	—
Ann E. Dunwoody	$92,000	$100,000	$5,146	$197,146	3,640	2,806
Mark F. Furlong	$107,000	$100,000	$2,710	$209,710	3,640	—
Randall A. Mehl	$88,250	$100,000	$7,475	$195,725	3,640	6,741
Elaine D. Rosen	$107,000	$100,000	$15,813	$222,813	3,640	17,330
N. John Simmons	$77,000	$100,000	$2,710	$179,710	3,640	—
Ralph E. Struzziero	$92,000	$100,000	$14,163	$206,163	3,640	14,524
Former Directors - Term Expired at the 2020 Annual Meeting
John N. Allred	$31,000	$—	$7,671	$38,671	—	—
Richard M. Cocchiaro	$10,000	$—	$9,372	$19,372	—	—
A.Gordon Tunstall	$23,500	$—	$7,671	$31,171	—	—

(1)Fees earned or paid in cash consisted of: (a) annual retainer for each director of $30,000; (b) annual retainers for each committee chairperson of $15,000; (c) quarterly fees for each quarter of board service of $5,000; and (d) quarterly fees for each quarter of committee service of $3,750 for each of the Audit Committee, Compensation Committee and Nomination Committee and $3,000 for the Corporate Governance Committee.
(2)The amounts in this column represent the aggregate grant date fair value in accordance with FASB ASC 718. The amounts for all directors reflect a grant of 3,580 shares of restricted stock on April 24, 2020 with a closing stock price on that day of $27.93.
(3)The amounts reported in this column for all directors represent the dollar value of dividend equivalents credited on unvested restricted stock and deferred restricted stock units in the form of additional restricted stock. For the former directors, the amount includes the value of a retirement gift.
(4)The beneficial ownership of common shares as of the Record Date for each of our directors is presented below under the heading of “Security Ownership of Certain Beneficial Owners and Management.”
(5)Mr. Brooks was appointed to the Board in March 2021 and did not receive any compensation in 2020.

17 Kforce 2021 Proxy Statement

EXECUTIVE OFFICERS
The ages (as of February 22, 2021) and biographies for each of our executive officers is set forth below.

David L. Dunkel	Age:	67
Chairman and Chief Executive Officer
Mr. Dunkel has served as Kforce’s Chairman, Chief Executive Officer and a director since its incorporation in 1994. He previously served as President and Chief Executive Officer of Romac-FMA, one of Kforce’s predecessors, for 14 years.

Michael R. Blackman	Age:	66
Chief Corporate Development Officer
Mr. Blackman has served as Kforce’s Chief Corporate Development Officer since December 2009, prior to which he served as the Firm’s Senior Vice President of Investor Relations from 1999 to 2009 and Director of Selection and Senior Consultant in the healthcare services specialty from 1992 to 1999.

Jeffrey B. Hackman	Age:	42
Senior Vice President, Finance and Accounting
Mr. Hackman has served as Kforce’s Principal Accounting Officer since October 2015 and as Senior Vice President of Finance and Accounting since March 2015. He is responsible for overseeing Kforce's finance, accounting, SEC reporting, tax, treasury, procurement and real estate functions in addition to investor relations and mergers and acquisitions. He previously served as the Firm’s Chief Accounting Officer and Principal Accounting Officer from February 2009 until September 2013 and as Kforce’s SEC Reporting Director from September 2007 to February 2009. Mr. Hackman served as the Global Chief Accounting Officer of Cunningham Lindsey from September 2013 until he rejoined Kforce in March 2015. Prior to September 2007, he was an Audit Senior Manager with Grant Thornton LLP.

David M. Kelly	Age:	55
Chief Financial Officer
Mr. Kelly has served as Kforce’s Chief Financial Officer since January 2013 and Corporate Secretary since February 2013. Mr. Kelly joined Kforce in 2000 and has served as Senior Vice President of Finance and Accounting from February 2009 to December 2012, Corporate Assistant Secretary from October 2010 to February 2013, Vice President of Finance from January 2005 to February 2009, Chief Accounting Officer from November 2000 to January 2005 and Group Financial Officer from January 2000 to November 2000. Before joining Kforce, Mr. Kelly served in various roles with different companies that included treasury director, vice president, and controller.

Joseph J. Liberatore	Age:	57
President
Mr. Liberatore has served as Kforce’s President since January 2013. He previously served as Corporate Secretary from February 2007 to February 2013, Chief Financial Officer from October 2004 to December 2012, Executive Vice President from July 2008 to December 2012, Senior Vice President from 2000 to July 2008, Chief Talent Officer from 2001 to 2004 and Chief Sales Officer from September 2000 to August 2001. Mr. Liberatore has served in various other roles in Kforce (and its predecessors) since he joined the Firm in 1988.

Kye L. Mitchell	Age:	51
Chief Operations Officer
Ms. Mitchell has served as Kforce’s Chief Operations Officer since March 2016. Before her appointment as Chief Operations Officer, Ms. Mitchell served as Chief Operations Officer for the East Region from January 2013 to March 2016, Field President from January 2009 through December 2012, Market President from February 2006 to December 2008, and Market Vice President from February 2005 through January 2006. Ms. Mitchell joined Kforce in 2005 when Kforce acquired VistaRMS where she served as President.

Andrew G. Thomas	Age:	54
Chief Marketing Officer
Mr. Thomas has served as Kforce’s Chief Marketing Officer since July 2018. In his current role, he leads the Firm’s marketing, digital strategy, training and development, human resources, compensation and benefits organizations. Prior to this role, Mr. Thomas was the Firm’s Chief Field Services officer from December 2013 to July 2018. He has also served as the Executive Director of Kforce’s Finance and Accounting product offering where he oversaw strategy development and operations and other activities, as well as various other roles in Kforce since he joined the Firm in 1997.

18 Kforce 2021 Proxy Statement

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
Our consolidated financial statements for the year ended December 31, 2020, have been audited by Deloitte & Touche LLP, independent auditors. The Audit Committee of the Board has selected Deloitte & Touche LLP, subject to ratification by shareholders, to audit our consolidated financial statements for the year ending December 31, 2021, to provide review services for each of the quarters in the year then ended, and to perform other appropriate services that may be necessary. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting to respond to appropriate questions and to make any other statements deemed appropriate.
Deloitte & Touche LLP has audited Kforce’s financial statements since the fiscal year ended December 31, 2000.
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS - FEE INFORMATION

Fee Type	2020	2019
Audit Fees (1)	$872,302	$986,137
Tax Fees (2)	$2,048	$56,847
All Other Fees (3)	$1,895	$1,895
(1)Relates to the annual audit of our financial statements and internal control over financial reporting, the review of our quarterly financial statements and audit services provided in connection with other statutory and regulatory filings
(2)Relates to tax advice, tax planning and tax consultation services.
(3)Relates to annual subscription to a Deloitte and Touche LLP research database.

The Audit Committee considered whether Deloitte & Touche LLP’s provision of the above non-audit services is compatible with maintaining such firm’s independence and satisfied itself as to Deloitte & Touche LLP’s independence.
POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT AUDITORS
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors to ensure that the provision of such services does not impair the auditor’s independence. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific limit above which separate pre-approval is required. Management periodically reports to the Audit Committee the pre-approved services provided by the independent auditors as well as the fees for the services performed.
During the year ended December 31, 2020, 100% of services were pre-approved by the Audit Committee in accordance with this policy.
VOTE REQUIRED
Approval of this proposal requires the affirmative vote of a majority of the shares entitled to vote on the matter. An abstention is considered as present and entitled to vote and will have the effect of a vote against the proposal. A broker non-vote is considered not entitled to vote and will not affect the voting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2.

19 Kforce 2021 Proxy Statement

AUDIT COMMITTEE REPORT
Kforce Inc.’s Audit Committee is composed of three directors, all of whom the Board has determined to be independent within the meaning of the NASDAQ and SEC Rules. The Audit Committee assists the Board in general oversight of Kforce Inc.’s financial accounting and reporting process, system of internal control and audit process.
Kforce Inc.’s management has primary responsibility for Kforce Inc.’s consolidated financial statements and for maintaining effective internal control over financial reporting. Kforce Inc.’s independent auditors, Deloitte & Touche LLP, are responsible for expressing an opinion on Kforce Inc.’s consolidated financial statements as to whether they present fairly, in all material respects, Kforce Inc.’s financial position, results of operations and cash flows, in conformity with GAAP and an opinion on the effectiveness of Kforce’s internal control over financial reporting based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. This opinion is based on their audits.
In this context, the Audit Committee reports as follows:
1.The Audit Committee has reviewed and discussed the audited consolidated financial statements with Kforce Inc.’s management;
2.The Audit Committee has discussed with the independent auditors the matters required to be discussed by PCAOB Standard No. 1301 (Communications with Audit Committees) and the SEC;
3.The Audit Committee has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the PCAOB regarding the independent auditor’s communications with the audit committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence; and
4.Based on the review and discussion referred to in the above paragraphs, the Audit Committee recommended to the Board that the audited financial statements be included in Kforce Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the SEC. The Audit Committee has also selected Deloitte & Touche LLP, subject to ratification by shareholders, to audit our consolidated financial statements for the year ending December 31, 2021, and to provide review services for each of the quarters in the year ending December 31, 2021.
Submitted by the Audit Committee,
Mark F. Furlong (Chair)
Randall A. Mehl
N. John Simmons
The above report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into such filings.
20 Kforce 2021 Proxy Statement

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee Report
The Compensation Committee of Kforce (the Committee) has reviewed and discussed the Compensation Discussion and Analysis (CD&A) required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Committee recommended to the Board that the CD&A be included in this Proxy Statement and incorporated into Kforce’s Annual Report on Form 10-K for the year ended December 31, 2020.
Submitted by the Compensation Committee
Elaine D. Rosen (Chair) ¦ Mark F. Furlong ¦ Ralph E. Struzziero

The above report shall not be deemed soliciting material or filed with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into such filings.
EXECUTIVE SUMMARY
The CD&A primarily focuses on the compensation of our Named Executive Officers (NEOs) for the year ended December 31, 2020, which were:
•David L. Dunkel, Chief Executive Officer
•Joseph J. Liberatore, President
•David M. Kelly, Chief Financial Officer
•Kye L. Mitchell, Chief Operations Officer
•Andrew G. Thomas, Chief Marketing Officer
Despite the impacts of the COVID-19 pandemic on our business, the Committee did not make any adjustments to the 2020 NEO compensation plan, which was approved by the Committee in January 2020, nor did the Committee exercise any discretion (negative or positive) in determining compensation levels for our NEOs.
During 2020, Kforce:
•Attained 100% of our target revenue and 99% of our target diluted earnings per share (EPS) in the context of our annual incentive plan.
•Attained maximum performance for our equity long-term incentive (LTI) metric due to our total shareholder return (TSR) over the past three years (January 1, 2018 through December 31, 2020) of 77% ranking 1st among our Peer Group of 14 other reasonably comparable professional staffing and solutions companies.
•Despite certain adverse effects to our business due to the abrupt economic disruption from the COVID-19 economic and health crisis, we were strategically well-situated as we entered the crisis in early 2020. The decisions we made to principally focus our efforts on helping world-class companies solve their strategic objectives by providing critical technology talent and solutions provided, we believe, an important level of resilience to our revenues in 2020. Revenue for the year ended December 31, 2020, increased 3.3%, on a billing day basis, to $1.40 billion in 2020. Revenue decreased 0.8% for our technology business and increased 20.2% for our finance and accounting (FA) business, which significantly outpaced the expectations of Staffing Industry Analysts (SIA) of a decline of 9% and 17% in technology and FA, respectively.
•We secured contracts that supported government-related COVID-19 initiatives. This COVID-19 business provided an important level of support to overall FA revenues, which were more acutely impacted at the beginning of this crisis.
•We tightly managed our operations and cash flows during the pandemic and exited 2020 with $3.5 million in net cash versus $45.2 million in net debt at the end of 2019
•Significant progress was made towards our strategic initiatives including, but not limited to, (i) the implementation of our talent relationship management system, (ii) growth in our managed teams and solutions business, (iii) strategic migration of our FA business into higher-end skill sets, (iv) evolution of our Kforce Reimagined efforts to provide a more flexible future work environment to our people and (v) transformation of our back office operations. We anticipate that these accomplishments will contribute to our future success.
•We also made progress on our talent strategy initiative, including leadership development activities, and intensified our diversity, equity and inclusion efforts.
•Our customer and employee satisfaction levels are at an all-time high. We carry the highest Glassdoor rating among our peers, achieved a world class net promoter score from our clients and consultants and are the most recognized firm by technology consultants according to SIA.
As a result of our overall financial and TSR performance, the Committee approved:
•Annual incentive payouts based on performance against our financial metrics (payouts were at target for our revenue metric and slightly below target for our EPS metric) and on individual performance objectives (payouts were at maximum for each NEO except Mr. Thomas who was above target) and
•Equity LTI payouts at maximum, based on the 1st place ranking for TSR performance relative to our Peer Group.
Overall, the Committee believes the compensation levels in 2020 are aligned with the Firm’s performance results.
21 Kforce 2021 Proxy Statement

OUR COMPENSATION PRINCIPLES, COMPONENTS AND PRACTICES

What We Do		What We Don’t Do
☑	Target Annual NEO Compensation at Market Median for Median Performance	☒	Define Market Median by Comparison to Companies Outside of our Primary Sector
☑	Provide Pay for Performance by Paying Higher Compensation for Above Median Performance and Lower Compensation for Below Median Performance	☒	Set Targets for Incentive Plans that are Easy to Attain
☑	Ensure Performance-Based Compensation is the Largest Part of Total Compensation	☒	Provide Excessive Perquisites
☑	Ensure Equity-Based LTI Compensation is a Significant Component of Performance-Based Compensation	☒	Allow Repricing or Cash Buyouts of Previous Equity-Based LTI Grants
☑	Require Minimum Levels of Share Ownership	☒	Allow Hedging or Pledging of Company Stock or Other Related Activities
☑	Maintain a Significant Clawback Policy	☒	Create New Excise Tax Gross-ups
		☒	Create New or Materially Amend Executive Employment Agreements with Provisions for Severance Payouts Exceeding 1x Cash Compensation or Change in Control Severance Payouts Exceeding 2x Cash Compensation

22 Kforce 2021 Proxy Statement

Our Executive Compensation Philosophy and Practices
Our executive compensation philosophy is to attract, motivate and retain highly qualified executives who can maximize shareholder value. To carry out this philosophy, we have embraced the following principles intended to guide compensation design and administrative decisions made by the Committee, the Board and management.

Attract and Retain Key Executives
Attracting and retaining key executive talent is critical to the success of a professional staffing and solutions firm in which people represent the true assets. The Committee believes an understanding of competitive market pay levels and best compensation practices is essential to hiring and retaining qualified executives able to create and drive business strategies, long-term profitable growth and, consequently, long-term shareholder value.

Target Annual NEO Compensation at Market Median	The executive compensation plan is designed to target the total pay level for our NEOs at the median of comparable companies. To effectively accomplish this, the Committee annually reviews compensation data from several independent sources with the assistance of an independent executive compensation consultant. Our competitive market for executive talent is primarily staffing organizations; however, the Committee also reviews pay data for other professional service and consulting organizations of comparable size and similar business models.

Provide Pay for Performance by Paying Higher Compensation for Above Median Performance and Lower Compensation for Below Median Performance	The Committee believes executive compensation should align with our revenue, profitability and TSR performance and provide superior cash and equity compensation opportunities for superior performance. The same is true for below median performance resulting in lower compensation.
The Committee also believes the design of our compensation programs provides incentives for our NEOs to exceed targeted performance, which results in significant relative shareholder value creation and creates a positive perception of Kforce in the highly competitive market for executive talent.

Ensure Performance-Based Compensation is the Largest Part of Total Compensation
The Committee designs the compensation framework with significant emphasis on performance-based compensation over fixed compensation to motivate our NEOs to drive operational performance without encouraging unreasonable risk. Performance-based compensation at target comprised 77% of target total direct compensation for our CEO and between 67% and 75% for our other NEOs in 2020.

Ensure Equity-Based LTI Compensation is a Significant Component of Performance-Based Compensation
The Committee believes equity-based LTI compensation should be a significant component of performance-based compensation to further focus executive efforts on long-term shareholder returns. Target equity LTI ranged from 56% to 71% of target total performance-based compensation for our NEOs in 2020. We believe the opportunity to earn the designated equity LTI performance objectives motivates the achievement of higher relative TSR and driving continued improved shareholder value; it also serves to retain our executives for the long-term, given that our LTI awards have time-based vesting provisions between three and four years.

Require Minimum Levels of Share Ownership
The Committee believes our executives should have a personal financial stake in Kforce’s ongoing future success, primarily driven by a desire to match their interests with those of our shareholders.
To further align the interests of executives and long-term shareholders, our Board has adopted formal ownership guidelines, set forth below.

Set Challenging Performance Objectives
We work to set difficult but attainable financial growth performance objectives for our NEOs in the context of the annual incentive plan as evidenced by the fact that threshold and target goals and objectives have not been met in every plan year.

Consider Tax Deductibility in Compensation Plan Design
The Committee considers all possible tax consequences in the design of our executive compensation programs. Our NEO compensation framework was structured so that our performance-based annual incentive and LTI awards would be deductible under Section 162(m) of the Internal Revenue Code (the Code). The enactment of the 2017 Tax Cuts and Jobs Act (“TCJA”) resulted in the elimination of performance-based compensation exemptions, except with respect to certain grandfathered arrangements granted prior to November 2, 2017 and up to certain annual levels. As a result, this has limited the tax deductibility of NEO compensation beginning in 2018.
Despite the changes to Section 162(m), we expect the structure of our NEO compensation program will continue to include a significant portion of performance-based compensation, which is consistent with our compensation philosophy of linking pay with performance and aligning executive interests with those of our shareholders.

23 Kforce 2021 Proxy Statement

The Company’s compensation program has the following features for alignment with best practices:

Minimum Required Share Ownership Guidelines	Our Corporate Governance Guidelines include a stock ownership policy for our directors and executives. The minimum level of holdings for each position is as follows:
		Target Holding Level (Lesser Of)
	Position	Annual Retainer / Salary	OR	Shares
	Director	3x		5,000
	Chief Executive Officer	5x		200,000
	President	3x		100,000
	Chief Financial Officer	2x		50,000
	Chief Operations Officer	2x		30,000
	Other members of Kforce’s Executive Leadership Team	0.5x		10,000

In accordance with the policy, directors have three years from the effective date of joining the Board, and executives have two years from the effective date of a promotion or salary increase, to attain the ownership level. As of the Record Date, all directors, other than Mr. Brooks and Ms. Cloudman, who were recently appointed to the Board, NEOs and other members of our executive leadership were in compliance with the policy.

Clawback Policy
Our Corporate Governance Guidelines include a clawback policy applicable to all executive officers. Accordingly, in the event of a restatement of our financial statements because of a material noncompliance with any financial reporting requirements under the federal securities laws, the Board will, if determined appropriate, recover from current executives any incentive-based compensation paid for any applicable performance periods beginning after March 30, 2012.

Equity Plan Features
The Committee believes Kforce’s equity plans are structured to avoid problematic pay practices and features that could be detrimental to shareholder interests.
None of our Stock Incentive Plans (as approved by shareholders since 2013 including the pending approval of Proposal 4 in 2021) permit repricing or cash buyouts of underwater options or stock appreciation rights without shareholder approval. Our Stock Incentive Plans since 2017 (including the pending approval of Proposal 4 in 2021) require a minimum vesting period of one year on all award types. In addition, our Stock Incentive Plans since 2019 (including the pending approval of Proposal 4 in 2021) require a minimum holding period of one year after exercise of any options and stock appreciation rights for all NEOs; we will also apply this policy to any awards granted outside of this plan.

Insider Trading
Our Insider Trading Policy governs the trading in our securities by directors, officers and employees and other persons who have or may have access to material, nonpublic information. The policy has the following restrictions:

	s	No trading while in the possession of material, nonpublic information
	s	No trading during designated black-out periods
	s	No trading without pre-approval
	s	No margin accounts
	s	No pledging
	s	No hedging (including, but not limited to, prepaid variable forwards, equity swaps, collars and exchange funds)
	s	No trading in any interest or position relating to future stock price, such as a puts, calls or short sales

Hedging and Pledging	Our Insider Trading Policy expressly prohibits the Firm’s directors, officers, employees, consultants, contractors and other individuals determined by the Firm as Insiders, including any persons living in their household and family members who do not reside with them but whose investment decisions are directed by them or who otherwise confer with them when making investment decisions with respect to Firm securities and any entities controlled by them, from engaging in any hedging transaction related to the Firm’s securities (including, without limitation, prepaid variable forwards, equity swaps, collars and exchange funds) or otherwise trading in any interest or position relating to the future price of the Firm’s securities, such as a put, call or short sale. This Insider Trading Policy similarly prohibits any Firm Insider from holding any of the Firm’s securities in a margin account or otherwise pledging any of the Firm’s securities as collateral unless approved in advance by the Insider Trading Compliance Committee or, in the case of Section 16 insiders, the Compensation Committee of the Board of Directors.

24 Kforce 2021 Proxy Statement

Elimination of Excise Tax Gross-Up
In 2009, the Committee resolved to not enter into any new employment agreements, or materially amend any existing employment agreements with its executives that contain excise tax gross-up provisions in the event of a change-in-control event going forward. Since the Committee’s resolution, all new or amended executive employment agreements have excluded excise tax gross-up provisions. As a result, the only remaining employment agreements which continue to include excise tax gross-up provisions are with Messrs. Dunkel and Liberatore; both of these agreements were most recently amended in 2008.

Roles and Responsibilities
Role of the Compensation Committee
The Committee, which consists entirely of independent directors, is responsible for development of the compensation principles that guide the design of the Firm’s executive compensation program, inclusive of benefit policies and practices. The Committee has concluded the compensation policies and practices of the Firm do not create risks that are reasonably likely to have a material adverse effect on Kforce.
The Committee makes every effort to maintain its independence and objectivity. The Committee meets in executive session on a quarterly basis for discussions or decisions regarding executive compensation. While the Committee receives input and discusses compensation with the CEO, President and CFO, the ultimate determination regarding the annual compensation of the CEO and other executive officers, including the NEOs, is in the Committee’s sole and absolute discretion.
The Committee is committed to:
•staying informed of current and emerging trends and best practices;
•ensuring Kforce’s executive compensation program remains aligned with best practices and are in the best interests of our shareholders; and
•establishing and maintaining a pay-for-performance executive compensation program consistent with our shareholders’ interests while providing appropriate incentives to our executives.
Role of the Independent Compensation Consultant
Overall, the independent compensation consultant assists with various items, including evaluating and providing guidance with respect to compliance with the approved compensation framework and its alignment with our performance; effectiveness of the compensation framework; benchmarking studies and analysis; and competitiveness of our executive compensation (including salary, annual incentives and long-term incentives) as compared to the market.
The Committee has retained Pay Governance LLC, a national independent consulting firm (“Pay Governance”), to serve as the Committee’s compensation consultant. The Committee assessed Pay Governance’s independence based on various factors and determined Pay Governance’s engagement, and the anticipated services to be provided to the Committee, did not raise any conflicts of interest. Except for the services provided to the Committee, Pay Governance did not provide any other services to the Firm.
Peer Group and Benchmarking
The Committee uses a peer group of companies as a source for executive compensation benchmarking data and comparisons to Kforce’s executive compensation levels; insight into external compensation practices; and determining specific financial objectives for our performance-based compensation. Additionally, our peer group is used to determine annual equity LTI compensation levels based on our relative TSR performance.
The Committee focuses on selecting peers that are publicly traded professional staffing and solutions companies active in recruiting and placing reasonably similar skill sets at similar types of clients, including companies we consider to be our direct business competitors. The specialty staffing industry is made up of thousands of companies, most of which are small local firms providing limited service offerings to a relatively small local client base. According to a report published by SIA in 2020, Kforce is one of the 10 largest publicly traded specialty staffing firms in the United States, so the size of our peer companies varies considerably. Therefore, the Committee selects other peers that are similar in terms of size (as measured by revenue and market capitalization), but may not be in the staffing industry. We attempt to match the median size of the peer group to Kforce by balancing a selection of both larger and smaller companies. The primary criteria for selection include customers, revenue footprint, geographical/domestic presence, talent, complexity of operating model and companies with which we compete for executive level talent.
Our Peer Group for 2020 consisted of the following companies:

AMN Healthcare Services, Inc.	Heidrick & Struggles International, Inc.	Resources Connection, Inc.
ASGN Incorporated	Huron Consulting Group Inc.	Robert Half International Inc.
Cross Country Healthcare, Inc.	Kelly Services, Inc.	TrueBlue, Inc.
Computer Task Group, Incorporated	Korn/Ferry International	Volt Information Sciences, Inc.
The Hackett Group, Inc.	Manpower Group Inc.

25 Kforce 2021 Proxy Statement

The following table shows the financial statistics for the Peer Group for 2019, which is the year for which data was used to determine the peer group, and includes our percentile rank among the Peer Group (in thousands, except percentile rank):

	Revenue	Market Capitalization
25th Percentile	$749,767	$432,674
Median	$1,487,210	$768,898
75th Percentile	$3,535,120	$2,641,619

Kforce Inc.	$1,347,387	$910,123
Percentile Rank	50	50

Consideration of Shareholder Feedback
We believe shareholder feedback helps to strengthen our corporate governance practices and executive compensation framework. The feedback from both our annual shareholder outreach program, as well as the results of our advisory votes on executive compensation, enhances our understanding of our shareholders’ concerns and areas of focus. We remain committed to open and transparent communication and engagement with our shareholders and take their feedback into consideration. Our shareholders are invited to communicate with our directors either individually or as a group by writing to the attention of our Corporate Secretary at Kforce Inc., 1001 East Palm Avenue, Tampa, Florida 33605. Such communications will be delivered directly to our Board.
As an ongoing annual practice, we reach out to our top 25 institutional shareholders, which represents more than half of our shares outstanding, to solicit feedback on various topics, including corporate governance practices, Board composition and refreshment and executive compensation, among others. As part of this outreach, we offer conversations with management and with the Compensation Committee Chair and/or other members of the Committee or Board. We have evolved our corporate governance and compensation programs in recent years based on the feedback received during these outreach efforts and through other ongoing communications. For 2020, our annual shareholder outreach efforts did not result in any significant comments or concerns.
Over the past several years, our say on pay proposal has received substantial support from our shareholders. The following shows the percentage of votes (excluding brokers non-votes) cast for the advisory vote to approve executive compensation:

The Compensation Committee believes these voting results reflect our shareholders’ support of our overall NEO compensation framework and indicates approval of executive compensation paid in the context of our performance results.
2020 NAMED EXECUTIVE OFFICER COMPENSATION
Financial and Operational Summary

In 2020, against the backdrop of a tremendously challenging macro-economic environment, we made significant progress towards many of our strategic initiatives and delivered strong financial results. Our accomplishments in 2020 included, but are not limited to, (i) the implementation of our talent relationship management system, (ii) growth in our managed teams and solutions business, (iii) strategic migration of our FA business into higher-end skill sets, (iv) evolution of our Kforce Reimagined efforts to provide a more flexible future work environment to our people and (v) the transformation of our back office operations.

From a financial standpoint, overall revenues and earnings per share grew approximately 4% and 14%, respectively, In addition, our technology business only declined about 1% in 2020 against an expectation established by SIA of a decline of 9% in 2020 for the technology market. Given our performance, we were successful in expanding our market share. We also further strengthened our balance sheet as evidenced by exiting 2020 with $3.5 million in net cash versus $45.2 million in net debt at the end of 2019 and significant availability under our $300 million credit facility.

26 Kforce 2021 Proxy Statement

Revenue
10
8
6
4
2
0
Growth Rate
1.6
0.8
0.0
Revenue $
$1.30
$1.35
$1.40
4.0%
3.8%
3.7%
2018
2019
2020
Growth Rate
Revenue
($ in Billions)

Diluted EPS
100
80
60
40
20
0
$3.50
$3.00
$2.50
$2.00
$1.50
$1.00
Growth Rate
Diluted EPS
74.1%
$2.02
$2.29
13.4%
$2.62
14.4%
2018
2019
2020
Growth Rate
Diluted EPS

Revenue in 2020 increased 3.7% year over year driven primarily by our FA Segment, as a result of certain contracts we secured in the second quarter to support government-sponsored COVID-19 related initiatives. These contracts contributed approximately $115 million in revenue in 2020. Our largest business, Tech Flex, decreased 0.8%, as compared to SIA’s projected temporary technology staffing decline of 9% for 2020. Our 2020 diluted EPS grew 14.4%, as a result of leverage gained from our top line growth, improved associate productivity and tight management of our operating costs. Our financial performance in 2020 resulted in the achievement of target revenue levels and slightly below target EPS incentive payouts for all NEOs.
The following presents our three-year TSR performance (the metric upon which our equity LTI payouts are based).

TSR vs. Peer Group
100
100
80
60
40
20
0
Performance
100
50
0
Percentile Rank
77%
Jan. 1, 2018 to
Dec. 31, 2020
Performance
Percentile
Rank

Our three-year TSR performance resulted in a 1st place finish among our Peer Group for the second consecutive year. Consequently, equity LTI payouts for NEOs were at maximum.
2020 NEO Compensation Components, Results and Determinations
The following section discusses the compensation components and results for our NEOs during 2020. The compensation framework was comprised of base salary and performance-based components, including:
•Annual incentive compensation, which was based on certain financial metrics (revenue and diluted EPS) and, to a lesser extent, individual accomplishments and management business objectives (“MBO”).
•Equity LTI compensation, which was based on Kforce’s TSR performance over a three-year measurement period relative to our predetermined peer group.
The Committee emphasizes the use of variable performance-based compensation over fixed compensation to effectively motivate our NEOs to drive operational performance. The following charts show fixed compensation (equal to salary) and the performance-based compensation components, each as a percentage of total direct compensation (“TDC”) for the CEO and for the other NEOs in the aggregate for 2020. We define TDC as the amount of total compensation derived from salary, annual incentives and equity LTI.

27 Kforce 2021 Proxy Statement

2020 COMPENSATION AT TARGET
The charts below summarize the actual outcomes for 2020, which represent:
•Payment of slightly above target annual incentive levels, driven by performance against our financial metrics and individual performance objectives for 2020.
•Grant of equity LTIs at maximum due to achieving 1st place for three-year TSR performance relative to our Peer Group for 2020.

2020 ACTUAL COMPENSATION PAYOUTS

We discuss each compensation component separately below in more detail.
Salary
It is generally the Committee’s desire to target salaries at the market median and only provide periodic increases when warranted, rather than annual increases. None of the NEOs received increases during 2020 because their respective salaries were at competitive market median rates. The following table shows each NEO’s salary for 2020:

Name	Salary
David L. Dunkel	$875,000
Joseph J. Liberatore	$660,000
David M. Kelly	$480,000
Kye L. Mitchell	$480,000
Andrew G. Thomas	$350,000

28 Kforce 2021 Proxy Statement

Annual Incentive Compensation
Annual incentive compensation for 2020 was targeted at the median of our Peer Group. Actual payout levels of the annual incentive awards may be above or below target based on actual performance. In addition, our annual incentive awards require minimum performance thresholds for any payout to occur for specific performance measures and objectives. We believe the annual incentive effectively motivates our NEOs to drive operational performance without encouraging unreasonable risk. The Committee believes the achievement of year-over-year revenue and diluted EPS growth goals, when combined with other individual objectives, will result in sustainable long-term shareholder value creation.
The annual incentive compensation for our NEOs consisted of the following performance-based components:
1.A financial metric incentive (the Financial Performance Incentive). The 2020 Financial Performance Incentive represented 80% (50% for Mr. Thomas) of the total target incentive award and required achievement of annual year-over-year revenue growth and year-over-year diluted EPS growth performance goals. Revenue and EPS growth incentives continue to be the metrics we believe best demonstrate our annual progression towards generating long-term shareholder value and align to our commitment of improving our profitability levels as we grow revenues.
2.An objectives-based incentive (the MBO Incentive) for individual accomplishments and management business objectives. The MBO Incentive represented 20% (50% for Mr. Thomas) of the total target incentive award.
Each component is calculated as follows: (Salary) x (Target Annual Incentive Percentage) x (Target Annual Incentive Allocation Percentage) x (Payout Percentage of Target).
The Target Annual Incentive Percentages used to calculate the 2020 annual incentive awards were selected to provide market median compensation for market median performance. The Target Annual Incentive Percentage and Allocation across each component is shown below.

		2020 Target Annual Incentive		2020 Target Annual Incentive Allocation
Name	Salary	%	$	Revenue (40%; 25% for Mr. Thomas)	EPS (40%; 25% for Mr. Thomas)	MBO (20%; 50% for Mr. Thomas)
David L. Dunkel	$875,000	100%	$875,000	$350,000	$350,000	$175,000
Joseph J. Liberatore	$660,000	90%	$594,000	$237,600	$237,600	$118,800
David M. Kelly	$480,000	90%	$432,000	$172,800	$172,800	$86,400
Kye L. Mitchell	$480,000	90%	$432,000	$172,800	$172,800	$86,400
Andrew G. Thomas	$350,000	90%	$315,000	$78,750	$78,750	$157,500
The following table provides the potential Financial Performance Incentive payout ranges as determined by the Committee, based on revenue growth and diluted EPS growth. The Committee determines the objectives for revenue and diluted EPS growth based on average market growth rates in the staffing industry and also considers average expectations among our Peer Group.
Total revenue and diluted EPS amounts and the related year-over-year growth rates that fall between the noted Threshold, Target and Maximum performance levels in the table below are interpolated.

	Revenue (in millions)	Year-over-Year Growth	Payout % of Target	Diluted EPS	Year-over-Year Growth	Payout % of Target
Threshold	$1,366	1%	25%	$2.51	10%	25%
Target	$1,396	3%	100%	$2.66	16%	100%
Maximum	$1,439	6%	200%	$2.89	26%	200%
For 2020, Kforce had revenue of $1,398 million and diluted EPS of $2.62, therefore attaining 100% of target revenue and 99% of target diluted EPS. As a result, overall payments for the Financial Performance Incentive were at 91% of target payout levels.
For purposes of the MBO Incentive, the Committee considers each individual’s accomplishments based on management business objectives and overall operational performance. As with the Financial Performance Incentive goals, the Committee strives to set the individual goals at levels intended to effectively motivate superior operational performance without encouraging unreasonable risk.
29 Kforce 2021 Proxy Statement

Our NEOs 2020 MBO Incentive was focused around our strategic objectives of achieving above-market revenue growth, driving disproportionate growth in our managed teams and solutions offering, laying a strategic foundation for migrating our FA business towards higher level skill sets, making prudent technology and other investments to enhance the efficiency and effectiveness of our operating model (including the implementation of our TRM), advancing our talent strategy with a focus on leadership development, further enhancing Kforce’s brand and reputation and significantly improving profitability levels. In 2020, the NEOs made tremendous progress on these strategic initiatives while also navigating Kforce through a pandemic and delivering solid financial performance and achieving a 1st place TSR Performance among our Peer Group for the second consecutive year. Factors not contemplated at the beginning of 2020 when MBOs were established, necessitated by the pandemic, but considered by the Committee in assessing MBO attainment levels included:
•Successfully transitioned 100% of our associates to working remotely within a 24-hour period.
•Immediately implemented a number of proactive measures at the beginning of the pandemic to reduce operating costs, preserve capital and provided the Board of Directors frequent operational and financial updates.
•Provided timely transparency to various key external stakeholders on operating and financial trends.
•The creation of a cross functional group of Kforce leadership at the beginning of the pandemic to assist the Firm in navigating the pivot to a remote workforce and understanding and resolving the impacts from the pandemic on Kforce’s operations.
•Initiation of a Kforce Reimagined program early on in the pandemic to begin defining a more flexible future work environment.
•Consistently communicated with all Kforce associates to keep them abreast of key developments during the pandemic and provide them comfort during a very uncertain time.
•Conducted multiple internal surveys of our associates to ensure they are appropriately equipped to work effectively in a remote environment. Significant incremental resources and support were provided to associates as a result of this outreach.
The Committee determined the MBO incentive should be paid at maximum (135% for Mr. Thomas) for achievement of the predetermined MBO Incentive objectives and the effective response to the COVID-19 pandemic by the NEOs.

The annual incentives earned in 2020 for each NEO is shown in the table below:

		2020 Attainment as a % of Target			2020 Incentive Payouts
Name	Target Annual Incentive	Revenue (40%; 25% for Mr. Thomas)	EPS (40%; 25% for Mr. Thomas)	MBO (20%; 50% for Mr. Thomas)	Revenue	EPS	MBO	Total
David L. Dunkel	$875,000	100%	81%	200%	$350,000	$284,375	$350,000	$984,375
Joseph J. Liberatore	$594,000	100%	81%	200%	$237,600	$193,050	$237,600	$668,250
David M. Kelly	$432,000	100%	81%	200%	$172,800	$140,400	$172,800	$486,000
Kye L. Mitchell	$432,000	100%	81%	200%	$172,800	$140,400	$172,800	$486,000
Andrew G. Thomas	$315,000	100%	81%	135%	$78,750	$63,984	$212,625	$355,359

Equity Long-Term Incentive
Our equity LTI awards are 100% performance based and LTI performance objectives are set to align executive and shareholder interests. Actual payout levels for the equity LTI may be above or below target based on actual performance and require minimum performance thresholds for any payout to occur. Equity LTI awards for performance relative to our Peer Group are awarded by the Committee in the form of a restricted stock grant that has a four-year time-based vesting period, except for the CEO, which has a three-year time-based vesting period taking into account age, tenure and significant equity holdings that the Committee believes provides an appropriate long-term retention incentive.

30 Kforce 2021 Proxy Statement

The equity LTI compensation was based on relative TSR performance over a three-year measurement period relative to our Peer Group. The following table shows the dollar value of the equity LTI grant for each of the NEOs at threshold, target and max based on our relative TSR rank versus our Peer Group of 14 companies for 2020:

Peer Group Relative TSR Rank:	14/15	13	8	1
Name	Below Threshold	Threshold	Target	Max
David L. Dunkel	$—	$1,050,000	$2,100,000	$3,375,000
Joseph J. Liberatore	$—	$700,000	$1,400,000	$2,550,000
David M. Kelly	$—	$575,000	$725,000	$1,345,000
Kye L. Mitchell	$—	$525,000	$650,000	$1,312,500
Andrew G. Thomas	$—	$300,000	$400,000	$625,000
The table below illustrates the key performance results and resulting grant information for the 2020 equity LTI awards.

Measurement Period	TSR Performance	Peer Group Relative TSR Rank	Grant Date of Restricted Stock Award	Grant Date Closing Stock Price
2018-2020	77%	1st	December 31, 2020	$42.09
The table below illustrates the equity LTI awards, including the number of shares and the grant date fair value. Having made equity grants based upon attainment of performance criteria, the Committee believes the restricted stock awards’ additional time-based vesting requirements further aligns compensation with our long-term performance and our shareholders’ interests, and also acts as a significant retention vehicle for these executives.

Name	# of Shares	Grant Date Fair Value
David L. Dunkel	80,185	$3,374,987
Joseph J. Liberatore	60,584	$2,549,981
David M. Kelly	31,955	$1,344,986
Kye L. Mitchell	31,183	$1,312,492
Andrew G. Thomas	14,849	$624,994

2021 NEO Compensation Changes

The Committee did not make any changes to the level of compensation, including base salary, or structure of the NEO compensation plan for 2021 as compared to 2020 with the exception of:
•The Committee created a mechanism within the NEO compensation plan to adjust (up or down) the amount of compensation otherwise payable under the Annual Incentive Compensation component by up to 20% of target payout levels. This mechanism was put in place for 2021 only as a result of the continued uncertainty that exists in the macro-economic environment, and its potential impact on Kforce’s business, as a result of the ongoing COVID-19 pandemic.
•The portion of the Financial Performance Incentive that is based on a revenue growth will be based exclusively on Kforce’s ability to achieve growth in revenues in its technology business and higher skilled and strategically important FA business. Thus, the revenue growth metric for 2021 will not include revenues from our COVID-19 business or lower skilled FA business, which Kforce is no longer pursuing. This change is designed to align the revenue metric for the Financial Performance Incentive with Kforce’s strategic decisions and objectives.

CEO Pay Ratio
We calculated the ratio of our CEO’s total annual compensation to the median of the total annual compensation of our other employees under applicable SEC rules, using a reasonable estimate. As of December 31, 2020, Kforce employed approximately 2,000 associates and we had approximately 12,000 consultants on assignment providing flexible staffing services and solutions to our clients. Approximately 90% of the consultants are employed directly by Kforce with the remainder consisting of qualified independent contractors. To determine our median employee, we compiled a list of all employees from our payroll records including all full-time, part-time, temporary and seasonal employees who were employed as of December 31, 2020, which included our consultants that were directly employed by Kforce as of that date, but did not include the independent contractors. We examined all wages as reportable on Form W-2 for 2020 for these individuals, excluding our CEO. We annualized the compensation for any full-time and part-time employees that were not employed by us for all of 2020. However, it is important to note that our consultants work on temporary assignments of different types and durations, and given these employees are considered temporary per our interpretation of the SEC guidelines, we did not annualize their compensation; therefore, our employee population included a majority of individuals that did not have a full year of compensation due to the short-term nature of their assignments.
31 Kforce 2021 Proxy Statement

Mr. Dunkel had $6,653,318 in total annual compensation for 2020, as reflected in the Summary Compensation Table (SCT) included in this Proxy Statement. Our median employee, one of our consultants, had total annual compensation of $35,315 for 2020, which was calculated on the same basis as Mr. Dunkel’s compensation for the purposes of the SCT. As a result, we estimate Mr. Dunkel’s total compensation for 2020 was approximately 188 times that of our median employee. Given the different methodologies that various companies will use to determine an estimate of their CEO pay ratio, and given the uniqueness of our temporary employee population, we do not believe that this estimated ratio should be used as a basis for comparison with other companies.
Other Compensation Practices, Policies and Information
The following benefit plans and other items discussed below are available to our NEOs. The Committee considers the benefits expected to be received under the plans described below when determining overall compensation for our executives.

Kforce Inc. Supplemental Executive Retirement Plan
During 2006, Kforce adopted a Supplemental Executive Retirement Plan (SERP) for all NEOs. Of the current NEOs, only Messrs. Dunkel and Liberatore participate in the SERP. The Committee previously decided to not allow any additional participants into the SERP. The primary goals of the SERP are to create an additional wealth accumulation opportunity, restore lost qualified pension benefits due to government limitations and retain our covered executive officers. The SERP will be funded entirely by Kforce, and benefits are taxable to the executive officer upon receipt and deductible by Kforce when paid. Benefits payable under the SERP upon the occurrence of a qualifying distribution event, as defined, are targeted at 45% of the covered executive officers’ average salary and annual incentive, as defined, from the three years in which the covered executive officer earned the highest salary and annual incentive during the last 10 years of employment, which is subject to adjustment for retirement prior to the normal retirement age and the participant’s vesting percentage. Benefits under the SERP are based on the lump sum present value but may be paid over the life of the covered executive officer or 10-year annuity, as elected by the covered executive officer upon commencement of participation in the SERP. Both participants are fully vested in accordance with the plan provisions. Normal retirement age under the SERP is defined as age 65. Certain conditions allow for early retirement as early as age 55. The benefits under the SERP are reduced for a participant who has not either reached age 62 and 10 years of service or age 55 and 25 years of service with a percentage reduction up to the normal retirement age. On each anniversary of the effective date, each NEO is credited with a year of service. The NEOs were not credited with any years of service prior to December 31, 2006, the effective date of the plan.
The Committee believes the SERP provides significant retention benefits for the participants.

Kforce Nonqualified Deferred Compensation Plan
Kforce maintains a nonqualified deferred compensation plan in which eligible management and highly compensated key employees, as defined by IRS regulations, may elect to defer all or part of their compensation to later years. Amounts deferred are indexed to investment options selected by the eligible employees and the increase or decrease in value is based upon the performance of the selected investments. Eligible employees are permitted to change investment options and scheduled distributions annually. Kforce has insured the lives of certain participants in the deferred compensation plan to assist in the funding of the deferred compensation liability. Employer matching contributions to the nonqualified deferred compensation plan are discretionary and are funded annually, as approved by the Board.

Employment, Severance and Change in Control Agreements
Kforce has employment agreements with each of its NEOs, which provide for severance payments under certain termination circumstances, including termination following a change in control, as defined in the employment agreements. The Committee has determined it is in Kforce’s and its shareholders’ best interests to recognize the contributions of and retain the NEOs. The specific amounts the NEOs would receive under the employment agreements are described in the “Potential Payments Upon Termination or Change in Control” section below. The Committee believes the employment agreements are an essential component of the executive compensation program and are helpful in attracting and retaining executive talent in a competitive market. The Committee periodically reviews the benefits provided under the employment agreements to determine if they continue to serve Kforce’s interests in providing significant retention benefits to these key executives, are consistent with market practice and are reasonable.
In 2009, the Committee resolved to not enter into any new employment agreements, or materially amend any existing employment agreements with its executives, that contain excise tax gross-up provisions going forward. At this time, only Messrs. Dunkel and Liberatore have excise tax gross-up provisions in their existing employment agreements. In 2017, the Committee resolved to not enter into any new employment agreements or materially amend any existing employment agreements with its executives that contain provisions for severance payments that exceed 1x cash compensation or change in control severance payments that exceed 2x cash compensation.

Perquisites and Other Personal Benefits	Kforce does not provide perquisites or other personal benefits to its NEOs.

32 Kforce 2021 Proxy Statement

EXECUTIVE COMPENSATION TABLES
SUMMARY COMPENSATION TABLE
For Fiscal Years Ended December 31, 2020, 2019 and 2018

Name and Principal Position	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total
David L. Dunkel	2020	$875,000	$3,374,987	$984,375	$1,292,335	$126,621	$6,653,318
Chief Executive Officer	2019	$875,000	$2,625,004	$1,756,250	$1,686,114	$118,433	$7,060,801
	2018	$800,000	$1,499,991	$1,158,500	$653,336	$102,435	$4,289,762
Joseph J. Liberatore	2020	$660,000	$2,549,981	$668,250	$1,255,749	$124,314	$5,258,294
President	2019	$660,000	$2,550,010	$983,100	$1,366,903	$106,492	$5,666,505
	2018	$600,000	$1,200,005	$786,456	$37,547	$98,012	$2,782,020
David M. Kelly	2020	$480,000	$1,344,986	$486,000	$—	$81,134	$2,392,120
Chief Financial Officer	2019	$480,000	$1,344,986	$496,800	$—	$75,709	$2,397,505
	2018	$480,000	$987,492	$537,408	$—	$65,239	$2,070,139
Kye L. Mitchell	2020	$480,000	$1,312,492	$486,000	$—	$77,319	$2,355,811
Chief Operations Officer	2019	$480,000	$1,312,482	$496,800	$—	$71,842	$2,361,124
	2018	$480,000	$949,986	$537,408	$—	$61,482	$2,028,876
Andrew G. Thomas	2020	$350,000	$624,994	$355,359	$—	$40,829	$1,371,182
Chief Marketing Officer	2019	$350,000	$624,997	$393,750	$—	$37,779	$1,406,526
(1)The amounts in this column represent the aggregate grant date fair value in accordance with FASB ASC 718.
(2)Represents annual incentive compensation earned by the NEOs. For Messrs. Dunkel and Liberatore, 2019 incentive compensation includes $750,000 and $300,000, respectively, related to a one-time MBO earned as a result of the successful completion of the sale of our GS segment.
(3)For Messrs. Dunkel and Liberatore, the amounts in this column represent the aggregate change in the accumulated benefit obligation for the SERP using the same measurement dates used for reporting Kforce’s consolidated financial statements for fiscal years 2020, 2019 and 2018. There were no changes made to the plan during the year and no increases to the benefits provided to the NEOs.
(4)The “All Other Compensation” column for 2020 includes:

Name	Dividends (a)	Defined Contribution Plans (b)	Total
David L. Dunkel	$126,621	$—	$126,621
Joseph J. Liberatore	$124,314	$—	$124,314
David M. Kelly	$79,184	$1,950	$81,134
Kye L. Mitchell	$75,369	$1,950	$77,319
Andrew G. Thomas	$40,829	$—	$40,829
(a)This column reflects the value of dividend equivalents issued on unvested restricted stock in the form of additional shares of restricted stock.
(b)This column reflects the value of employer matching contributions attributable to our defined contribution 401(k) plan.
33 Kforce 2021 Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
At Fiscal Year Ended December 31, 2020

	Restricted Stock Awards
Name	Unvested Shares		Market Value of Unvested Shares ($)(1)
David L. Dunkel	80,185	(2)	$3,374,987
	45,096	(3)	$1,898,091
	16,884	(4)	$710,648
	15,719	(6)	$661,613
Joseph J. Liberatore	60,584	(2)	$2,549,981
	49,285	(3)	$2,074,406
	20,259	(4)	$852,701
	15,152	(5)	$637,748
	12,574	(6)	$529,240
David M. Kelly	31,955	(2)	$1,344,986
	25,995	(3)	$1,094,130
	16,669	(4)	$701,598
	12,208	(5)	$513,835
	7,653	(6)	$322,115
Kye L. Mitchell	31,183	(2)	$1,312,492
	25,365	(3)	$1,067,613
	16,037	(4)	$674,997
	10,945	(5)	$460,675
	7,058	(6)	$297,071
Andrew G. Thomas	14,849	(2)	$624,994
	12,080	(3)	$508,447
	7,937	(4)	$334,068
	6,733	(5)	$283,392
	3,903	(6)	$164,277
	1,950	(7)	$82,076
(1)This column represents a market value of $42.09 per share, which is the closing stock price on December 31, 2020.
(2)With respect to the restricted stock granted to Mr. Dunkel on December 31, 2020, 33% of the total shares granted vest on: December 27, 2021, 2022 and 2023. With respect to the restricted stock granted to Messrs. Liberatore, Kelly and Thomas and Ms. Mitchell on December 31, 2020, 25% of the total shares granted vest on: December 27, 2021, 2022, 2023 and 2024.
(3)With respect to the restricted stock granted to Mr. Dunkel on December 31, 2019, and the additional shares granted due to Kforce’s quarterly dividends, 33% of the total shares granted vest(ed) on: December 27, 2020, 2021 and 2022. With respect to the restricted stock granted to Messrs. Liberatore, Kelly and Thomas and Ms. Mitchell on December 31, 2019, and the additional shares granted due to Kforce’s quarterly dividends, 25% of the total shares granted vest(ed) on: December 27, 2020, 2021, 2022 and 2023.
(4)With respect to the restricted stock granted to Mr. Dunkel on December 31, 2018, and the additional shares granted due to Kforce’s quarterly dividends, 33% of the total shares granted vest(ed) on: December 27, 2019, 2020 and 2021. With respect to the restricted stock granted to Messrs. Liberatore, Kelly and Thomas and Ms. Mitchell on December 31, 2018, and the additional shares granted due to Kforce’s quarterly dividends, 20% of the total shares granted vest(ed) on: December 27, 2019, 2020, 2021, 2022 and 2023.
(5)With respect to the restricted stock granted to Messrs. Liberatore, Kelly and Thomas and Ms. Mitchell on December 31, 2017, and the additional shares granted due to Kforce’s quarterly dividends, 20% of the total shares granted vest(ed) on: December 31, 2018 and December 27, 2019, 2020, 2021 and 2022.
(6)With respect to the restricted stock granted to Messrs. Dunkel, Liberatore, Kelly and Thomas and Ms. Mitchell on January 4, 2016, and the additional shares granted due to Kforce’s quarterly dividends, 20% of the total shares granted vest(ed) on: January 4, 2017, December 31, 2017 and December 27, 2019, 2020 and 2021.
(7)With respect to the restricted stock granted to Mr. Thomas on October 14, 2013, and the additional shares granted due to Kforce’s quarterly dividends, 20% of the total shares granted vest(ed) on: October 14, 2019, 2020, 2021, 2022 and 2023.
34 Kforce 2021 Proxy Statement

GRANTS OF PLAN-BASED AWARDS
For Fiscal Year Ended December 31, 2020

Name	Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards No. of Shares of Stock	Grant Date Fair Value
			Threshold ($)	Target ($)	Maximum ($)
David L. Dunkel	Annual Incentive (1)	12/31/2020	$218,750	$875,000	$1,750,000	—	$—
	Equity LTI (2)	12/31/2020	$—	$—	$—	80,185	$3,374,987
Joseph J. Liberatore	Annual Incentive (1)	12/31/2020	$148,500	$594,000	$1,188,000	—	$—
	Equity LTI (2)	12/31/2020	$—	$—	$—	60,584	$2,549,981
David M. Kelly	Annual Incentive (1)	12/31/2020	$108,000	$432,000	$864,000	—	$—
	Equity LTI (2)	12/31/2020	$—	$—	$—	31,955	$1,344,986
Kye L. Mitchell	Annual Incentive (1)	12/31/2020	$108,000	$432,000	$864,000	—	$—
	Equity LTI (2)	12/31/2020	$—	$—	$—	31,183	$1,312,492
Andrew G. Thomas	Annual Incentive (1)	12/31/2020	$78,750	$315,000	$630,000	—	$—
	Equity LTI (2)	12/31/2020	$—	$—	$—	14,849	$624,994
(1)These amounts represent the estimated payouts under the 2020 annual incentive compensation plan. The threshold, as defined in Item 402(d) of Regulation S-K, represents the minimum amount payable upon attaining minimum performance thresholds established by the Committee each year. If the minimum performance thresholds are not attained, there would be no payout. The maximum payout is 200% of the target multiplier for all components of the 2020 annual incentive compensation plan. Actual payments for annual incentive compensation earned during 2020 are listed in the “Non-Equity Incentive Plan Compensation” column of the SCT.
(2)The equity LTI awards granted in the form of restricted stock under the 2020 Stock Incentive Plan on December 31, 2020 have a four-year vesting period with 25% of the award vesting annually, except for Mr. Dunkel’s award, which has a three-year vesting period with 33% of the award vesting annually. Restricted stock awards contain the right to forfeitable dividends in the form of additional shares of restricted stock at the same rate as the cash dividend on common stock and containing the same vesting provisions as the underlying award. The fair market value of restricted stock is determined based on the closing stock price of Kforce’s common stock at the date of grant. The stock price and grant date fair value for the December 31, 2020 awards was $42.09. The aggregate grant date fair value of the awards is included within the amounts presented in the “Stock Awards” column of the SCT.

OPTION EXERCISES AND STOCK VESTED
For Fiscal Year Ended December 31, 2020

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
David L. Dunkel	82,784	$3,521,631
Joseph J. Liberatore	60,334	$2,566,608
David M. Kelly	37,907	$1,612,564
Kye L. Mitchell	36,166	$1,538,502
Andrew G. Thomas	19,334	$819,138
(1)The value realized for Kforce restricted stock vesting represents the market value of Kforce common stock at the time of vesting multiplied by the number of shares vested.
35 Kforce 2021 Proxy Statement

PENSION BENEFITS
For Fiscal Year Ended December 31, 2020

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
David L. Dunkel	Supplemental Executive Retirement Plan	14	$15,005,778	$—
Joseph J. Liberatore	Supplemental Executive Retirement Plan	14	$5,622,082	$—
(1)On each anniversary of the effective date, each NEO is credited with a year of service. The NEOs were not credited with any years of service prior to December 31, 2006, which is the effective date of the plan.
(2)Represents the actuarial present value of the accumulated benefit obligation computed as of the same pension plan measurement date used for financial reporting purposes with respect to Kforce’s consolidated financial statements for fiscal year 2020. For a discussion of the assumptions used, refer to Note 12, Employee Benefit Plans, to Kforce’s Consolidated Financial Statements, included in our Annual Report on Form 10-K for fiscal year 2020.
NONQUALIFIED DEFERRED COMPENSATION
For Fiscal Year Ended December 31, 2020

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
David L. Dunkel	$—	$—	$(54,586)	$—	$210,122
Joseph J. Liberatore	$—	$—	$—	$—	$—
David M. Kelly	$—	$—	$—	$—	$—
Kye L. Mitchell	$—	$—	$—	$—	$—
Andrew G. Thomas	$—	$—	$214,973	$—	$758,131
(1)None of our NEOs participated in Kforce’s nonqualified deferred compensation plan during 2020.
(2)The aggregate earnings for 2020 represents appreciation or depreciation in the market value of the respective accounts’ holdings and interest and dividends generated thereon. These amounts were not reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the SCT for 2020 as there were no above-market or preferential earnings generated.
(3)The aggregate balance include amounts related to employer contributions made by Kforce that were previously reported in the SCTs for prior years.
36 Kforce 2021 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
This section describes amounts that would have been payable to the NEOs for various service termination or change in control (CIC) scenarios on December 31, 2020. In 2009, the Committee resolved to not enter into any new employment agreements or materially amend any existing employment agreements with its executives that contain excise tax gross-up provisions going forward. In 2017, the Committee resolved to not enter into any new employment agreements or materially amend any existing employment agreements with its executives that contain provisions for severance payments that exceed 1x cash compensation or change in control severance payments that exceed 2x cash compensation.
The employment agreements for each NEO have been publicly filed and condition the receipt of certain severance and CIC benefits based on confidentiality and client and employee non-solicitation provisions, as specified in those agreements; the typical length of the non-solicitation restrictions is two years. In addition, the Firm’s standard severance and release agreements condition the receipt of severance benefits on continuing to honor these restrictions; these severance agreements also include standard non-disparagement clauses.
Employment Agreement Severance Based on Termination By Employer For Cause or By Employee Without Good Reason
Pursuant to the provisions of each NEO’s respective employment agreement and of the SERP, upon a termination either by the employer for cause or by the employee without good reason, the NEOs would be eligible to receive all earned and accrued salary, annual incentive and employee benefits such as paid-time off, as of the termination date and would also have the ability to exercise, if necessary, all plan-based awards that were vested as of the termination date. Under this scenario, none of the NEOs would be eligible for a severance payment or accelerated vesting of any unvested equity awards. As a result, a column for this scenario has been omitted from the table below.
Employment Agreement Severance Based on Termination By Employer Without Cause or By Employee For Good Reason
Pursuant to the provisions of each NEO’s respective employment agreement, upon a termination by the employer without cause or by the employee for good reason, the NEO would be eligible for a severance payment. For Messrs. Dunkel and Liberatore, the severance is calculated using a factor (2.99 for Mr. Dunkel and 2.00 for Mr. Liberatore) and applying it to the sum of their salaries on the date of termination plus the average of their cash bonuses over a period of time (three years for Mr. Dunkel and two years for Mr. Liberatore). For Messrs. Kelly and Thomas and Ms. Mitchell, the severance is calculated as the sum of their salaries on the date of termination plus (1) the average of their cash bonuses over a period of two years and (2) the lesser of the average value of any stock, restricted stock, stock appreciation rights or alternative LTI over a period of two years, or $200,000.
Employment Agreement Severance Based on Termination By Employer Without Cause or By Employee For Good Reason - Following a Change in Control
Pursuant to the provisions of each NEO’s respective employment agreement, upon a termination by the employer without cause or by the employee for good reason following a CIC, the NEO would be eligible for a severance payment, calculated differently from the scenario directly above. For Messrs. Dunkel and Liberatore, the severance is calculated using a factor of 2.99 and applying it to the sum of their salaries on the date of termination plus the average of their cash bonuses and the value of any stock, restricted stock or stock options over a period of three years. For Messrs. Kelly and Thomas and Ms. Mitchell, the severance is calculated using a factor of 2.00 and applying it to the sum of their salaries on the date of termination plus (1) the average of their cash bonuses over a period of two years and (2) the average value of any stock, restricted stock, stock appreciation rights or alternative LTI over a period of two years.
Pursuant to the provisions of each NEO’s respective employment agreement, upon a termination by the employer without cause or by the employee for good reason following a CIC, the NEO would be eligible for a continuation of health care benefits. For Messrs. Dunkel and Liberatore, the benefits shall continue for a period of three years and for Messrs. Kelly and Thomas and Ms. Mitchell, the benefits shall continue for a period of two years after the termination date.
Pursuant to the terms of all of the NEOs’ outstanding restricted stock award agreements, the remaining unvested restricted stock would immediately vest upon a CIC.
Pursuant to the provisions of the SERP, Messrs. Dunkel and Liberatore are credited with up to ten years of additional cumulative years of service upon a CIC.
Change in Control
Pursuant to the provisions of each NEO’s respective employment agreement, there would be no severance payment subsequent to a CIC in the absence of a termination.
Pursuant to the terms of all of the NEOs’ outstanding restricted stock award agreements, the remaining unvested restricted stock would immediately vest upon a CIC.
37 Kforce 2021 Proxy Statement

Death or Disability
Pursuant to the provisions of each NEO’s respective employment agreement, none of the NEOs would be eligible for a severance payment upon death or disability.
Each of the respective employment agreements for our NEOs provides for a continuation of salary and health care benefits under certain situations. Upon death, the NEO’s beneficiary would continue to receive the NEO’s salary and benefits for a period of time (2.99 years for Messrs. Dunkel and Liberatore and one year for Messrs. Kelly and Thomas and Ms. Mitchell). Upon disability, the NEO’s salary and benefits would be continued until the earlier of (1) death, (2) the NEO’s 65th birthday or (3) 2.99 years for Messrs. Dunkel and Liberatore and two years for Messrs. Kelly and Thomas and Ms. Mitchell.
Pursuant to the terms of all of the NEOs’ outstanding restricted stock award agreements, all unvested restricted stock would immediately vest upon death or disability.
Pursuant to the provisions of the SERP, upon termination due to disability, Messrs. Dunkel and Liberatore would be entitled to a continuation of crediting of additional years of cumulative service for a period of 2.99 years. Upon death or disability, Messrs. Dunkel and Liberatore are entitled to continuation of base salary pursuant to their employment agreements. If this benefit is less than the benefit otherwise payable under the SERP, the SERP benefit is net of the related benefit under their employment agreements.
Retirement
Pursuant to the provisions of each NEO’s respective employment agreement, none of the NEOs would be eligible for a severance payment upon retirement.
Pursuant to the terms of all of the NEOs’ outstanding restricted stock award agreements, there would be no accelerated vesting of any unvested equity awards.
Pursuant to the provisions of the SERP, certain conditions allow for early retirement as early as age 55 and vesting under the plan is defined as 100% upon a participant’s attainment of age 55 and 10 years of service. Since the SERP was adopted on December 31, 2006, Messrs. Dunkel and Liberatore have both attained the years of service requirement. The benefits under the SERP are reduced for a participant that has not reached age 62 with 10 years of service or age 55 with 25 years of service with a percentage reduction up to the normal retirement age. At December 31, 2020, Mr. Dunkel has attained the requirements for an unreduced retirement benefit under the plan and Mr. Liberatore has attained the requirements for a reduced retirement benefit under the plan, both of which would be paid following a six-month period after retirement.
Potential Payments
The table on the following page displays the amounts that would have been payable to the NEOs for various service termination or CIC scenarios on December 31, 2020. The amounts that would actually be payable to the NEOs, if employment termination or a CIC were to occur in the future, would be different than those set forth in the table below, which are calculated under the assumption that the event occurred on December 31, 2020 and based on the closing price of Kforce’s common stock on the last trading day of the year. We note that such payments are contingent upon various factors in place at the time of the occurrence of the assumed event, including, but not limited to: each executive’s current salary rate, annual incentive bonus awards and annual equity LTIs; the amount and type of unvested equity and other incentive awards held by the executive; the trading price of Kforce’s common stock; the cost of providing employee benefits; the executive’s elections of employee benefits; the executive’s age and/or years of service with Kforce; the date of termination; the circumstances of the termination; and the executive’s historical salary, bonuses and equity LTIs.

38 Kforce 2021 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE
At Fiscal Year Ended December 31, 2020

Name	Retirement	Termination By Employer Without Cause or By Employee For Good Reason	Following CIC - Termination By Employer Without Cause or By Employee For Good Reason	CIC - No Termination	Death		Disability
David L. Dunkel
Severance payment (1)	$—	$6,502,378	$13,977,359	$—	$—		$—
Equity-based compensation (2)	—	—	6,645,339	6,645,339	6,645,339		6,645,339
Continuation of base salary (3)	—	—	—	—	2,530,066		—
Continuation of health benefits (4)	—	—	9,112	—	9,112		—
SERP (5)	14,758,475	—	14,758,475	—	12,228,409		14,758,475
Total	$14,758,475	$6,502,378	$35,390,285	$6,645,339	$21,412,926		$21,403,814
Joseph J. Liberatore
Severance payment (1)	$—	$2,971,350	$10,682,076	$—	$—		$—
Equity-based compensation (2)	—	—	6,644,076	6,644,076	6,644,076		6,644,076
Continuation of base salary (3)	—	—	—	—	1,908,382		1,908,382
Continuation of health benefits (4)	—	—	18,542	—	18,542	6373	18,542
SERP (5)	4,594,513	—	6,891,711	—	2,686,121		2,686,121
Total	$4,594,513	$2,971,350	$24,236,405	$6,644,076	$11,257,121		$11,257,121
David M. Kelly
Severance payment (1)	$—	$1,171,400	$4,632,782	$—	$—		$—
Equity-based compensation (2)	—	—	3,976,664	3,976,664	3,976,664		3,976,664
Continuation of base salary (3)	—	—	—	—	473,563		935,445
Continuation of health benefits (4)	—	—	14,672	—	7,409		14,672
Total	$—	$1,171,400	$8,624,118	$3,976,664	$4,457,636		$4,926,781
Kye L. Mitchell
Severance payment (1)	$—	$1,171,400	$4,567,774	$—	$—		$—
Equity-based compensation (2)	—	—	3,812,848	3,812,848	3,812,848		3,812,848
Continuation of base salary (3)	—	—	—	—	473,563		935,445
Continuation of health benefits (4)	—	—	19,047	—	9,618		19,407
Total	$—	$1,171,400	$8,399,669	$3,812,848	$4,296,029		$4,767,700
Andrew G. Thomas
Severance payment (1)	$—	$924,555	$2,699,101	$—	$—		$—
Equity-based compensation (2)	—	—	1,997,254	1,997,254	1,997,254		1,997,254
Continuation of base salary (3)	—	—	—	—	345,306		682,095
Continuation of health benefits (4)	—	—	6,135	—	3,098		6,135
Total	$—	$924,555	$4,702,490	$1,997,254	$2,345,658		$2,685,484
(1)If any payment or distribution by Kforce to Messrs. Dunkel or Liberatore is determined to be subject to the excise tax imposed under Section 4999 of the Code, Messrs. Dunkel or Liberatore would be entitled to receive from Kforce a payment in an amount sufficient to place them in the same after-tax financial position that they would have been if they had not incurred any excise tax. The severance amount in the event of a CIC for Mr. Dunkel includes $2.4 million of excise tax gross-up, while the amount for Mr. Liberatore does not include any excise tax gross-up because the calculation resulted in no excise tax amount. Employment agreements with Messrs. Kelly and Thomas and Ms. Mitchell do not contain excise tax gross-up provisions and, thus, no amounts were included in the tables above.
(2)The amounts represent the number of applicable unvested restricted stock shares on December 31, 2020, multiplied by $42.09, which was Kforce’s closing stock price on that date.
(3)For purposes of the Disability scenario, we have used 2.99 years for Mr. Liberatore and 2.00 years for Messrs. Kelly and Thomas and Ms. Mitchell as these are deemed to be the most probable outcomes if a disability occurred on December 31, 2020, given their current ages, while Mr. Dunkel’s amount is zero due to his current age. The annual payment amounts have been discounted at a rate of 2.50%, which is the lump sum conversion rate that was utilized for the SERP benefit at December 31, 2020.
(4)These amounts represent the value of Kforce’s portion of the health care benefits provided to each respective NEO consistent with those benefits received as of December 31, 2020. For purposes of the Disability scenario, Mr. Dunkel’s portion is zero due to his current age. The annual benefit amounts have been discounted at a rate of 2.00%, which is the discount rate that was utilized for the SERP benefit at December 31, 2020.
(5)These amounts represent the lump sum present value of the future monthly vested benefit as determined pursuant to the SERP, using a lump sum conversion rate of 2.50%. Upon death or disability, Messrs. Dunkel and Liberatore are entitled to continuation of base salary pursuant to their employment agreements and if this benefit is less than the benefit otherwise payable under the SERP, the SERP benefit disclosed is net of the related benefit under their employment agreements.
39 Kforce 2021 Proxy Statement

PROPOSAL 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Act requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our NEOs, as disclosed in this proxy statement.
As described in the CD&A above, Kforce’s executive compensation program is designed to attract, motivate and retain our NEOs who are able to maximize shareholder value in an industry where we believe people represent the true assets of Kforce. Our Board believes that executive compensation levels are commensurate with Kforce’s performance and shareholder return, promote a pay-for-performance philosophy and are strongly aligned with the interests of our shareholders.
We are asking our shareholders to indicate their support for our executive compensation. This proposal, commonly known as a Say On Pay proposal, is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement in accordance with the SEC’s compensation disclosure rules.
This advisory vote on executive compensation is not binding, however, the Board and Compensation Committee value the opinions expressed by our shareholders and will consider the outcome of the vote when making future decisions on our executive compensation.
Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:
RESOLVED, that the compensation paid to Kforce’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.
VOTE REQUIRED
Approval of this proposal requires the affirmative vote of a majority of the shares entitled to vote on the matter. An abstention is considered as present and entitled to vote and will have the effect of a vote against the proposal. A broker non-vote is considered not entitled to vote and will not affect the voting.

THE BOARD UNANIMOUSLY RECOMMENDS AN ADVISORY VOTE FOR PROPOSAL 3.

40 Kforce 2021 Proxy Statement

PROPOSAL 4. APPROVAL OF THE KFORCE INC. 2021 STOCK INCENTIVE PLAN
Since the completion of its Initial Public Offering in August 1995, Kforce has had a series of key employee equity incentive plans, with the most recent being the Kforce Inc. 2020 Stock Incentive Plan (the “2020 SIP”). These plans were designed to provide an additional incentive to and for the retention of executives, employees and directors that we believe are key to the success of Kforce, especially given that we consider our people to be the true assets of Kforce. The Board believes these plans have been effective in providing such incentive and retention benefits. The Board also believes that for Kforce to continue to attract and retain outstanding individuals, it must continue to have incentive plans of these types in place. Depending on performance and fluctuations in Kforce’s stock price, similar to what we experienced in 2020 as a result of the COVID-19 pandemic, the remaining shares available for grant under the 2020 SIP may be limited and may not satisfy Kforce’s needs over the next few years.
CURRENT AWARDS OUTSTANDING
Set forth below is selected data for the 2020 SIP as of February 22, 2021 (in thousands):

Award Type	Shares Outstanding
Restricted stock outstanding (unvested)	1,140
Stock options outstanding	None
Shares remaining for grant under the 2020 SIP (1)	947
(1)This is equivalent to the number of full value shares available for issuance under the 2020 SIP.
For additional information regarding stock-based awards previously granted, refer to Note 16, Stock Incentive Plans, to Kforce’s Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2020.

What We Do		What We Don’t Do
☑	Require Board Approval for Accelerated Vesting Upon a Change in Control	☒	Pay Out Dividends or Dividend Equivalents on Unvested Awards
☑	Require Minimum Levels of Share Ownership	☒	Allow Repricing or Cash Buyouts of Previous Equity-Based LTI Grants
☑	Maintain a Significant Clawback Policy	☒	Allow Hedging or Pledging or Other Related Activities
☑	Minimum Vesting Period of One Year for All Award Types	☒	Allow Liberal Share Recycling
☑	Minimum Holding Period of One Year After Exercise for Options and SARs
SUMMARY OF PROPOSAL
The potential insufficiency of the remaining shares available for grant under the 2020 SIP would result in a critical element of our overall compensation structure either not being available or significantly limited. Therefore, the Board believes it is in the best interests of Kforce and its shareholders to adopt a new 2021 Stock Incentive Plan (the 2021 SIP). Accordingly, in March 2021, the Board adopted the 2021 SIP, subject to shareholder approval. Therefore, the 2021 SIP will become effective only upon the shareholder approval.
If the 2021 SIP is approved, the aggregate number of shares of common stock that may be subject to awards under the 2021 SIP (the Share Reserve) will be: (1) 1,300,000 shares (or, nearly 478,000 full value shares), plus (2) any shares of common stock that, as of the date this plan is approved by the shareholders of the Firm, are reserved and available for grant or issuance under the 2020 SIP, and are not issued or subject to outstanding grants (the 2020 SIP Reserved Shares). Upon the approval of the 2021 SIP by the shareholders of the Firm, no additional grants shall be made under the 2020 SIP. As of the date of the adoption of the 2021 SIP by the Board, the number of 2020 SIP Reserved Shares is 2,575,000 Shares (or, nearly 947,000 full value shares). Therefore, as of the date of the adoption of the 2021 SIP by the Board, the Share Reserve is 3,875,000 (or, nearly 1,425,000 full value shares), subject to adjustment to reflect the grant, termination, cancellation, or forfeiture of outstanding awards under the 2020 SIP after the date of adoption of the 2021 SIP by the Board and prior to the approval by our shareholders. Each option or SAR granted shall reduce the Share Reserve by one share; and each full value share shall reduce the Share Reserve by 2.72 Shares. The aggregate number of shares of common stock available under the 2021 SIP is expected to last two to three years.
The potential dilutive effect of restricted stock outstanding (unvested) of approximately 1,140,000 and the number of full value shares available for issuance under the 2021 SIP, if approved, of nearly 1,425,000 is approximately 12% on a fully diluted basis.
DESCRIPTION OF THE 2021 SIP, SUBJECT TO SHAREHOLDER APPROVAL
The following summary of the 2021 SIP is qualified in its entirety by the terms of the 2021 SIP as set forth in Appendix A.
Purposes. The purposes of the 2021 SIP are to attract and retain highly qualified individuals for and in positions of substantial responsibility, to provide additional incentive to the Firm’s employees and consultants in contributing to the success and progress of the Firm, and to align participants’ interests directly to those of the Firm’s shareholders through increased stock ownership.
41 Kforce 2021 Proxy Statement

Awards. The 2021 SIP provides for awards of incentive stock options, nonqualified stock options, stock awards (including restricted stock and restricted stock units), SARs, and other stock-based awards. The Board may adopt sub-plans applicable to particular foreign subsidiaries. With limited exceptions, the rules of such sub-plans may take precedence over other provisions of the 2021 SIP.
Stock Subject to the 2021 SIP. The aggregate number of shares of common stock that may be subject to awards under the 2020 SIP, subject to adjustment upon a change in capitalization, is 3,875,000, which includes shares that are reserved and available for grant and issuance under the 2020 SIP, and are not issued or subject to outstanding grants under the 2020 SIP. If any portion of an award under the 2021 SIP or the 2020 SIP, for any reason expires, is terminated, is canceled or is forfeited, the shares allocable to the expired, terminated, canceled, or forfeited portion of the award will become available for future awards under the 2021 SIP at a rate of 2.72 shares for each expired, terminated, canceled, or forfeited share. However, the following shares are not available for issuance under the 2021 SIP; shares tendered or withheld as payment for option or SAR exercises, shares tendered by grantees or withheld by the Firm to cover tax withholding requirements for any type of award and shares that have been repurchased by the Firm using stock option exercise proceeds. Each option or SAR granted under the 2021 SIP will reduce the number of shares available for future awards by one share, and each full value award share will reduce the available shares by 2.72 shares. Such shares may be authorized, but unissued, or reacquired shares of common stock.
Administration. The 2021 SIP will be administered by the Committee. Subject to the other provisions of the 2021 SIP, the Committee has the power to determine the terms of each award granted, including the type of award, the exercise price of options, the number of shares subject to the award and the exercisability, vesting or settlement thereof.
Eligibility. The 2021 SIP provides that the Committee may grant awards to associates of the Firm and its subsidiaries, and to consultants, including non-employee directors. The Committee may grant incentive stock options only to employees. There are currently approximately 2,300 associates and 10,600 consultants and eight non-employee directors who are eligible to receive grants of awards under the 2021 SIP. A grantee who has received a grant of an award may, if he or she is otherwise eligible, receive additional award grants. The Committee selects the grantees and determines the number of shares of common stock to be subject to each award.
Maximum Awards for Non-Employee Directors. The 2021 SIP includes annual limits on the value of awards that may be granted to non-employee directors. A non-employee director may not receive options and SARs with an aggregate grant date fair value of more than $220,000 during any calendar year, and may not receive stock awards and other stock-based awards with an aggregate grant date fair value of more than $250,000 in any calendar year.
Maximum Term and General Terms and Conditions of Awards. With respect to any grantee who owns stock possessing ten percent or more of the voting power of all classes of stock of the Firm, the maximum term of any incentive stock option granted to such grantee must not exceed five years. The term of all other awards granted under the 2021 SIP may not exceed ten years, except that permissible deferrals of awards may extend beyond ten years. Each award granted under the 2021 SIP is evidenced by a written or electronic agreement between the grantee and Firm.
An award agreement may set forth the manner in which the grantee’s death or termination of continuous status as an employee or consultant and related events will affect the award. However, in the absence of an explicit provision in the applicable award agreement, the 2021 SIP provides the default manner in which the grantee’s termination will affect the grantee’s awards. The default provisions in the 2021 SIP provide that upon a grantee’s termination of continuous status as an employee or consultant for any reason, all of the grantee’s outstanding unvested awards will be forfeited. If the grantee’s continuous status as an employee or consultant is terminated for cause, all of the grantee’s unexercised options and SARs will be forfeited. In the event of the grantee’s death or termination of continuous status as an employee or consultant as a result of disability, the vested portions of the grantee’s outstanding options and SARs may be exercised within 90 days following the grantee’s death or termination, whichever is applicable. In the event of termination of the grantee’s continuous status as an employee consultant for a reason other than death, disability, or cause, the vested portions of the grantee’s outstanding options and SARs may be exercised within 30 days following the grantee’s termination. Except as described below, an award granted under the 2021 SIP is not transferable by the grantee, other than by will or the laws of descent and distribution, and is exercisable during the grantee’s lifetime only by the grantee. In the event of the grantee’s death, an option or SAR may be exercised by a person who acquires the right to exercise the award by bequest or inheritance. To the extent and in the manner permitted by applicable law and the Committee, a grantee may transfer an award to certain family members and other individuals and entities, but a transfer to a third party for value is not permitted.
Minimum Vesting Requirement. Except with respect to a maximum of five percent of the shares subject to the 2021 SIP, and except for a provision in the 2021 SIP or an individual award agreement or an employment agreement with the grantee for an acceleration of vesting in the event of the death or disability of the grantee or a change in control, no award will provide for vesting that is any more rapid than vesting on the one year anniversary of the date of grant or, with respect to a performance-based award, a performance period that is less than twelve months.
Options. The Committee will not grant to any employee in any calendar year options to purchase more than 500,000 shares of common stock, and will not grant to any consultant (excluding non-employee directors, who are subject to the annual limits on the value of options and SARs described above) in any calendar year options to purchase more than 100,000 shares. Each option granted under the 2021 SIP is subject to the following terms and conditions (the award agreement may contain other terms and conditions not inconsistent with the 2021 SIP, as determined by the Committee).
42 Kforce 2021 Proxy Statement

Exercise Price. The Committee determines the exercise price of options to purchase shares of common stock at the time the options are granted. As a general rule, the exercise price of an option must be no less than 100 percent (110 percent for an incentive stock option granted to a grantee who owns stock possessing ten percent or more of the voting power of all classes of stock of the Firm) of the fair market value of the common stock on the date the option is granted. The closing market price per share of the common stock as of the Record Date was $49.98 per share. The 2021 SIP provides exceptions for certain options granted in connection with an acquisition by the Firm of another corporation.
Exercise of the Option. Each award agreement specifies the term and vesting of the option. The vesting provisions are determined by the Committee, subject to the minimum vesting requirement described above. An option is exercised by giving written or electronic notice of exercise to the Firm, specifying the number of full shares of common stock to be purchased and by tendering full payment of the purchase price to the Firm.
Form of Consideration. The award agreement specifies the option exercise procedures. Except as otherwise determined by the Committee in the award agreement, the acceptable form of consideration when exercising an option generally may consist of any combination of cash, personal check, wire transfer, other shares of Firm’s common stock, or net exercise.
Value Limitation. If the aggregate fair market value of all shares of common stock subject to a grantee’s incentive stock option which are exercisable for the first time during any calendar year exceeds $100,000, the excess options will be treated as nonqualified options. For this purpose, fair market value is determined as of the grant date.
Holding Requirement. Each grantee who is an NEO will be required hold the shares of Common Stock acquired upon exercise of an option for a minimum period of one year following the date of exercise.
Stock Appreciation Rights. The exercise of a SAR will entitle the grantee to receive the excess of the fair market value of a share of common stock on the date of exercise over the base price for each share with respect to which the SAR is exercised. The base price of a SAR must be no less than 100 percent of the fair market value of the common stock on the date the SAR is granted. The closing market price per share of the common stock as of the Record Date was $49.98 per share. The terms of the vesting of a SAR are determined by the Committee, subject to the minimum vesting requirement described above. During any calendar year, the Committee will not grant to any employee SARs covering more than 500,000 shares, and will not grant to any consultant (excluding non-employee directors, who are subject to the annual limits on the aggregate value of options and SARs described above) SARs covering more than 100,000 shares. Payment upon exercise of a SAR may be in cash, shares of common stock or a combination of cash and shares, as determined by the Committee. SARs may be exercised by the delivery to the Firm of a written or electronic notice of exercise. Each grantee who is an NEO will be required hold the shares of Common Stock acquired upon exercise of a SAR for a minimum period of one year following the date of exercise.
Stock Awards. A stock award may be made in shares of common stock or in units representing rights to receive shares. During any calendar year, no stock awards covering more than 500,000 shares of common stock may be granted to any employee, and no stock awards covering more than 100,000 shares may be granted to any consultant (excluding non-employee directors, who are subject to the annual limits on the aggregate value of options and other stock-based awards described above). Subject to the minimum vesting requirement described above, the award agreement will set forth any vesting, forfeiture, settlement, or payment conditions applicable to the stock award. Conditions for effectiveness or vesting may be time-based, performance-based, or both time-based and performance-based. A stock award made in shares may be designated as an award of restricted stock, and a stock award denominated in units may be designated as an award of restricted stock units or RSUs. An award of restricted stock generally entitles the grantee to voting rights, and may entitle the grantee to dividend and other ownership rights, during the period in which the award is subject to forfeiture conditions. Although an award of RSUs generally will not provide any shareholder rights to the grantee until such time, if any, as the underlying shares are actually issued to the grantee, the Committee may provide in a restricted stock unit award agreement for the payment of dividend equivalents. However, the grantee will not receive payment of any dividends or dividend equivalents unless and until the stock award has become vested.
Other Stock-Based Awards and Cash-Based Awards. The Committee may grant other stock-based awards in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by applicable law, as the Committee determines in its discretion. Other stock-based awards may be denominated in cash, in shares of common stock or other securities, in units, in securities or debentures convertible into common stock, or in any combination of the foregoing, and may be paid in cash, in shares of common stock or other securities, or in any combination of the foregoing, all as determined in the discretion of the Committee. Subject to the minimum vesting requirement described above, the terms and conditions of any other stock-based award may include, without limitation, terms and conditions relating to dividend and voting rights, as well as time-based and/or performance-based, or other condition(s) on the effectiveness or vesting of the award. However, the grantee will not receive payment of any dividends or dividend equivalents unless and until the award has become vested. During any calendar year, no other stock-based awards covering more than 500,000 shares of common stock may be granted to any employee, and no other stock-based awards covering more than 100,000 shares may be granted to any consultant (excluding non-employee directors, who are subject to the annual limits on the aggregate value of stock awards and other stock-based awards described above). The maximum amount that a grantee may earn by satisfaction of performance goals during any calendar year under other stock-based awards that are denominated in cash or any medium other than shares or units representing rights to receive shares is $7,500,000. For purposes of the limitation stated in the immediately preceding sentence, the calendar year in which the applicable performance goal(s) is satisfied is the calendar year in which the limitation applies, without regard to the duration of the performance period or any additional time-based vesting conditions or other terms or conditions relating to the payment of the other stock-based award.
43 Kforce 2021 Proxy Statement

Performance-Based Awards. The Committee may grant options, SARs, stock awards and/or other stock-based awards with respect to which the amount, grant, vesting, or settlement is contingent upon the achievement of specific performance goals. The Committee will determine the performance goal(s), the performance period, and the performance measure(s) that will be applied with respect to each such award at the time of grant.
The Committee will establish the performance goal or goals for the applicable performance period based upon the performance measure selected by the Committee to apply to each award and a formula or matrix prescribing the extent to which such award will be granted and/or vested based upon the level of achievement of such performance goal or goals. The Committee may establish different performance goals for different grantees and different awards. The performance goals with respect to such performance measurement criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The performance goals may be established in terms of Firm-wide objectives or objectives that are related to the performance of the individual grantee or the subsidiary, division, department, or function within the Firm or subsidiary in which the Grantee is employed, or any other manner that the Committee determines appropriate in its discretion. Performance goals need not be based on audited financial results.
Notwithstanding the achievement of any performance goal and any contrary provision of the 2021 SIP, the Committee may, in its discretion, reduce the amount of compensation otherwise to be paid or earned in connection with an award. The Committee may determine performance before payment of bonuses, capital charges, non-recurring income or expense, items of an unusual nature or of a type that indicates infrequency of occurrence, or other financial and general and administrative expenses for the performance period, and may measure the attainment of the performance goal by appropriately adjusting the evaluation of performance goal performance to exclude the effect of any changes in accounting principles affecting the Firm’s or a business unit’s reported results. The Committee may establish additional rules and procedures relating to the Committee’s ability to adjust aspects of a performance-based award, including the ability to increase or decrease the amount of compensation payable under the award, and the Committee’s certification or other determination of the extent to which performance goals have or have not been achieved.
Adjustment upon Changes in Capitalization. In the event of changes in the common stock by reason of any stock splits, reverse stock splits, stock dividends, or other change in the capital structure of the Firm or extraordinary dividend, spinoff, or similar event affecting the value of common stock, an appropriate adjustment will be made by the Board in the number of shares of common stock subject to the 2021 SIP, the number of shares subject to any award outstanding under the 2021 SIP, the exercise price of any such outstanding award, any share-based performance condition, and the annual per-person limitations on awards. The determination of the Board, as to which adjustments will be made, will be conclusive.
Change in Control. In the event of a change in control of the Firm, then the following provisions apply:
Vesting. In the event of a change in control of the Firm, the Board may accelerate the vesting of any outstanding award that is not fully vested on the date of the change in control.
Dissolution or Liquidation. In the event of a proposed dissolution or liquidation of the Firm, all outstanding awards will terminate immediately before the consummation of such proposed action. The Board may, in the exercise of its discretion in such instances, declare that any option or SAR will terminate as of a date fixed by the Board and give each grantee the right to exercise his option or SAR as to all or any part of the shares covered by such award, including shares as to which the award would not otherwise be exercisable.
Merger or Asset Sale. In the event of a merger of the Firm with or into another corporation, the sale of substantially all of the assets of the Firm or the acquisition by any person, other than the Firm or other named persons expressly excluded in the 2021 SIP, of 50 percent or more of the Firm’s then outstanding securities, each award will be assumed or an equivalent award will be substituted by the successor corporation; provided, however, if such successor or purchaser refuses to assume the then outstanding awards, the Board may accelerate the vesting of any outstanding award that is not fully vested on the date of the change in control.
Restriction on Repricing. The 2021 SIP expressly prohibits any modification or amendment of an option or SAR that constitutes a repricing under the Nasdaq listing rules, unless the Firm’s shareholders approve the modification or amendment. For this purpose, a repricing is generally defined as lowering the exercise or base price of an option or SAR after it is granted, any other action that is treated as a repricing under generally accepted accounting principles, or granting a new award or cash in exchange for the cancellation of an option or SAR with an exercise price or base price that exceeds the current fair market value of the underlying stock, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction. The definition of repricing also includes any other action that has the same effect as one of these prohibited actions. Adjustments to the exercise price or number of shares subject to an option or SAR to reflect the effects of a stock split or other extraordinary corporate transaction will not constitute a repricing.
Amendment and Termination of the 2021 SIP. The Board may at any time amend, alter, suspend or terminate the 2021 SIP. The Firm will obtain shareholder approval of any amendment to the 2021 SIP in such a manner and to such a degree as is necessary and desirable to comply with any applicable law or regulation, including the requirements of any exchange on which the common stock is listed or quoted. Under these laws and regulations, however, shareholder approval will not necessarily be required for all amendments which might increase the cost of the 2021 SIP or broaden eligibility. Unless terminated earlier by the Board, the 2021 SIP will terminate on April 22, 2031. Any awards outstanding under the 2021 SIP at the time of its termination will remain outstanding until they expire by their terms.
44 Kforce 2021 Proxy Statement

Tax Consequences. The federal income tax consequences of participation in the 2021 SIP are complex and subject to change. The following discussion is only a summary of the general tax rules applicable to the 2021 SIP.
Options. Options granted under the 2021 SIP may be either incentive stock options or non-qualified stock options. Options that are designated as incentive stock options are intended to qualify as such under Section 422 of the Code. With respect to incentive stock options, neither the grant nor the exercise of the option will subject the employee to taxable income, other than under the Alternative Minimum Tax (Section 56(b)(3) of the Code), which is not discussed in detail in this summary. There is no required tax withholding in connection with the exercise of incentive stock options. Upon the ultimate disposition of the stock obtained on an exercise of an incentive stock option, the employee’s entire gain will be taxed at the rates applicable to long-term capital gains, provided the employee has satisfied the prescribed holding periods relating to incentive stock options and the underlying stock. This treatment will apply to the entire amount of gain recognized on the sale of the stock, including the portion of gain that reflects the spread on the date of exercise between the fair market value of the stock at the time of grant and the fair market value of the stock at the time of exercise.
The Firm does not receive a compensation deduction for tax purposes with respect to incentive stock options. However, if the employee disposes of the stock purchased on exercise of the incentive stock option prior to the expiration of the applicable holding periods required by Section 422 of the Code, the Firm will be entitled to a deduction equal to the employee’s realization of ordinary income by virtue of the employee’s disqualifying disposition.
Non-qualified stock options granted under the 2021 SIP will not qualify for any special tax benefits to the option holder. An option holder generally will not recognize any taxable income at the time he or she is granted a non-qualified option. However, upon its exercise, the option holder will recognize ordinary income for federal tax purposes measured by the excess of the fair market value of the shares at the time of exercise over the exercise price. The income realized by the option holder will be subject to income and other employee withholding taxes.
The option holder’s basis for determination of gain or loss upon the subsequent disposition of shares acquired upon the exercise of a non-qualified stock option will be the amount paid for such shares plus any ordinary income recognized as a result of the exercise of such option. Upon disposition of any shares acquired pursuant to the exercise of a non-qualified stock option, the difference between the sale price and the option holder’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more than one year at the time of their disposition.
In general, there will be no federal income tax deduction allowed to the Firm upon the grant or termination of a nonqualified stock option or a sale or disposition of the shares acquired upon the exercise of a nonqualified stock option. However, upon the exercise of a nonqualified stock option by a holder, the Firm will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that an option holder is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.
Stock Awards and Stock Appreciation Rights. With respect to stock awards and SARs that may be settled either in cash or in shares that are either transferable or not subject to a substantial risk of forfeiture, the grantee will realize ordinary taxable income, subject to tax withholding, equal to the amount of the cash or the fair market value of the shares received. The Firm will be entitled to a deduction in the same amount and at the same time as the compensation income is received by the grantee. With respect to restricted stock award shares that are both nontransferable and subject to a substantial risk of forfeiture, the award recipient will realize ordinary taxable income equal to the fair market value of the shares at the first time the shares are either transferable or not subject to a substantial risk of forfeiture. The Firm will be entitled to a deduction in the same amount and at the same time as the ordinary taxable income realized by the grantee.
Some awards, such as restricted stock unit awards, may be considered to be deferred compensation subject to special federal income tax rules under Section 409A of the Code. Failure to satisfy the applicable requirements under Section 409A of the Code for such awards would result in the acceleration of income and additional income tax liability to the grantee, including certain penalties. The 2021 SIP and awards under the 2021 SIP are intended to be designed and administered so that any awards that are considered to be deferred compensation will not result in negative tax consequences to the grantees under Section 409A of the Code.
All of the above-described deductions are subject to the limitations on deductibility described in Section 162(m) of the Code. Therefore, there can be no assurance that compensation attributable to 2021 SIP awards will be fully deductible under all circumstances. In addition, as a result of the provisions of Section 280G of the Code, compensation paid to certain employees resulting from vesting of awards in connection with a change in control of the Firm also may not be deductible.
The foregoing is only a summary of the effect of federal income taxation upon the award recipient and the Firm with respect to the grant and exercise of awards under the 2021 SIP, does not purport to be complete and does not discuss the tax consequences of the recipient’s death or the income tax laws of any municipality, state or foreign country in which a recipient may reside.
New Plan Benefits. All awards under the 2021 SIP are made at the discretion of the Committee. Therefore, the benefits and amounts that will be received or allocated under the 2021 SIP in the future are not determinable at this time.
45 Kforce 2021 Proxy Statement

RECOMMENDATION OF THE BOARD
The Board believes that the proposed 2021 SIP is necessary to ensure that a sufficient number of shares will be available to fund our compensation programs. If our shareholders do not approve this Plan, we will experience a shortfall of shares available for issuance that we believe may adversely affect our ability to attract, retain and reward NEOs and other key employees who contribute to our long-term success.
VOTE REQUIRED
Approval of this proposal requires the affirmative vote of a majority of the shares entitled to vote on the matter. An abstention is considered as present and entitled to vote and will have the effect of a vote against the proposal. A broker non-vote is considered not entitled to vote and will not affect the voting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 4.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides information about our common stock that may be issued under all of our existing equity compensation plans as of December 31, 2020:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders (1)	N/A	N/A	2,602,865
Employee stock purchase plans approved by shareholders (2)	N/A	N/A	2,675,985
(1)On April 28, 2020, the Kforce shareholders approved the 2020 SIP. The 2020 SIP allows for the issuance of stock options, stock appreciation rights, stock awards (including restricted stock awards (“RSAs”) and restricted stock units (“RSUs”)) and other stock-based awards. Each grant of options or stock appreciation rights reduces the available shares under the Kforce Inc. 2020 Stock Incentive Plan by an equal amount while each grant of stock awards reduces the available shares by 2.72 shares for each share awarded. As of the effective date of the 2020 Stock Incentive Plan, no additional awards may be granted pursuant to the previously approved 2019 Stock Incentive Plan; however, awards outstanding as of the effective date continue to vest in accordance with the terms of the 2019 Incentive Plan, 2017 Stock Incentive Plan, 2016 Stock Incentive Plan and 2013 Stock Incentive Plan, respectively. As of December 31, 2020, the number of outstanding issued and unvested shares under the 2020 Stock Incentive Plan, 2019 Stock Incentive Plan, 2017 Stock Incentive Plan, 2016 Stock Incentive Plan and 2013 Stock Incentive Plan were 361,229 shares, 280,969 shares, 291,874 shares, 92,312 shares and 111,059 shares, respectively. The weighted-average exercise price excludes these unvested shares because there is no exercise price for these awards.
(2)Includes the Kforce Inc. 2009 Employee Stock Purchase Plan. As of December 31, 2020, there were options outstanding under the Kforce Inc. 2009 Employee Stock Purchase Plan to purchase 4,248 shares of common stock at a discounted purchase price of $39.99.
STOCK OWNERSHIP INFORMATION
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires Kforce directors, executive officers and persons holding more than 10 percent of our common stock to file reports of ownership and changes in ownership of our common stock with the SEC.
Based solely on our review of copies of reports and written representations from the reporting persons, we believe that all directors, executive officers and persons holding more than 10 percent of our common stock timely met their reporting obligations with the exception of a two-day delay in filing a Form 4 for Ms. Dunwoody in March 2020 and a one-day delay in filing a Form 4 for Mr. Hackman in May 2020.

46 Kforce 2021 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
OWNERS OF MORE THAN 5%
The following table contains information about the number of shares of our common stock held as of the most recent practicable date (such date for each such owner is listed below in the applicable footnote) by persons we know to be the beneficial owners of more than five percent of our outstanding common stock. The percentage ownership is based on the number of shares of our common stock outstanding as of the Record Date.

Name of Individual or Identity of Group	Beneficially Owned Shares of Common Stock	Percent of Class
BlackRock, Inc. (1) 55 East 52nd Street, New York, New York 10055	2,139,511	9.7%
The Vanguard Group (2) 100 Vanguard Blvd.; Malvern, Pennsylvania 19355	2,049,148	9.2%
FMR LLC (3) 245 Summer Street; Boston Massachusetts 02210	1,549,666	7.0%

(1) Based on Amendment No. 13 to Schedule 13G filed January 29, 2021 in which BlackRock, Inc. reported that, as of December 31, 2020, it had sole voting power over 1,989,153 of the shares and sole dispositive power over all 2,139,511 shares.
(2) Based on Amendment No. 8 to Schedule 13G filed February 10, 2021 in which The Vanguard Group reported that, as of
December 31, 2020, it had sole voting power over 45,685 of the shares and sole dispositive power over 1,988,569 shares.
(3) Based on Schedule 13G filed February 8, 2021 in which FMR LLC reported that as of December 31, 2020, it had sole power to vote 484,962 of the shares and sole dispositive power over all 1,549,666 shares.
DIRECTORS AND NAMED EXECUTIVE OFFICERS
The following table shows the amount of Kforce common shares beneficially owned as of the Record Date by: (1) our NEOs; (2) our directors; and (3) all of our directors and executive officers as a group. The percentage ownership is based on the number of shares of our common stock outstanding as of the Record Date.

Name of Individual or Identity of Group	Beneficially Owned Shares of Common Stock (1) (2)	Restricted Stock Units (2)	Percent of Class
David L. Dunkel	929,023	—	4.2%
Joseph J. Liberatore	157,854	—	0.7%
David M. Kelly	117,896	—	*
Kye L. Mitchell	93,997	—	*
Andrew G. Thomas	101,834	—	*
Derrick Brooks	—	—	*
Catherine H. Cloudman	—	—	*
Ann E. Dunwoody	8,596	6,446	*
Mark F. Furlong	24,460	—	*
Randall A. Mehl	4,504	10,381	*
Elaine D. Rosen	18,886	20,970	*
N. John Simmons	15,857	—	*
Ralph E. Struzziero	18,640	14,524	*
All directors and executive officers as a group (3)	1,583,716	52,321	7.1%
*Less than 1% of the outstanding common shares
(1)Includes shares as to which voting and/or investment power is shared or controlled by another person, as follows: Mr. Dunkel, 5,849 (shares held by the David L. Dunkel 2011 Irrevocable Trust over which Mr. Dunkel has shared dispositive power).
(2)Amounts in the Beneficially Owned Shares of Common Stock column do not include shares to be received upon settlement of deferred restricted stock units more than 60 days after the Record Date; these shares are reflected in this Restricted Stock Units column of this table. The deferred restricted stock units have no voting rights and are not included in the Percent of Class column calculation.
(3)Balance includes all current NEOs, all current executive officers who are not NEOs (i.e., Messrs. Blackman and Hackman), and all current directors (i.e., those listed above).
47 Kforce 2021 Proxy Statement

GENERAL INFORMATION
Why have I received this proxy statement?
We sent you these materials because the Board of Kforce Inc. is soliciting your vote at the Firm’s 2022 Annual Meeting of Shareholders on the proposals:
•The election of three Class III directors to the Board for a three-year term expiring in 2024 (Proposal 1);
•Ratification of Deloitte & Touche LLP as the Firm’s independent registered public accountants for 2022 (Proposal 2);
•An advisory resolution on executive compensation (Proposal 3); and
•Approval of the Kforce Inc. 2021 Stock Incentive Plan (Proposal 4).
Will any other Business be conducted at the Annual Meeting?
We do not know of any other business to be considered at the Annual Meeting. If any other business is properly presented at the Annual Meeting, the persons named on your proxy card will have authority to vote on such matters at their discretion.
How does Kforce’s Board recommend I vote on the proposals?
The Board recommends that you vote your shares as follows:
•FOR election of the director nominees named in this Proxy Statement (Proposal 1);
•FOR ratification of Deloitte & Touche LLP as the Firm’s independent registered public accountant for 2022 (Proposal 2);
•FOR the advisory vote on executive compensation (Proposal 3); and
•FOR approval of the Kforce Inc. 2021 Stock Incentive Plan (Proposal 4);
Do I have appraisal rights if I dissent from voting on a matter at the Annual Meeting?
There are no statutory or contractual rights of appraisal or similar remedies available to those shareholders who dissent from any matter to be acted on at the Annual Meeting.
Who is entitled to vote?
Each share of Kforce common stock has one vote on each matter. Only shareholders of record as of the close of business on the Record Date (i.e.February 22, 2021) are entitled to vote at the Annual Meeting. As of the Record Date, 22,169,144 shares of common stock were outstanding.
How do I vote?
If your shares are registered directly in your name with Kforce’s transfer agent, Computershare Trust Company, N.A. (Computershare), then you are the shareholder of record with respect to those shares and you may vote your shares by any one of the following methods:
•Via the Internet. You may vote on the Internet at http://www.investorvote.com/KFRC. Please see your proxy card for more information and voting deadlines.
•By Phone. You may call (toll free) 1-800- 652-VOTE (8683) and follow the recorded instructions. Please see your proxy card for voting deadlines.
•By Mail. Complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage paid envelope. Your proxy must be received by the Firm before commencement of the Annual Meeting.
•In person. You may vote your shares in person at the Annual Meeting upon presentation of valid photo identification and proof of stock ownership as of the Record Date.
If your shares are held through a bank, broker or other nominee then you are considered the “beneficial owner” of shares held in “street name” and your bank, broker or nominee is the shareholder of record, however, as the beneficial owner you have the right to direct your bank, broker or other nominee to vote your shares. If you hold your shares in street name then please refer to the instructions provided by your bank, broker or nominee when voting your shares. Please note, if you hold your shares in street name you must obtain a legal proxy in your name from your bank, broker or other nominee to vote in person at the Annual Meeting.
Can I change my vote?
You may change your vote at any time before the Annual Meeting by using the Internet or telephone methods described above, in which case only your latest submission will be counted. You may also change your vote by signing and returning a new proxy card with a later date, attending the Annual Meeting and voting in person, or sending written notice of revocation before the Annual Meeting to our Corporate Secretary at the Firm’s principal executive offices located at 1001 East Palm Avenue, Tampa, Florida 33605.
What is the quorum requirement for the Annual Meeting?
The presence at the meeting, in person or by proxy, of a majority of the shares entitled to vote will constitute a quorum. Broker non-votes (described below) and abstentions are counted for purposes of establishing a quorum but will not be counted for purposes of determining whether a proposal has been approved.
48 Kforce 2021 Proxy Statement

How are my shares voted if I submit a proxy but do not specify how I want to vote?
If you are the shareholder of record and you submit a valid proxy without specifying how you want to vote, then the person(s) designated as proxy holders will vote your shares as recommended by the Board on all matters presented in this Proxy Statement and at their discretion on all other matters properly presented. If you are the beneficial owner of shares held in street name and do not provide your bank, broker or nominee with specific voting instructions then the organization that holds your shares may generally vote in their discretion on routine matters, but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares in a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a broker non-vote.
Which proposals are considered routine or non-routine?
Ratification of Deloitte & Touche LLP as the Firm’s independent registered public accountant for 2022 (Proposal 2) is considered a routine matter under applicable rules and each of the other proposals are considered non-routine. Therefore, if your shares are held in street name by your broker or other nominee and you do not provide instructions on how to vote your shares then your broker or nominee will permitted to vote its shares only with regards to Proposal 2 and will not be permitted to vote on the other matters.
Assuming that a quorum is present at the Annual Meeting, what is the required vote for the proposals to pass?
Refer to the respective proposal for a description of the vote required for it to pass.
Who will count the vote?
A representative of Computershare, an independent tabulator, will count the vote and act as the inspector of elections.
Who is paying the costs of this proxy solicitation?
Kforce will pay the costs of soliciting these proxies on behalf of the Board. We have engaged Georgeson Inc. to assist in the solicitation of proxies and we anticipate that the costs associated with this engagement will be approximately $13,000 plus out-of-pocket expenses. We will also pay brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our shareholders and obtaining beneficial owners’ voting instructions. In addition to mailing proxy solicitation material, our directors and employees, without additional compensation, may solicit proxies in person, by phone or by electronic communication.
How can I find the results of the Annual Meeting?
Preliminary results will be announced at the Annual Meeting. Final results will be published in a Current Report on Form 8-K within four business days following the Annual Meeting.
SHAREHOLDER COMMUNICATIONS, PROPOSALS AND OTHER MATTERS
We are committed to engaging with our shareholders and taking their feedback into consideration. Our shareholders are invited to communicate with our directors, either individually or as a group, by writing to the attention of our Corporate Secretary at Kforce Inc., 1001 East Palm Avenue, Tampa, Florida 33605. Such communications will be delivered directly to Kforce’s Board.
All shareholder proposals to be considered for inclusion in next year’s proxy statement pursuant to Rule 14a-18 of the Securities Exchange Act of 1934, as amended, (the Exchange Act), must be submitted in writing to the Corporate Secretary at 1001 East Palm Avenue, Tampa, Florida 33605 no later than November 17, 2021. The Board will review any proposal from eligible shareholders that it receives by that date and will determine whether any such proposal will be included in our proxy materials for our Annual Meeting of Shareholders in 2022. The proxy solicited by the Board for the next Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at that meeting, unless we are provided with written notice of such proposal by January 31, 2022. Pursuant to the Firm’s Articles of Incorporation, proposals submitted other than pursuant to Rule 14(a)-8 or director nominations must be delivered to the Corporate Secretary no later than 60 days before the date of the meeting. The Nomination Committee will consider nominees for the Board that are proposed by our shareholders. The same identifying and evaluating procedures apply to all candidates for director nomination, including candidates submitted by shareholders. Any shareholder who wishes to recommend a prospective nominee for the Board for the Nomination Committee’s consideration may do so by giving the candidate’s name and qualifications in writing to the Firm’s Corporate Secretary at 1001 East Palm Avenue, Tampa, Florida 33605.
The material referred to in this proxy statement under the captions “Compensation Committee Report,” and “Audit Committee Report” shall not be deemed soliciting material or otherwise deemed filed, or subject to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933, as amended, or the Exchange Act.
Shareholders who share an address may receive only one copy of this proxy statement, and the accompanying Annual Report, unless we have received contrary instructions from a shareholder at that address. Shareholders sharing an address who would like to receive a separate copy of these materials now or in the future may do so by mailing a request to the Firm’s Corporate Secretary at 1001 East Palm Avenue, Tampa, Florida 33605 or by calling Kforce Investor Relations at (813) 552-5000.
49 Kforce 2021 Proxy Statement

APPENDIX A
KFORCE INC. 2021 STOCK INCENTIVE PLAN
1. Purposes of the Plan. The purposes of this Kforce Inc. 2021 Stock Incentive Plan are to attract and retain highly qualified individuals for and in positions of substantial responsibility, to provide additional incentive to our Employees and Consultants in contributing to the success and progress of the Firm, and to align participants’ interests directly to those of Kforce’s shareholders through increased stock ownership. Awards granted under the Plan may be Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Stock Awards, and Other Stock-Based Awards, any of which may be performance-based, as determined by the Committee.
2. Definitions. As used herein, the following definitions shall apply:
“Applicable Law” means the legal requirements relating to the administration of the Plan under applicable federal, state, local and foreign corporate, tax and securities laws, and the rules and requirements of any stock exchange or quotation system on which the Common Stock is listed or quoted, all as amended through the applicable date. The term “Applicable Law” includes laws and regulations that are not mandatory but compliance with which confers benefits on the Firm or Grantees (e.g., Code Sections 409A, and 422, and Exchange Act Rule 16b-3), where such compliance is intended under the Plan.
“Award” means an Option, Stock Appreciation Right, Stock Award, or Other Stock-Based Award granted under the Plan, any of which may be performance-based.
“Award Agreement” means the agreement, notice and/or terms or conditions by which an Award is evidenced, documented in such form (including by electronic communication) as may be approved by the Committee.
“Board” means the Board of Directors of the Firm.
“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Stock Appreciation Right.
“Cause” means the happening of any of the following:
◦the Grantee is convicted by a court of competent jurisdiction or enter a guilty plea or a plea of nolo contendere for any felony; or
◦the Grantee breaches any provisions of this Plan or his/her employment agreement and the breach results in material injury to the Firm or its acquiring or surviving entity; or
◦the Grantee engages in misconduct, a policy violation, dishonesty or fraud concerning the Firm or its acquiring or surviving entity’s business or affairs and this misconduct, policy violation, dishonesty or fraud results in material injury to the Firm or its acquiring or surviving entity.
“Change in Control” means the happening of any of the following, unless otherwise provided in an Award Agreement:
(i)the acquisition by any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act (a “Person”) of beneficial ownership of fifty percent (50%) or more of the combined voting power of the then-outstanding voting securities of the Firm that may be cast for the election of directors; provided, however, that for purposes of this clause (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Firm or one of its affiliates, (B) any acquisition by the Firm or one of its affiliates, (C) any acquisition by any executive benefit plan (or related trust) sponsored or maintained by the Firm or one of its affiliates, (D) any acquisition by any corporation pursuant to a transaction that complies with clauses (A), (B) and (C) of clause (iii) of this section, or (E) any acquisition by David L. Dunkel or his family members; or
(ii)individuals who, as of the date of this Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of this Plan whose election, or nomination for election by shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or
50 Kforce 2021 Proxy Statement

(iii)consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Firm (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the Persons who were the beneficial owners, respectively, of the Firm’s outstanding Common Stock and outstanding voting securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Firm or all or substantially all of the Firm’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Firm’s Common Stock and voting securities, as the case may be, (B) no person (excluding any corporation resulting from such Business Combination or any Executive benefit plan (or related trust) of the Firm or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, twenty-five percent or more of, respectively, the then outstanding shares of Common Stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(iv)approval by shareholders of a complete liquidation or dissolution of the Firm.
“Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation include regulations, proposed regulations and applicable guidance thereunder.
“Committee” means the Compensation Committee of the Board.
“Common Stock” means the Common Stock, $0.01 par value, of the Firm.
“Consultant” means any person, including an advisor, engaged by the Firm or a Parent or Subsidiary to render services and who is compensated for such services, including without limitation non-Employee Directors who are compensated by the Firm for their services as non-Employee Directors. In addition, as used herein, “consulting relationship” shall be deemed to include service by a non-Employee Director as such.
“Continuous Status as an Employee or Consultant” means that the employment or consulting relationship is not interrupted or terminated by the Firm, any Parent or Subsidiary. Continuous Status as an Employee or Consultant shall not be considered interrupted in the case of (i) any leave of absence approved in writing by the Board, an Officer, or a person designated in writing by the Board or an Officer as authorized to approve a leave of absence, including sick leave, military leave, or any other personal leave; provided, however, that for purposes of Incentive Stock Options, any such leave may not exceed 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract (including certain Firm policies) or statute, or (ii) transfers between locations of the Firm or between the Firm, a Parent, a Subsidiary or successor of the Firm; or (iii) a change in the status of the Grantee from Employee to Consultant or from Consultant to Employee (subject to Section 21 and other applicable requirements of Code Section 409A).
“Covered Stock” means the Common Stock subject to an Award.
“Date of Grant” means the date on which the Committee makes the determination granting the Award, or such other later date as is determined by the Committee on which the grant of the Award shall become effective, including the date of the satisfaction of one, or more than one, objective employment, performance, or other grant condition that the Committee requires to be timely satisfied before the grant of a Stock Award or Other Stock-Based Award will be effective. Notice of the determination shall be provided to each Grantee within a reasonable time after the Date of Grant.
“Date of Termination” means the date on which a Grantee’s Continuous Status as an Employee or Consultant terminates unless otherwise specified in an Award Agreement (subject to Section 21 and other applicable requirements of Code Section 409A).
“Director” means a member of the Board.
“Disability” means, unless otherwise provided in an Award Agreement, total and permanent disability as defined in Section 22(e)(3) of the Code.
“Dividend Equivalent” means a right to receive value equal to the amount of cash dividends and value of other distributions that would have been payable on Covered Stock during a period of time had such Covered Stock been issued to the Grantee during such period of time.
“Employee” means any person, including Officers and Directors, employed by the Firm or any Parent or Subsidiary of the Firm. Neither service as a Director nor payment of a director’s fee by the Firm shall be sufficient to constitute “employment” by the Firm.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
51 Kforce 2021 Proxy Statement

“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
(i)If the Common Stock is listed on any established stock exchange or a national market system, including, but without limitation to, the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation (“Nasdaq”) System, the Fair Market Value of a Share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in Common Stock) on the day of determination.
(ii)If the Common Stock is quoted on the Nasdaq System (but not on the National Market System thereof) or is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;
(iii)In the absence of an established market for the Common Stock, the Fair Market Value shall be determined by the Committee on a reasonable basis using a method that complies with Code Section 409A.
“Firm” means Kforce Inc., a Florida corporation.
“Grantee” means an individual who has been granted an Award.
“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
“Named Executive Officer” or “NEO” means, as of any date of determination, a “named executive officer” (as such term is defined under Item 402(a)(3) of Regulation S-K) of the Firm listed in the Firm’s most recently filed proxy statement for its annual meeting of shareholders.
“Nonqualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.
“Officer” means a person who is an officer of the Firm within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
“Option” means a stock option granted under the Plan, which may be an Incentive Stock Option or a Nonqualified Stock Option.
“Other Stock-Based Award” means an Award granted under Section 9 of the Plan.
“Parent” means a corporation, whether now or hereafter existing, in an unbroken chain of corporations ending with the Firm if each of the corporations other than the Firm holds at least 50 percent of the voting shares of one of the other corporations in such chain.
“Performance-Based Award” means an Award with respect to which the amount, awarding, vesting, or settlement is contingent on the achievement of specific Performance Goals during a Performance Period, determined using one or more specific Performance Measures, all as specified in the related Award Agreement. Performance-Based Awards may be granted in the form of Stock Options, SARs, Restricted Stock, Restricted Stock Units, and/or Other Stock-Based Awards.
“Performance Goal(s)” mean, with respect to a Performance-Based Award, one or more targets, goals or levels of attainment selected by the Committee and required to be achieved in terms of the specified Performance Measure during the specified Performance Period.
“Performance Measure” means, with respect to a Performance-Based Award, one or more of the criteria selected by the Committee for the purpose of establishing, and measuring attainment of, Performance Goals for a Performance Period in respect of such Award, as provided in the applicable Award Agreement. For purposes of clarity, the Committee may establish Performance Measures that are measured on an absolute or relative basis and are related to the performance of the Firm, a Subsidiary, the Grantee, the division, department, or function within the Company or Subsidiary in which the Grantee is employed, a region, a product-line, or any other manner that it determines appropriate in its discretion.
“Performance Period” means, with respect to a Performance-Based Award, the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select during which the attainment of one or more Performance Goals will be measured.
“Plan” means this Kforce Inc. 2021 Stock Incentive Plan.
“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.
“Share” means a share of the Common Stock, as adjusted in accordance with Section 12 of the Plan.
“Spread” means, in the case of a Stock Appreciation Right, the amount by which the Fair Market Value per Share on the date when the SAR is exercised exceeds the Base Price specified in the SAR.
“Stock Appreciation Right” or “SAR” has the meaning set forth in Section 7 of the Plan.
“Stock Award” means Restricted Stock or Restricted Stock Units granted to a Grantee under Section 8 of the Plan.
“Subsidiary” means a corporation, domestic or foreign, of which not less than 50 percent of the voting shares are held by the Firm or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Firm or a Subsidiary.
52 Kforce 2021 Proxy Statement

3. Stock Subject to the Plan. Subject to the provisions of Section 12 of the Plan, the aggregate number of Shares of Common Stock that may be subject to awards under this Plan (the “Share Reserve”) is (i) 1,300,000 Shares, plus (ii) any Shares of Common Stock that, as of the date this Plan is approved by the shareholders of the Firm, are reserved and available for grant and issuance under the Kforce Inc. 2020 Stock Incentive Plan (the “2020 SIP”), and are not issued or subject to outstanding grants under the 2020 SIP (respectively, the “2020 SIP Reserved Shares”). Upon the approval of this Plan by the shareholders of the Firm, no additional grants shall be made under the 2020 SIP. As of the date of the adoption of this Plan by the Board, the number of 2020 SIP Reserved Shares is 2,575,000 Shares. Therefore, as of the date of the adoption of this Plan by the Board, the Share Reserve is 3,875,000, subject to adjustment to reflect the grant, termination, cancellation, or forfeiture of outstanding awards under the 2020 SIP after the date of adoption of this Plan by the Board and prior to the approval of this Plan by the shareholders of the Firm. In no event shall the number of Shares issued upon the exercise of Incentive Stock Options exceed the Share Reserve. Each Option or SAR granted shall reduce the Share Reserve by one Share; and each full value share (Stock Award) shall reduce the Share Reserve by 2.72 Shares. Such shares of Common Stock may be authorized, but unissued, or reacquired shares of Common Stock. The Shares issued by the Firm under the Plan may be, at the Firm’s option, either (i) evidenced by a certificate registered in the name of the Grantee, or (ii) credited to a book-entry account for the benefit of the Grantee maintained by the Firm’s stock transfer agent or its designee.
If any portion of an Award granted under the Plan for any reason expires, is terminated, is canceled or is forfeited (including those forfeited as a result of not being earned pursuant to the Award’s performance criteria), then (i) with respect to Options and SARs, the Shares underlying such Award shall be restored to the Share Reserve on a one-for-one basis and shall become available for future Awards under the Plan (unless the Plan has terminated); and (B) with respect to each Award other than an Option or SAR, the Shares underlying such Award shall be restored to the Share Reserve at a rate of 2.72 Shares for each expired, terminated, canceled, or forfeited Share and shall become available for future Awards under the Plan (unless the Plan has terminated). If any portion of an outstanding award that was granted under the 2020 SIP or any other prior plan maintained by the Firm for any reason expires, is terminated, is canceled or is forfeited on or after the date on which the shareholders of the Firm approve this Plan, then (i) with respect to options and stock appreciation rights, the Shares underlying such award shall be added to the Share Reserve on a one-for-one basis and shall become available for future Awards under the Plan (unless the Plan has terminated); and (B) with respect to each award other than an option or stock appreciation right, the Shares underlying such award shall be added to the Share Reserve at a rate of 2.72 Shares for each expired, terminated, canceled, or forfeited Share and shall become available for future Awards under the Plan (unless the Plan has terminated). With respect to an Option and SAR, if the payment upon exercise of an Option or SAR is in the form of Shares, the Shares subject to the Option or SAR shall be counted against the Share Reserve as one Share for every Share subject to the Option or SAR, regardless of the number of Shares used to settle the Option or SAR upon exercise. In the event that (i) any Option or SAR granted under the Plan or any other plan maintained by the Firm is exercised through the tendering of Shares by the Grantee or by the withholding of Shares by the Firm, or (ii) withholding tax liabilities arising from any Option or SAR or Stock Award of any other Awards are satisfied by the tendering of Shares by the Grantee or by the withholding of Shares by the Firm, or (iii) Shares are repurchased by the Firm using Option exercise proceeds, then the Shares so tendered or withheld or repurchased will not again be available for issuance under the Plan.

4. Administration of the Plan.
(a)Procedure.
(i)Administration by Committee. The Plan shall be administered by the Committee.
(ii)Rule 16b-3. To the extent the Committee considers it desirable for transactions relating to Awards to be eligible to qualify for an exemption under Rule 16b-3, the transactions contemplated under the Plan shall be structured to satisfy the requirements for exemption under Rule 16b-3.
(b)Powers of the Committee. Subject to the provisions of the Plan, and subject to the specific duties delegated by the Board to the Committee, the Committee shall have the authority, in its discretion:
(i)to determine the Fair Market Value of the Common Stock;
(ii)to select the Employees and Consultants to whom Awards will be granted under the Plan;
(iii)to determine whether, when, to what extent and in what types and amounts Awards are granted under the Plan;
(iv)to determine the number of shares of Common Stock to be covered by each Award granted under the Plan;
(v)to determine the forms of Award Agreements, which need not be the same for each grant or for each Grantee, and which may be delivered electronically, for use under the Plan;
(vi)to determine the terms and conditions, not inconsistent with the terms of the Plan (including the minimum vesting provision in Sections 5(c) of the Plan and the holding requirements applicable to certain Options and SARs in Section 6(f)(ii) and 7(e) of the Plan), of any Award granted under the Plan. Such terms and conditions, which need not be the same for each Award or for each Grantee, include, but are not limited to, the exercise price, the time or times when Options and SARs may be exercised (which may be based on performance criteria), the extent to which vesting is suspended during a leave of absence, any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the shares of Common Stock relating thereto, based in each case on such factors as the Committee shall determine;
(vii)to construe and interpret the terms of the Plan and Awards;
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(viii)to prescribe, amend and rescind rules and regulations relating to the Plan, including, without limiting the generality of the foregoing, rules and regulations relating to the operation and administration of the Plan to accommodate the specific requirements of local and foreign laws and procedures;
(ix)to modify or amend each Award (subject to Section 14 of the Plan). However, the Administrator’s authority to modify or amend an Award is expressly limited in accordance with Nasdaq Listing Rule 5635(c). Therefore, any modification or amendment of an Option or SAR that would be treated as a “repricing” under Nasdaq Listing Rule 5635(c) shall not be effective without the approval of the shareholders of the Firm. For purposes of this Section 4(b)(ix) of the Plan, “repricing” means any of the following or any other action that has the same effect:
(a)lowering the exercise price of an Option or SAR after it is granted;
(b)any other action that is treated as a repricing under generally accepted accounting principles; or
(c)canceling an Option or SAR at a time when its exercise price exceeds the Fair Market Value of the underlying Shares, in exchange for another Award or cash, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off, or other similar corporate transaction;
(x)to authorize any person to execute on behalf of the Firm any instrument required to effect the grant of an Award previously granted by the Committee;
(xi)to determine the terms and restrictions applicable to Awards;
(xii)to make such adjustments or modifications to Awards granted to Grantees who are Employees of foreign Subsidiaries as are advisable to fulfill the purposes of the Plan or to comply with Applicable Law;
(xiii)to delegate its duties and responsibilities under the Plan with respect to sub-plans applicable to foreign Subsidiaries, except its duties and responsibilities with respect to Employees who are also Officers or Directors subject to Section 16(b) of the Exchange Act;
(xiv)to correct any defect or supply any omission, or reconcile any inconsistency in the Plan, or in any Award Agreement, in the manner and to the extent it shall deem necessary or expedient to make the Plan fully effective;
(xv)to provide any notice, agreement or other communication required or permitted by the Plan in either written or electronic form;
(xvi)subject to the minimum vesting provision in Sections 5(c) of the Plan, to determine the vesting period during which each Award shall be subject to a risk of forfeiture upon a voluntary termination of employment or service, or termination in other specified circumstances, and the terms upon which such risk will end (i.e., “vesting” will occur), at a stated date or dates or on an accelerated basis in specified circumstances; and
(xvii)to make all other determinations deemed necessary or advisable for administering the Plan.
(d)Effect of Administrator’s Decision. The Committee’s decisions, determinations and interpretations shall be final and binding on all Grantees and any other holders of Awards.
5. Eligibility and General Conditions of Awards.
(a)Eligibility. Awards other than Incentive Stock Options may be granted to Employees and Consultants. Incentive Stock Options may be granted only to Employees. If otherwise eligible, an Employee or Consultant who has been granted an Award may be granted additional Awards. Modifications to outstanding Awards may be made without regard to whether the Grantee is then currently eligible for a new Award.
(b)Maximum Term; Deferral. Subject to the following provision, the term during which an Award may be outstanding shall not extend more than ten years after the Date of Grant and shall be subject to earlier termination as specified elsewhere in the Plan or Award Agreement. The Committee may permit or require a Grantee to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due by virtue of the grant of or the lapse or waiver of restrictions with respect to Awards other than Options and SARs. If any such deferral is required or permitted, the Committee shall establish such rules and procedures for such deferral, including rules and procedures implemented pursuant to Section 21 of the Plan for compliance with Code Section 409A. Any deferral of a cash payment or of the delivery of Shares that is permitted or required by the Committee may, if so permitted or required by the Committee, extend more than ten years after the Date of Grant of the Award to which the deferral relates.
(c)Minimum Vesting. Except with respect to a maximum of five percent of the Share Reserve, as may be adjusted pursuant to Section 12 of the Plan, and except for the death or Disability of the grantee, or a change in control, no Award shall provide for vesting that is any more rapid than vesting on the one year anniversary of the date of grant or, with respect to a performance-based award, a performance period that is less than twelve months. Treatment of Awards in cases of death, Disability, and Change in Control may be specifically addressed in the Plan or an individual Award Agreement or an employment agreement with the grantee.
(d)Award Agreement. To the extent not set forth in the Plan, the terms and conditions of each Award, which need not be the same for each Award or for each Grantee, shall be set forth in an Award Agreement. The Committee, in its discretion, may require as a condition to any Award Agreement’s effectiveness that the Award Agreement be executed by the Grantee,
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including by electronic signature or other electronic indication of acceptance, and that the Grantee agree to such further terms and conditions as specified in the Award Agreement.
(e)Maximum Awards to Non-Employee Directors. Notwithstanding any provision to the contrary in the Plan, the following limitations shall apply to Awards granted to non-Employee Directors under the Plan: (i) the maximum number of Shares subject to Options and SARs granted under the Plan to any non-Employee Director during any calendar year shall not exceed $220,000 in total value (the “Non-Employee Director Option/SAR Limit”), and (ii) the maximum number of Shares subject to Stock Awards and Other Stock-Based Awards granted under the Plan to any non-Employee Director during any calendar year shall not exceed $250,000 in total value, excluding for this purpose the value of any dividends or Dividend Equivalents paid pursuant to any Stock Awards and Other Stock-Based Awards granted in a previous year (the “Non-Employee Director Full Value Award Limit”). For purposes of the Non-Employee Director Option/SAR Limit and the Non-Employee Director Full Value Award Limit, the value of any Award shall be its Date of Grant fair value for the Firm’s financial reporting purposes.
(f)Termination of Employment or Consulting Relationship. In the event that a Grantee’s Continuous Status as an Employee or Consultant terminates (other than upon the Grantee’s death or Disability), then, unless otherwise provided by the Committee in the Award Agreement or an employment agreement with the Grantee, and subject to Section 12 of the Plan:
(i)Subject to Section 5(f)(ii) below, the Grantee may exercise his or her unexercised Option or SAR within 30 days of the Date of Termination and only to the extent that the Grantee was entitled to exercise it at the Date of Termination (but in no event later than the expiration of the term of such Option or SAR as set forth in the Award Agreement). If, at the Date of Termination, the Grantee is not entitled to exercise his or her entire Option or SAR, the Shares covered by the unexercisable portion of the Option or SAR shall revert to the Plan and increase the Share Reserve. If, after the Date of Termination, the Grantee does not exercise his or her Option or SAR within 30 days, the Option or SAR shall terminate, and the Shares covered by such Option or SAR shall revert to the Plan and increase the Share Reserve. If a Grantee exercises his or her unexercised Option or SAR subsequent to the Date of Termination, the Grantee is not permitted to utilize Shares to cover the exercise cost of the Option or SAR or to cover their minimum payroll tax withholding obligations;
(ii)in the event that a Grantee’s Continuous Status as an Employee or Consultant terminates for Cause, all of his or her unexercised Options or SARs shall terminate immediately upon the Date of Termination and the Shares covered by such Option or SAR shall revert to the Plan and increase the Share Reserve;
(iii)the Grantee’s Stock Awards and Other Stock-Based Awards, to the extent forfeitable immediately before the Date of Termination, shall thereupon automatically be forfeited;
(iv)the Grantee’s Stock Awards and Other Stock-Based Awards that were not forfeitable immediately before the Date of Termination shall promptly be settled in accordance with the terms of the applicable Award Agreement; and
(v)any Stock Awards and Other Stock-Based Awards subject to performance criteria with respect to which the Performance Period has not ended as of the Date of Termination shall terminate immediately upon the Date of Termination.
(g)Disability of Grantee. In the event that a Grantee’s Continuous Status as an Employee or Consultant terminates as a result of the Grantee’s Disability, then, unless otherwise provided by the Committee in the Award Agreement or an employment agreement with the Grantee:
(i)the Grantee may exercise his or her unexercised Option or SAR at any time within 90 days from the Date of Termination, but only to the extent that the Grantee was entitled to exercise the Option or SAR at the Date of Termination (but in no event later than the expiration of the term of the Option or SAR as set forth in the Award Agreement). If, at the Date of Termination, the Grantee is not entitled to exercise his or her entire Option or SAR, the Shares covered by the unexercisable portion of the Option or SAR shall revert to the Plan and increase the Share Reserve. If, after the Date of Termination, the Grantee does not exercise his or her Option or SAR within the time specified herein, the Option or SAR shall terminate, and the Shares covered by such Option or SAR shall revert to the Plan and increase the Share Reserve.
(ii)the Grantee’s Stock Awards and Other Stock-Based Awards, to the extent forfeitable immediately before the Date of Termination, shall thereupon automatically be forfeited;
(iii)the Grantee’s Stock Awards and Other Stock-Based Awards that were not forfeitable immediately before the Date of Termination shall promptly be settled in accordance with the terms of the applicable Award Agreement; and
(iv)any Stock Awards and Other Stock-Based Awards subject to performance criteria with respect to which the Performance Period has not ended as of the Date of Termination shall terminate immediately upon the Date of Termination.
(h)Death of Grantee. In the event of the death of a Grantee, then, unless otherwise provided by the Committee in the Award Agreement or an employment agreement with the Grantee,
(i)the Grantee’s unexercised Option or SAR may be exercised at any time within 90 days following the date of death (but in no event later than the expiration of the term of such Option or SAR as set forth in the Award Agreement), by the Grantee’s estate or by a person who acquired the right to exercise the Option or SAR by bequest or inheritance, but
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only to the extent that the Grantee was entitled to exercise the Option or SAR at the date of death. If, at the time of death, the Grantee was not entitled to exercise his or her entire Option or SAR, the Shares covered by the unexercisable portion of the Option or SAR shall immediately revert to the Plan and increase the Share Reserve. If, after death, the Grantee’s estate or a person who acquired the right to exercise the Option or SAR by bequest or inheritance does not exercise the Option or SAR within the time specified herein, the Option or SAR shall terminate, and the Shares covered by such Option or SAR shall revert to the Plan and increase the Share Reserve.
(ii)the Grantee’s Stock Awards and Other Stock-Based Awards, to the extent forfeitable immediately before the date of death, shall thereupon automatically be forfeited;
(iii)the Grantee’s Stock Awards and Other Stock-Based Awards that were not forfeitable immediately before the date of death shall promptly be settled in accordance with the terms of the applicable Award Agreement; and
(iv)any Stock Awards and Other Stock-Based Awards subject to performance criteria with respect to which the Performance Period has not ended as of the date of death shall terminate immediately upon the date of death.
(i)Nontransferability of Awards.
(i)Except as provided in Section 5(i)(iii) below, each Award, and each right under any Award, shall be exercisable only by the Grantee during the Grantee’s lifetime, or, if permissible under Applicable Law, by the Grantee’s guardian or legal representative.
(ii)Except as provided in Section 5(i)(iii) below, no Award (prior to the time, if applicable, Shares are issued in respect of such Award), and no right under any Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Grantee otherwise than by will or by the laws of descent and distribution (or in the case of Restricted Stock Awards, to the Firm) and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Firm or any Subsidiary; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
(iii)To the extent and in the manner permitted by Applicable Law, and to the extent and in the manner permitted by the Committee, and subject to such terms and conditions as may be prescribed by the Committee, a Grantee may transfer an Award to:
1.a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Grantee (including adoptive relationships);
2.any person sharing the employee’s household (other than a tenant or employee);
3.a trust in which persons described in (a) and (b) have more than 50 percent of the beneficial interest;
4.a foundation in which persons described in (a) or (b) or the Grantee control the management of assets; or
5.any other entity in which the persons described in (a) or (b) or the Grantee own more than 50 percent of the voting interests;
provided such transfer is not for value. The following shall not be considered transfers for value: a transfer under a domestic relations order in settlement of marital property rights, and a transfer to an entity in which more than 50 percent of the voting interests are owned by persons described in (a) above or the Grantee, in exchange for an interest in such entity.
6. Stock Options. Subject to the terms of the Plan, including without limitation the minimum vesting provision in Section 5(c) of the Plan, the Committee may grant Options to Employees or Consultants from time to time upon such terms and conditions as the Committee may determine in accordance with the following provisions:
(a)Limitations.
(i)Options granted under the Plan may be Incentive Stock Options, Nonqualified Stock Options, or a combination of the foregoing. Each Award shall specify whether (or the extent to which) the Option is an Incentive Stock Option or a Nonqualified Stock Option. Notwithstanding any such designation, to the extent that the aggregate Fair Market Value of the Shares as of the Date of Grant with respect to which Options designated as Incentive Stock Options are exercisable for the first time by the Grantee during any calendar year (under the Plan and any other employee stock option plan of the Firm or any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonqualified Stock Options.
(ii)No Employee shall be granted, in any calendar year, Options to purchase more than 500,000 Shares, and no Consultant (other than a non-Employee Director, who is subject to the Non-Employee Director Option/SAR Limit in Section 5(e) of the Plan) shall be granted, in any calendar year, Options to purchase more than 100,000 Shares. The limitation described in this Section 6(a)(ii) shall be adjusted proportionately in connection with any change in the Firm’s capitalization as described in Section 12 of the Plan. If an Option is canceled in the same calendar year in which it was granted (other than in connection with a transaction described in Section 12 of the Plan), the canceled Option will be counted against the limitation described in this Section 6(a)(ii).
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(b)Term of Option. The term of each Option shall be stated in the Award Agreement; provided, however, that the term shall be 10 years from the Date of Grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10 percent of the voting power of all classes of stock of the Firm or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the Date of Grant or such shorter term as may be provided in the Award Agreement.
(c)Option Exercise Price and Consideration.
(i)Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Committee and, except as otherwise provided in this Section 6(c)(i), shall be no less than 100 percent of the Fair Market Value per Share on the Date of Grant.
1.In the case of an Incentive Stock Option granted to an Employee who on the Date of Grant owns stock representing more than 10 percent of the voting power of all classes of stock of the Firm or any Parent or Subsidiary, the per Share exercise price shall be no less than 110 percent of the Fair Market Value per Share on the Date of Grant.
2.Any Option that is (1) granted to a Grantee in connection with the acquisition (“Acquisition”), however effected, by the Firm of another corporation or entity (“Acquired Entity”) or the assets thereof, (2) associated with an option to purchase shares of stock or other equity interest of the Acquired Entity or an affiliate thereof (“Acquired Entity Option”) held by such Grantee immediately prior to such Acquisition, and (3) intended to preserve for the Grantee the economic value of all or a portion of such Acquired Entity Option, may be granted with such exercise price as the Committee determines to be necessary to achieve such preservation of economic value.
(d)Waiting Period and Exercise Dates. At the time an Option is granted, the Committee shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised. An Option shall be exercisable only to the extent that it is vested according to the terms of the Award Agreement.
(e)Form of Consideration. The Committee shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Committee shall determine the acceptable form of consideration at the time of Award. The acceptable form of consideration may consist of any combination of cash, personal check, wire transfer or, subject to the approval of the Committee:
(i)net exercise, in which case the Firm will not require payment of the Option exercise price from the Grantee but will reduce the number of Shares issued upon the exercise by the number of whole Shares that has an aggregate Fair Market Value that is equal to the aggregate Option exercise price for the portion of the Option exercised;
(ii)pursuant to procedures approved by the Committee, (A) through the sale of the Shares acquired on exercise of the Option through a broker-dealer to whom the Grantee has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Firm the amount of sale or loan proceeds sufficient to pay the exercise price, together with, if requested by the Firm, the amount of federal, state, local or foreign withholding taxes payable by the Grantee by reason of such exercise, or (B) through simultaneous sale through a broker of Shares acquired upon exercise; or
(iii) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Law.
(f)Exercise of Option.
(i)Procedure for Exercise; Rights as a Shareholder.
1.Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Award Agreement.
2.An Option may not be exercised for a fraction of a Share.
3.An Option shall be deemed exercised when the Firm receives:
i.written or electronic notice of exercise (in accordance with the Award Agreement and any action taken by the Committee pursuant to Section 4.b. of the Plan) from the person entitled to exercise the Option, and
ii.full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Award Agreement and the Plan.
iii.Shares issued upon exercise of an Option shall be issued in the name of the Grantee or, if requested by the Grantee, in the name of the Grantee and his or her spouse (or other permitted transferee). Until the stock certificate evidencing such Shares is issued or delivery is otherwise effected by the Firm (as evidenced by the appropriate entry on the books of the Firm or of a duly authorized transfer agent of the Firm), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Firm shall issue (or cause to be issued) such stock certificate, or provide a commercially reasonable alternative means of delivery, promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the
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stock certificate is issued or delivery is otherwise effected by the Firm, except as provided in Section 12 of the Plan.
iv.Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.
(ii)Holding Requirement. As a condition to the grant of an Option to a Grantee who is a Named Executive Officer, the Grantee shall hold the Shares acquired upon exercise of the Option for a minimum period of one year following the date of exercise.
7. Stock Appreciation Rights. Subject to the terms of the Plan, including without limitation the minimum vesting provision in Section 5(c) of the Plan, the Committee may grant Stock Appreciation Rights to Employees or Consultants from time to time upon such terms and conditions as the Committee may determine in accordance with the following provisions. A SAR shall be exercisable only to the extent that it is vested according to the terms of the Award Agreement. A SAR is the right of the Grantee to receive from the Firm an amount in Shares equal to the Spread at the time of the exercise of such right. The term of each SAR shall be stated in the Award Agreement; provided, however, that the term shall be ten years from the Date of Grant or such shorter term as may be provided in the Award Agreement.
(a)Base Price. The Base Price shall be equal to or greater than the Fair Market Value on the Date of Grant.
(b)Exercise of SARs. SARs shall be exercised by the delivery of a written or electronic notice of exercise to the Firm (in accordance with the Award Agreement and any action taken by the Committee pursuant to Section 4(b) of the Plan or otherwise), setting forth the number of Shares with respect to which the SAR is to be exercised.
(c)Payment of SAR Benefit. Upon exercise of a SAR, the Grantee shall be entitled to receive payment in the form of Shares from the Firm in an amount determined by multiplying:
(i)the Spread; by
(ii)the number of Shares with respect to which the SAR is exercised; provided, that the Committee may provide in the Award Agreement that the benefit payable on exercise of a SAR shall not exceed such limit (which may be expressed as a percentage of the Fair Market Value of a Share on the Date of Grant or as a fixed value limit or otherwise) as the Committee shall specify. The payment upon exercise of a SAR shall be in Shares that have an aggregate Fair Market Value (as of the date of exercise of the SAR) equal to the amount of the payment.
Until the stock certificate evidencing such Shares is issued or delivery is otherwise effected by the Firm (as evidenced by the appropriate entry on the books of the Firm or of a duly authorized transfer agent of the Firm), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Covered Stock, notwithstanding the exercise of the SAR. The Firm shall issue (or cause to be issued) such stock certificate, or provide a commercially reasonable alternative means of delivery, promptly after the SAR is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued or delivery is otherwise effected by the Firm, except as provided in Section 12 of the Plan.
(d)No Employee shall be granted, in any calendar year, SARs with respect to more than 500,000 Shares, and no Consultant (other than a non-Employee Director, who is subject to the Non-Employee Director Option/SAR Limit in Section 5(e) of the Plan) shall be granted, in any calendar year, SARs to purchase more than 100,000 Shares. The limitation described in this Section 7(d) shall be adjusted proportionately in connection with any change in the Firm’s capitalization as described in Section 11 of the Plan. If a SAR is canceled in the same calendar year in which it was granted (other than in connection with a transaction described in Section 11 of the Plan), the canceled SAR will be counted against the limitation described in this Section 7(d).
(e)As a condition to the grant of a SAR to a Grantee who is a Named Executive Officer, the Grantee shall hold the Shares acquired upon exercise of the SAR for a minimum period of one year following the date of exercise.
8. Stock Awards.
(a)Administrator Action. Subject to the terms of the Plan, including without limitation the minimum vesting provision in Section 5(c) of the Plan, the Committee, acting in its discretion, may grant Stock Awards to any Employee or Consultant from time to time, in such amount and upon such terms and conditions as shall be determined by the Committee. A Stock Award may be made in Shares or denominated in units representing rights to receive Shares. No Stock Award relating to more than 500,000 Shares may be granted to an Employee in any calendar year, and no Stock Award relating to more than 100,000 Shares may be granted to any Consultant (other than a non-Employee Director, who is subject to the Non-Employee Director Full Value Award Limit in Section 5(e) of the Plan) in any calendar year. Each Stock Award shall be evidenced by an Award Agreement, and each Award Agreement shall set forth the conditions, if any, that will need to be timely satisfied before the Stock Award will be effective, vested and settled, and the conditions, if any, under which the Grantee’s interest in the related Shares or units will be forfeited. Any such conditions for effectiveness or nonforfeitability may be based upon the passage of time and continued service by the Grantee, or the achievement of specified performance objectives, or both time-based and performance-based conditions. The Committee, acting in its discretion, may make the grant of a Stock Award to a Grantee subject to the satisfaction of one, or more than one, objective employment, performance, or other grant condition that the Committee deems appropriate under the circumstances for
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Employees or Consultants generally or for a Grantee in particular, and the related Award Agreement shall set forth each such condition and the deadline for satisfying each such grant condition. Either as an alternative to or in addition to a condition on the effectiveness of the grant of a Stock Award, the Committee may make a Stock Award (if, when, and to the extent that the grant of the Stock Award becomes effective) subject to one, or more than one, objective employment, performance, or other forfeiture condition that the Committee acting in its discretion deems appropriate under the circumstances for Employees or Consultants generally or for a Grantee in particular, and the related Award Agreement shall set forth each such condition and the deadline for satisfying each such forfeiture condition. A Grantee’s nonforfeitable interest in the Shares related to a grant of a Stock Award shall depend on the extent to which each such condition is timely satisfied.
(b)Types of Stock Awards. A Stock Award made in Shares that are subject to forfeiture conditions and/or other restrictions may be designated as an Award of “Restricted Stock.” A Stock Award denominated in units that are subject to forfeiture conditions and/or other restrictions may be designated as an Award of “Restricted Stock Units” or “RSUs.” For the avoidance of doubt, the Committee is authorized to grant Shares as a bonus, or to grant Shares or other Awards in lieu of obligations of the Firm or a Subsidiary to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee.
(c)Dividend Rights.
(i)Restricted Stock Award. Each Restricted Stock Award Agreement shall state whether the Grantee shall have a right to receive any cash dividends that are paid with respect to his or her Restricted Stock after the date his or her Restricted Stock Award has become effective and before the first day that the Grantee’s interest in such stock is forfeited completely or becomes completely vested and nonforfeitable. The Grantee shall not receive any payment of any dividends that are paid with respect to a Share of Restricted Stock unless and not earlier than such time as the Share becomes vested and nonforfeitable, and the Award Agreement shall (subject to Section 21 and other applicable requirements of Code Section 409A) set forth the conditions, if any, under which the Grantee will be eligible to receive payment(s) in the future of the cumulative cash dividends (without interest) payable on the Shares that become vested and nonforfeitable for the period beginning on the effective date of the Award and ending on the vesting date of the Award. If an Award Agreement calls for any such payments to be made, the Firm shall make such payments from the Firm’s general assets, and the Grantee shall be no more than a general and unsecured creditor of the Firm with respect to such payments. If a stock dividend is declared on such a Share after the Award is effective but before the Grantee’s interest in such Stock has been forfeited or has become nonforfeitable, such stock dividend shall be treated as part of the Award of the related Restricted Stock, and a Grantee’s interest in such stock dividend shall be forfeited or shall become vested and nonforfeitable at the same time as the Share with respect to which the stock dividend was paid is forfeited or becomes vested and nonforfeitable. If a dividend is paid other than in cash or stock, the disposition of such dividend shall be made in accordance with such rules as the Committee shall adopt with respect to each such dividend, which shall include a provision that the Grantee shall not receive any payment of any such dividends unless and not earlier than such time as the applicable Share becomes vested and nonforfeitable. For the avoidance of doubt, notwithstanding any provision of an Award Agreement or the absence of any Award Agreement provision relating to dividends, (a) no dividend or distribution declared with respect to a Share of Restricted Stock shall be paid to a Grantee unless and until the Share becomes vested and nonforfeitable, (b) a Grantee shall not have a vested and nonforfeitable right to any dividend or distribution declared with respect to a Share of Restricted Stock unless and until the Share becomes vested and nonforfeitable, and (c) a Grantee’s right to any dividend or distribution declared with respect to a Share of Restricted Stock shall be forfeited to the extent that the Grantee’s right to the Share is forfeited.
(ii)RSU Award. Unless otherwise determined by the Committee, a Grantee shall not have any rights as a shareholder with respect to Shares underlying an Award of RSUs until such time, if any, as the underlying Shares are actually issued to the Grantee. The Committee may provide in an RSU Award Agreement for the payment of Dividend Equivalents to the Grantee at the time of vesting of the RSUs or other payout of the vested RSUs. The Award Agreement shall provide whether such Dividend Equivalents shall be paid in cash or converted into additional shares of Common Stock or RSUs by such formula and at such time and subject to such limitations as may be determined by the Committee. The Grantee shall not receive any payment of any Dividend Equivalent with respect to any RSU unless and not earlier than such time as the RSU becomes vested and nonforfeitable. The payment or crediting of Dividend Equivalents shall conform to the applicable requirements of Code Section 409A. For the avoidance of doubt, notwithstanding any provision of an Award Agreement or the absence of any Award Agreement provision relating to Dividend Equivalents, (a) no Dividend Equivalent with respect to any RSU shall be paid to a Grantee unless and until the RSU becomes vested and nonforfeitable, (b) a Grantee shall not have a vested and nonforfeitable right to any Dividend Equivalent with respect to an RSU unless and until the RSU becomes vested and nonforfeitable, and (c) a Grantee’s right to any Dividend Equivalent with respect to any RSU shall be forfeited to the extent that the Grantee’s right to the RSU is forfeited.
(d)Voting Rights. A Grantee shall have the right to vote the Shares related to his or her Restricted Stock grant after the Date of Grant but before his or her interest in such Shares has been forfeited or has become nonforfeitable. A Grantee shall not have the right to vote the Shares related to his or her RSU grant until such time, if any, as the Shares are actually issued to the Grantee.
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(e)Satisfaction of Forfeiture Conditions. A Share related to a Restricted Stock Award shall cease to be Restricted Stock at such time as a Grantee’s interest in such Share becomes nonforfeitable under the Plan, and the certificate representing such Share shall be reissued as soon as practicable thereafter without any further restrictions related to Section 8(c) or Section 8(d) and shall be transferred to the Grantee.
9. Other Stock-Based Awards. Subject to the terms of the Plan, including without limitation the minimum vesting provision in Section 5(c) of the Plan, the Committee may grant Other Stock-Based Awards to Employees or Consultants from time to time. Other Stock-Based Awards may be granted in such amounts, on such terms and conditions, including without limitation terms and conditions relating to dividend (including Dividend Equivalent) and voting rights, and for such consideration, including no consideration or such minimum consideration as may be required by Applicable Law, as the Committee determines in its discretion. The Grantee shall not receive any payment of any dividend or Dividend Equivalent with respect to the Award unless and not earlier than such time as the portion of the Award to which the dividend or Dividend Equivalent relates becomes vested and nonforfeitable, and the terms of the Award shall (subject to Section 21 and other applicable requirements of Code Section 409A) set forth the conditions, if any, under which the Grantee will be eligible to receive payment(s) of the dividend or Dividend Equivalent following the vesting of the applicable portion of the Award. If the terms of an Other Stock-Based Award calls for any such payments to be made, the Firm shall make such payments from the Firm’s general assets, and the Grantee shall be no more than a general and unsecured creditor of the Firm with respect to such payments. For the avoidance of doubt, notwithstanding any provision of an Award Agreement or the absence of any Award Agreement provision relating to dividends or Dividend Equivalents, (a) no dividend or Dividend Equivalent with respect to any Other Stock-Based Award shall be paid to a Grantee unless and until the portion of the Award to which the dividend or Dividend Equivalent relates becomes vested and nonforfeitable, (b) a Grantee shall not have a vested and nonforfeitable right to any dividend or Dividend Equivalent with respect to an Other Stock-Based Award unless and until the portion of the Award to which the dividend or Dividend Equivalent relates becomes vested and nonforfeitable, and (c) a Grantee’s right to any dividend or Dividend Equivalent with respect to any Other Stock-Based Award shall be forfeited to the extent that the Grantee’s right to the portion of the Award to which the dividend or Dividend Equivalent relates is forfeited. Without limitation, the terms and conditions applicable to an Other Stock-Based Award may include one, or more than one, objective time-based, performance-based, or other grant condition(s) that the Committee requires to be timely satisfied before the grant of the Other Stock-Based Award will be effective, and/or one, or more than one, objective time-based, performance-based, or other condition(s) that the Committee requires to be timely satisfied before the Other Stock-Based Award, or any portion or component of the Other Stock-Based Award, will be vested and nonforfeitable. Other Stock-Based Awards may be denominated in cash, in Shares or other securities, in units representing the rights to receive Shares, in securities or debentures convertible into Shares, or in any combination of the foregoing, and may be paid in Shares or other securities, in cash, or in a combination of Shares or other securities and cash, all as determined in the discretion of the Committee. No more than 500,000 Shares may be granted to an Employee in any calendar year under an Other Stock-Based Award that is denominated in Shares or units representing rights to receive Shares, and no more than 100,000 Shares may be granted to a Consultant (other than a non-Employee Director, who is subject to the Non-Employee Director Full Value Award Limit in Section 5(e) of the Plan) in any calendar year under an Other Stock-Based Award that is denominated in Shares or units representing rights to receive Shares. The maximum amount that a Grantee may earn by satisfaction of performance goals during any calendar year under Other Stock-Based Awards that are denominated in cash or any medium other than Shares or units representing rights to receive Shares is $7,500,000. For purposes of the limitation stated in the immediately preceding sentence, the calendar year in which the applicable performance goal(s) is satisfied is the calendar year in which the limitation applies, without regard to the duration of the Performance Period or any additional time-based vesting conditions or other terms or conditions relating to the payment of the Other Stock-Based Award.
10. Performance-Based Awards.
(a)In General. The Committee may grant Options, Stock Appreciation Rights, Stock Awards, and Other Stock-Based Awards that are Performance-Based Awards. On the Date of Grant of each Performance-Based Award, the Committee shall establish the Performance Period, the Performance Measure(s), and the Performance Goal(s) in respect of such Performance-Based Awards. Each Performance-Based Award shall provide that, in order for the Award to be granted or earned or for the Grantee to receive all or a portion of the Shares or cash subject to such Performance-Based Award, one or more specific Performance Goals must be attained over a designated Performance Period, with attainment of the Performance Goal(s) determined using specific Performance Measure(s). The Performance Goal(s), Performance Measure(s) and Performance Period shall be established by the Committee in its discretion.
(b)Performance Goals. If a Stock Award or Other Stock-Based Award is subject to this Section 10, then the effectiveness of the grant of the Award, or the vesting and nonforfeitability of the Award, or both the effectiveness of the grant of the Award and the vesting and nonforfeitability of the Award shall be subject to satisfaction of one, or more than one, objective Performance Goals. The Committee shall, for the Performance Period applicable to the Award, establish the Performance Goal(s) based on the Performance Measure(s) selected by the Committee to apply to each Award and a formula or matrix prescribing the extent to which such Award shall be earned based upon the level of achievement of such Performance Goal(s). The Committee may establish different Performance Goals for different Grantees and different Awards. The Performance Goal(s) with respect to such Performance Measure(s) may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The performance goals may be established in terms of Firm-wide objectives, objectives that are related to the performance of the individual Grantee or the Subsidiary, division, department, or function within the Firm or Subsidiary in
60 Kforce 2021 Proxy Statement

which the Grantee is employed, or any other manner that the Committee determines appropriate in its discretion. Performance goals need not be based on audited financial results.
(c)Adjustments and Procedure.  The Committee shall retain discretion to decrease the amount of the Award at any time through the date at which the Committee certifies the attainment of the Performance Goal(s), generally referred to as “negative discretion.” The Committee may determine performance before payment of bonuses, capital charges, non-recurring income or expense, items of an unusual nature or of a type that indicates infrequency of occurrence, or other financial and general and administrative expenses for the Performance Period, and may measure the attainment of the Performance Goal by appropriately adjusting the evaluation of performance to exclude the effect of any changes in accounting principles affecting the Firm’s or a business unit’s reported results. The Committee may provide in the applicable Award Agreement additional rules and procedures relating to the Committee’s ability to adjust aspects of a Performance-Based Award, the Committee’s ability to increase or decrease the amount of compensation provided by a Performance-Based Award, and the Committee’s certification or other determination of the extent to which Performance Goals have or have not been attained.
11. Tax Withholding. The Firm shall deduct from all cash distributions under the Plan any taxes required to be withheld by federal, state, local or foreign government. Whenever the Firm proposes or is required to issue or transfer Shares under the Plan, the Firm shall have the right to require the recipient to remit to the Firm an amount sufficient to satisfy any federal, state, local and foreign withholding tax requirements prior to the delivery of shares. A Grantee may pay the withholding tax in cash, or a Grantee may elect to have the number of Shares he is to receive reduced by the appropriate number of whole Shares that, when multiplied by the Fair Market Value of the Shares determined as of the Tax Date (defined below), is sufficient to satisfy up to the maximum applicable federal, state, local, and foreign tax withholding obligation arising from exercise, vesting, or payment of an Award as may be permitted under applicable accounting standards that would not result in the Award otherwise classified as an “equity” award under FASB Accounting Standards Codification Topic 718 (“ASC Topic 718”) to be classified as a “liability” award under ASC Topic 718 as a result of the withholding of Shares with a Fair Market Value in excess of the minimum statutory tax withholding obligation (a “Withholding Election”). A Grantee may make a Withholding Election only if the Withholding Election is made on or prior to the date on which the amount of tax required to be withheld is determined (the “Tax Date”) by executing and delivering to the Firm a properly completed notice of Withholding Election as prescribed by the Committee. The Committee may in its discretion disapprove and give no effect to the Withholding Election.
12. Adjustments Upon Changes in Capitalization or Change of Control.
(a)Changes in Capitalization. Subject to any required action by the shareholders of the Firm, the number of Covered Stock, and the number of Shares of Common Stock that have been authorized for issuance under the Plan but as to which no Awards have yet been granted or that have been returned to the Plan upon cancellation or expiration of an Award, and the annual per-person limitations on Awards, as well as the price per share of Covered Stock and share-based performance conditions of Awards, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Firm; provided, however, that conversion of any convertible securities of the Firm shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Firm of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Covered Stock. No adjustment shall be made pursuant to this Section 12 in a manner that would cause Incentive Stock Options to violate Code Section 422(b) or cause an Award to be subject to adverse tax consequences under Code Section 409A.
(b)Change in Control. In the event of a Change in Control, then the following provisions shall apply:
(i)Vesting. The Board may, in the exercise of its discretion, accelerate the vesting and nonforfeitability of any Award that is outstanding on the date such Change in Control is determined to have occurred and that is not yet fully vested and nonforfeitable on such date.
(ii)Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Firm, to the extent that an Award is outstanding, it will terminate immediately prior to the consummation of such proposed action. The Board may, in the exercise of its discretion in such instances, declare that any Option or SAR shall terminate as of a date fixed by the Board and give each Grantee the right to exercise his or her Option or SAR as to all or any part of the Covered Stock, including Shares as to which the Option or SAR would not otherwise be exercisable.
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(iii)Merger or Asset Sale. Except as otherwise determined by the Board, in its discretion, prior to the occurrence of a merger of the Firm with or into another corporation, or the sale of substantially all of the assets of the Firm, in the event of such a merger or sale each outstanding Option or SAR shall be assumed or an equivalent option or right shall be substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation or a Parent or Subsidiary of the successor corporation does not agree to assume the Option or SAR or to substitute an equivalent option or right, the Board may, in the exercise of its discretion and in lieu of such assumption or substitution, provide for the Grantee to have the right to exercise the Option or SAR as to all or a portion of the Covered Stock, including Shares as to which it would not otherwise be exercisable. If the Board makes an Option or SAR exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Committee shall notify the Grantee that the Option or SAR shall be fully exercisable for a period of 30 days from the date of such notice, and the Option or SAR will terminate upon the expiration of such period. For the purposes of this paragraph, the Option or SAR shall be considered assumed if, following the merger or sale of assets and in a manner consistent with Code Sections 409A and 424, the option or right confers the right to purchase, for each Share of Covered Stock subject to the Option or SAR immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets was not solely common stock of the successor corporation or its Parent, the Board may, with the consent of the successor corporation and the participant, provide for the consideration to be received upon the exercise of the Option or SAR, for each Share subject to the Option or SAR, to be solely common stock of the successor corporation or its Parent equal in Fair Market Value to the per Share consideration received by holders of Common Stock in the merger or sale of assets.
(iv)Except as otherwise determined by the Board, in its discretion, prior to the occurrence of a Change in Control other than the dissolution or liquidation of the Firm, a merger of the Firm with or into another corporation, or the sale of substantially all of the assets of the Firm, in the event of such a Change in Control, all outstanding Options and SARs, to the extent they are exercisable and vested, shall be terminated in exchange for a cash payment equal to an amount that does not exceed the Fair Market Value (reduced by the exercise price applicable to such Options or SARs). These cash proceeds shall be paid to the Grantee or, in the event of death of a Grantee prior to payment, to the estate of the Grantee or to a person who acquired the right to exercise the Option or SAR by bequest or inheritance.
13. Term of Plan. The Plan shall become effective upon its approval by the shareholders of the Firm. Such shareholder approval shall be obtained in the manner and to the degree required under applicable federal and state law. The Plan shall continue in effect until April 22, 2031, unless terminated earlier under Section 14 of the Plan.
14. Amendment and Termination of the Plan.
(a)Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.
(b)Shareholder Approval. The Firm shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Rule 16b-3 or with Section 422 of the Code (or any successor rule or statute) or other Applicable Law. Such shareholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the Applicable Law. Without the approval of shareholders, no amendment or alteration of the Plan or any outstanding Option or SAR will have the effect of amendment or replacing such an Option or SAR in a transaction that constitutes a “repricing.” For this purpose, a repricing means: (1) amendment the terms of an Option or SAR after it is granted to lower its exercise price or Base Price; (2) any other action that is treated as a repricing under generally accepted accounting principles (“GAAP”); and (3) repurchasing for cash or canceling an Option or SAR at a time when its strike price is equal to or greater than the fair market value of the underlying Stock, in exchange or substitution for another Option, SAR, Stock Award, Other Stock-Based Award, other equity, or cash or other property. A cancellation and exchange or substitution described in clause (3) of the preceding sentence will be considered a repricing regardless of whether the Option, SAR, Stock Award, Other Stock-Based Award, other equity, or cash or other property is delivered simultaneously with the cancellation, regardless of whether it is treated as a repricing under GAAP, and regardless of whether it is voluntary on the part of the Grantee. Adjustments of Awards under Section 12 will not be deemed repricings, however. The Committee shall have no authority to amend, alter, or modify any Award term after the Award has been granted to the extent that the effect is to waive a term that otherwise at that time would be mandatory for a new Award of the same type under the Plan.
(c)Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Grantee, unless mutually agreed otherwise between the Grantee and the Committee, which agreement must be in writing and signed by the Grantee and the Firm.
15. Conditions Upon Issuance of Shares.
(a)Legal Compliance. Shares shall not be issued pursuant to an Award unless the exercise, if applicable, of such Award and the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, Applicable Law,
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and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted, and shall be further subject to the approval of counsel for the Firm with respect to such compliance.
(b)Investment Representations. As a condition to the exercise of an Award, the Firm may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Firm, such a representation is required.
16. Liability of Firm.
(a)Inability to Obtain Authority. The inability of the Firm to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Firm’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Firm of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
(b)Grants Exceeding Allotted Shares. If the Covered Stock covered by an Award exceeds, as of the date of grant, the number of Shares that may be issued under the Plan without additional shareholder approval, such Award shall be void with respect to such excess Covered Stock, unless shareholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 14 of the Plan.
17. Reservation of Shares. The Firm, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.
18. Rights of Employees and Consultants. Neither the Plan nor any Award shall confer upon a Grantee any right with respect to continuing the Grantee’s employment or consulting relationship with the Firm, nor shall they interfere in any way with the Grantee’s right or the Firm’s right to terminate such employment or consulting relationship at any time, with or without cause.
19. Sub-plans for Foreign Subsidiaries. The Board may adopt sub-plans applicable to particular foreign Subsidiaries. All Awards granted under such sub-plans shall be treated as grants under the Plan. The rules of such sub-plans may take precedence over other provisions of the Plan, with the exception of Section 3, but unless otherwise superseded by the terms of such sub-plan, the provisions of the Plan shall govern the operation of such sub-plan.
20. Construction. The Plan shall be construed under the laws of the State of Florida, to the extent not preempted by federal law, without reference to the principles of conflict of laws.
21. Certain Limitations on Awards to Ensure Compliance with Code Section 409A. For purposes of this Plan, references to an award term or event (including any authority or right of the Firm or a Grantee) being permitted under Code Section 409A mean, for a 409A Award (meaning an Award that constitutes a deferral of compensation under Code Section 409A and regulations thereunder), that the term or event will not cause the Grantee to be liable for payment of interest or a tax penalty under Code Section 409A and, for a Non-409A Award (meaning all Awards other than 409A Awards), that the term or event will not cause the Award to be treated as subject to Code Section 409A. Other provisions of the Plan notwithstanding, the terms of any 409A Award and any Non-409A Award, including any authority of the Firm and rights of the Grantee with respect to the Award, shall be limited to those terms permitted under Code Section 409A, and any terms not permitted under Code Section 409A shall be automatically modified and limited to the extent necessary to conform with Code Section 409A. For this purpose, other provisions of the Plan notwithstanding, the Firm shall have no authority to accelerate distributions relating to 409A Awards in excess of the authority permitted under Code Section 409A, and any distribution subject to Code Section 409A(a)(2)(A)(i) (separation from service) to a specified employee as defined under Code Section 409A(a)(2)(B)(i), shall not occur earlier than the earliest time permitted under Code Section 409A(a)(2)(B)(i). The Firm may adopt a specified employee policy that will apply to identify the specified employees for all deferred compensation plans subject to Code Section 409A; otherwise, specified employees will be identified using the default standards contained in the regulations under Code Section 409A.
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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼	IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

A	Proposals — The Board of Directors recommends a vote FOR all nominees listed and FOR Proposals 2, 3 and 4.

1.	Election of Directors:
		For	Withhold		For	Withhold		For	Withhold
	01 - David L. Dunkel (Class III)	☐	☐	02 - Mark F. Furlong (Class III)	☐	☐	03 - Catherine H. Cloudman (Class III)	☐	☐
	04 - Derrick D. Brooks (Class II)	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Ratify the appointment of Deloitte & Touche LLP as Kforce’s independent registered public accountants for 2021.	☐	☐	☐	3.	Advisory vote on Kforce’s executive compensation.	☐	☐	☐

4.	Approve the Kforce Inc. 2021 Stock Incentive Plan.	☐	☐	☐	5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments of the Annual Meeting.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
NOTE: Please date and sign exactly as your name appears on your shares. If signing for estates, trusts, partnerships, corporations or other entities, your title or capacity should be stated. If shares are held jointly, each holder should sign. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.
Date(mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼	IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 22, 2021
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints David M. Kelly and Michael R. Blackman, or either of them, each with full power of substitution and revocation, as the proxy or proxies of the undersigned, to represent the undersigned and vote all shares of the common stock of Kforce Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Kforce Inc., to be held at Kforce’s corporate headquarters located at 1001 East Palm Avenue, Tampa, Florida, 33605, on April 22, 2021 at 8:00 a.m. eastern time, and at any adjournments thereof, upon the matters set forth on the reverse side and more fully described in the Notice and Proxy Statement for the meeting and, in their discretion, upon all other matters that may properly come before the meeting or any adjournments of the meeting.
The Annual Meeting may be held as scheduled only if a majority of the shares entitled to vote are represented at the meeting in person or by proxy. Accordingly, please complete this proxy, and submit it promptly by mail (using the enclosed envelope), by telephone, or over the Internet.
The shares of Kforce Inc. common stock covered by this proxy will be voted in accordance with the choices made. When no choice is made, this proxy will be voted FOR all listed nominees for director, FOR the ratification of the appointment of Deloitte & Touche LLP to serve as Kforce’s independent registered public accountants for 2021, FOR the advisory approval of Kforce’s executive compensation, FOR the approval of the Kforce Inc. 2021 Stock Incentive Plan and as the proxyholders deem advisable on such other matters as may properly come before the meeting.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

C	Non-Voting Items
Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐